      As filed with the Securities and Exchange Commission on May 6, 2002

                                                     Registration No. 333-83352
================================================================================

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------


                                AMENDMENT NO. 3

                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               -----------------

                                 ALTIRIS, INC.
            (Exact name of Registrant as specified in its charter)

                               -----------------

           Delaware                         7372                   87-0616516
(State or other jurisdiction of (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification Number)

                                 Altiris, Inc.
                              588 West 400 South
                              Lindon, Utah 84042
                                (801) 805-2400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               -----------------

                            Gregory S. Butterfield
                     President and Chief Executive Officer
                                 Altiris, Inc.
                              588 West 400 South
                              Lindon, Utah 84042
                                (801) 805-2400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                  Copies to:
              Jeffrey D. Saper, Esq.           Alan F. Denenberg, Esq.
             Robert G. O'Connor, Esq.           Davis Polk & Wardwell
             Shawn J. Lindquist, Esq.            1600 El Camino Real
         Wilson Sonsini Goodrich & Rosati    Menlo Park, California 94025
             Professional Corporation               (650) 752-2000
       2795 E. Cottonwood Parkway, Suite 300
            Salt Lake City, Utah 84121
                  (801) 993-6400

                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                               -----------------

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 145 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

   Altiris hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Altiris shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   SUBJECT TO COMPLETION, DATED MAY 6, 2002



                               5,000,000 Shares



                                 [LOGO] ALTIRIS

                                 Altiris, Inc.

                                 Common Stock

                                 -------------


   Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $10.00 and $12.00 per share. We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "ATRS."



   The underwriters have an option to purchase a maximum of 750,000 additional shares from the selling stockholders to cover over-allotments of shares.


   Investing in our common stock involves risks. See "Risk Factors" on page 5.


                                                           Underwriting
                                                  Price to Discounts and  Proceeds
                                                   Public   Commissions  to Altiris
                                                  -------- ------------- ----------
Per Share........................................    $           $           $

Total............................................    $           $           $


   Delivery of the shares of common stock will be made on or about      , 2002.

   Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                                Deutsche Bank Securities

                                                                    UBS Warburg

                  The date of this prospectus is      , 2002.

                DESCRIPTION OF GRAPHICS FOR INSIDE FRONT COVER

   Below the top of the front inside cover, beginning near the front left hand corner of the page and extending across the top fifth of the page is the phrase "Complete IT Lifecycle Management." Beneath this phrase and occupying quadrants comprising the middle third of the page are four squares of equal size. The four squares are superimposed over a faint circular form with an arrow motif that traverses the inside third of each square. The square on the top left of the quadrant contains the caption "HELP DESK AND PROBLEM RESOLUTION MANAGEMENT." Below this caption are the phrases "Track Tickets," "Remote Control" and "Problem Diagnosis." The square on the top right of the quadrant contains the caption "DEPLOYMENT & MIGRATION MANAGEMENT." Below this caption are the phrases or words "System Migration," "PC Migration" and "Configuration." The square on the bottom left of the quadrant contains the caption "INVENTORY & ASSET MANAGEMENT." Below this caption are the phrases or words "Inventory," "Asset Tracking" and "Application Metering." The square on the bottom right of the quadrant contains the caption "SOFTWARE & OPERATIONS MANAGEMENT." Below this caption are the phrases or words "Monitor Software," "Software Delivery" and "Notification."

                                 -------------

                               TABLE OF CONTENTS




                                                                         Page
                                                                         ----
   PROSPECTUS SUMMARY...................................................   1
   RISK FACTORS.........................................................   5
   SPECIAL NOTE REGARDING FORWARD- LOOKING STATEMENTS...................  16
   USE OF PROCEEDS......................................................  17
   DIVIDEND POLICY......................................................  17
   CAPITALIZATION.......................................................  18
   DILUTION.............................................................  20
   SELECTED FINANCIAL DATA..............................................  21
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS..............................................  23
   BUSINESS.............................................................  40
   MANAGEMENT...........................................................  55
   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................  65


                                                                         Page
                                                                         ----
   PRINCIPAL AND SELLING STOCKHOLDERS...................................  66
   DESCRIPTION OF CAPITAL STOCK.........................................  68
   SHARES ELIGIBLE FOR FUTURE SALE......................................  71
   CERTAIN FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S.
     HOLDERS OF COMMON STOCK............................................  73
   UNDERWRITING.........................................................  76
   NOTICE TO CANADIAN RESIDENTS.........................................  79
   LEGAL MATTERS........................................................  80
   EXPERTS..............................................................  80
   WHERE TO FIND OTHER ALTIRIS DOCUMENTS................................  80
   INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
     STATEMENT.......................................................... P-1
   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS........................... F-1


                                 -------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


                     Dealer Prospectus Delivery Obligation


   Until     , 2002 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                              PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, particularly "Risk Factors" and our financial statements and related notes included elsewhere in this prospectus, before making an investment decision.

                                    Altiris

   Our comprehensive software and related services enable organizations to improve the management of their information technology, or IT, environments. Our products help IT managers deploy, migrate and restore software settings on multiple hardware devices, track performance and diagnostic metrics for hardware and software, inventory existing IT assets and facilitate problem resolution for hardware or software failures, which we believe are the critical aspects of IT lifecycle management. We believe that our products reduce the total cost of ownership of IT assets by improving reliability and availability in an easy to manage, cost-effective manner.


   Businesses face a number of challenges responding to changing competitive dynamics and market conditions in the current global business environment. To compete effectively, businesses increasingly rely on IT to expand market share, reduce costs, improve customer satisfaction and enhance productivity. As a result, the underlying IT infrastructure, consisting of multiple networks, operating systems, databases, applications and servers, has become more complex and the cost of systems management, downtime and lost productivity has increased. To address these challenges, businesses are deploying systems management software to mitigate the competitive and financial costs of poorly managed IT. International Data Corporation, or IDC, a provider of industry analysis and market data, estimates the market for systems and storage management software was $13.5 billion in 2001 and projects this market to increase to $23.9 billion in 2005. Our current products address the performance and availability, operations management and problem management segments of this market, which are estimated to grow from $7.8 billion in 2001 to $13.3 billion in 2005.


   We develop, market and support integrated and cost-effective Web-enabled software products that address businesses' needs to manage software and hardware in complex IT environments. Our broad set of fully integrated products are easy to use and scale to the needs of organizations of all sizes. Our products are used by businesses in a wide variety of industries and computing environments. We have licensed our products to more than 7,500 customers including Avaya, BP, British Broadcasting Corporation, DaimlerChrysler,
Eli Lilly, Hartford Financial Services and State Farm Mutual Auto Insurance. We reach these customers through multiple sales channels including our direct sales force, systems integrators, strategic partners, and value-added resellers, or VARs.

   Our objective is to be the leading provider of software and related services for managing the complete IT lifecycle. Key elements of our strategy include:

  . further develop and extend our leading IT lifecycle management products to support the evolving and mission-critical software and hardware needs of our customers;

  . extend our leadership in the dominant Windows market as corporations continue to migrate to Windows 2000 and XP;

  .  expand our relationships with industry leaders;

  . pursue strategic acquisitions to add product functionality, augment distribution channels and broaden our customer base;

  .  expand our worldwide presence; and

  .  further enhance customer satisfaction.

                            Additional Information

   We began operations in 1996 as the software division of KeyLabs Corporation. We were incorporated in Utah in August 1998 and reincorporated in Delaware in February 2002. Our principal executive offices are located at 588 West 400 South, Lindon, Utah 84042. Our telephone number at this location is (801) 805-2400. Our Internet address is http://www.altiris.com. The information contained on our Web site is not part of this prospectus.

   Unless otherwise indicated, all references to "Altiris" and "we" refer to Altiris, Inc. and its subsidiaries.

   Altiris, Bootworks, PC Transplant, RapiDeploy and RapidInstall are registered United States trademarks of Altiris. Carbon Copy is a registered United States trademark under perpetual license to Altiris and is a registered trademark of Altiris in some foreign countries. This prospectus also contains other trademarks of Altiris, as well as trademarks of other companies.

                                 The Offering



Common stock offered....................................... 5,000,000 shares

Common stock (voting and non-voting) to be outstanding
  after this offering...................................... 19,795,933 shares

Over-allotment option (to be offered by the selling
  stockholders)............................................ 750,000 shares

Use of proceeds............................................ For working capital and general corporate purposes, including expanding our sales efforts, research and
                                                            development, international operations and potentially
                                                            for the acquisition of complementary businesses,
                                                            products or technologies.

Proposed Nasdaq National Market symbol..................... ATRS



   The number of shares of our common stock that will be outstanding after completion of this offering is based on shares outstanding as of May 2, 2002 and includes:



  . 5,044,445 shares to be issued on the conversion of our outstanding shares of Series A and Series B preferred stock into common stock upon the completion of this offering;



  . 258,064 shares of Class B non-voting common stock to be issued on the conversion of our outstanding shares of Series C non-voting preferred stock upon the completion of this offering; and



  . 7,988 shares of our common stock issued subsequent to March 31, 2002 upon the exercise of options.




   The number of shares of our common stock that will be outstanding after completion of this offering excludes:


  . 3,347,788 shares issuable on exercise of outstanding options under our 1998 Stock Option Plan as of May 2, 2002, at a weighted average exercise price of $2.06 per share;



  . 681,825 shares issuable on exercise of outstanding options under our 2002 Stock Plan as of May 2, 2002, at a weighted average exercise price of $7.68 per share; and



  . 998,937 additional shares available for future issuance under our equity incentive plans as of May 2, 2002.


   Except as otherwise noted, we have presented the information in this prospectus based on the following assumptions:

  . no exercise of the underwriters' over-allotment option granted by the selling stockholders; and


  . the conversion of all outstanding shares of our Series A and Series B preferred stock into shares of common stock and the conversion of all outstanding shares of our Series C non-voting preferred stock into shares of Class B non-voting common stock upon the completion of this offering.

                            Summary Financial Data
                     (in thousands, except per share data)


                                                                                               Three Months Ended
                                                       Year Ended December 31,                      March 31,
                                         --------------------------------------------------  ----------------------
                                            1997        1998      1999     2000      2001       2001        2002
                                         ----------- ----------- -------  -------  --------  ----------- -----------
                                         (unaudited) (unaudited)                             (unaudited) (unaudited)
Statement of Operations Data:
Total revenue...........................   $  663      $ 1,862   $ 3,568  $10,030  $ 34,451    $ 6,444    $ 11,562
Loss from operations....................     (802)      (2,892)   (4,483)  (6,153)   (9,533)    (2,485)     (1,572)
Net loss................................     (772)      (2,957)   (4,887)  (6,543)  (10,211)    (2,571)     (1,824)
Dividend related to preferred shares....       --           --        --       --        --         --     (13,200)
Net loss attributable to common
 stockholders...........................     (772)      (2,957)   (4,887)  (6,543)  (10,211)    (2,571)    (15,024)
Basic and diluted net loss per common
 share..................................   $(0.10)     $ (0.40)  $ (0.66) $ (0.81) $  (1.14)   $ (0.30)   $  (1.63)
Shares used to compute basic and diluted
 net loss per common share..............    7,385        7,385     7,404    8,093     8,989      8,682       9,211




   The pro forma balance sheet data summarized below gives effect to:




  . the sale in May 2002 of 258,064 shares of our Series C preferred stock at $7.75 per share for net proceeds of $1.9 million; and



  . the conversion of all outstanding shares of our Series A and Series B preferred stock into common stock and the conversion of all outstanding shares of our Series C non-voting preferred stock into Class B non-voting common stock upon the completion of this offering.



   The pro forma as adjusted balance sheet data summarized below reflects the pro forma adjustments and the receipt of the net proceeds from the sale of the 5,000,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, after deducting the underwriting commissions and discounts and estimated offering expenses. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus.



                                                 As of March 31, 2002
                                          -----------------------------------
                                                                   Pro Forma
                                            Actual     Pro Forma  As Adjusted
                                          ----------- ----------- -----------
                                          (unaudited) (unaudited) (unaudited)
  Balance Sheet Data:
  Cash and cash equivalents..............   $20,719     $22,654     $71,975
  Working capital........................    12,679      14,614      63,935
  Total assets...........................    32,542      34,477      82,577
  Long-term portion of capital lease
    obligations..........................       817         817         817
  Total stockholders' equity.............    15,690      17,625      65,725

                                 RISK FACTORS

   An investment in our common stock involves a high degree of risk, the occurrence of the events underlying which could materially harm our business. You should consider carefully the risks and uncertainties described below, and all other information contained in this prospectus, before you decide whether to purchase our common stock. The trading price of our common stock could decline due to any of the risks and uncertainties facing our business, and you may lose part or all of your investment.

We have limited operating experience, are not currently profitable and may never achieve or maintain profitability. If we cannot achieve and maintain profitability, our stock price could decline.


   We were incorporated in August 1998 and are an early stage company. We have a limited operating history which makes it difficult to forecast our future operating results. You should consider and evaluate our prospects in light of the risks and uncertainty frequently encountered by early stage companies in rapidly evolving markets. Although our revenue has increased substantially in recent quarters, we have not been profitable in any quarter since inception, and we may not realize sufficient revenue to achieve profitability. As of March 31, 2002, we had an accumulated deficit of $25.3 million. We anticipate that our operating expenses will increase substantially in the foreseeable future as we continue to develop our technology, products and services, expand our distribution channels and increase our sales and marketing activities, including expanding our United States and international field sales forces. These efforts may prove more expensive than we currently anticipate and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. Any failure to increase our revenue as we implement initiatives to grow our business could prevent us from achieving profitability and, as a result, our stock price could decline. If we do achieve profitability in any period, we cannot be certain that we will be able to sustain or increase it on a quarterly or annual basis.


Our quarterly operating results are difficult to predict, and if we do not meet quarterly financial expectations, our stock price is likely to decline.

   Our quarterly revenue and operating results are difficult to predict and may fluctuate from quarter to quarter. It is possible that our operating results in some quarters will be below market expectations. If this happens, the market price of our common stock is likely to decline. As a result, we believe that quarter-to-quarter comparisons of our financial results are not necessarily meaningful, and you should not rely on them as an indication of our future performance. Fluctuations in our future quarterly operating results may be caused by many factors, including:

  .  changes in demand for our products;

  .  the size, timing and contractual terms of orders for our products;

  . any downturn in our customers and potential customers' businesses, the domestic economy or international economies where our customers and potential customers do business;

  .  the timing of product releases or upgrades by us or by our competitors; and

  . changes in the mix of revenue attributable to higher-margin software products as opposed to substantially lower-margin services.

   A majority of our software revenue in any quarter depends on orders booked and shipped in the last month, weeks or days of that quarter. Many of our customers are large businesses, and if an order from one of these large customers does not occur or is deferred, our revenue in that quarter could be substantially reduced, and we may be unable to proportionately reduce our operating expenses during a quarter in which this occurs.

   Our operating expenses are based on our expectations of future revenue and are relatively fixed in the short term. We plan to increase our operating expenses. If our revenue does not increase commensurate with those expenses, net income in a given quarter could be less than expected.

Most of our current products are dependent on Microsoft's technologies, and if Microsoft's technologies become incompatible with our products or lose market share, the demand for our products would suffer.

   Many of our current products are designed specifically for the Windows platform and designed to use standard Microsoft technologies, protocols and application programming interfaces. Although some of our products work on other platforms, such as UNIX, we believe that the integration between our products and Microsoft's products is one of our key competitive advantages. If Microsoft decides to expand its offerings that compete with our products, promote technologies and standards, protocols and application programming interfaces that are incompatible with our technology, or promote and support existing or future products launched by our competitors, the demand for our products would suffer. In addition, our business would be harmed if Microsoft loses market share for its Windows products. We expect our products to be dependent on the Windows market for the foreseeable future. If the market for Windows systems declines or develops more slowly than we anticipate, our ability to increase revenue could be limited. Although the market for Windows systems has grown rapidly, this growth may not continue at the same rate, or at all.

   We believe that our success has depended in large part, and will continue to depend for the foreseeable future, on our ability to continue as a complementary software provider for Microsoft's systems management server, or SMS, and operations manager products. Because we do not have any long-term arrangements with Microsoft, we cannot be certain that our relationship with Microsoft will continue or expand. Any deterioration of our relationship with Microsoft could harm our business and affect our ability to develop, market and sell our products.

If the market for IT lifecycle management software does not continue to develop as we anticipate, the demand for our products might be adversely affected.

   As their needs have become more complex, many companies have been addressing their IT lifecycle management needs for systems and applications internally and only recently have become aware of the benefits of third-party software products such as ours. Our future financial performance will depend in large part on the continued growth in the number of businesses adopting third-party IT lifecycle management software products and their deployment of these products on an enterprise-wide basis.

Any deterioration of our relationships with Compaq could adversely affect our ability to develop, market and sell our products and impair or eliminate a substantial revenue source.


   An important part of our operating results depends on our relationships with Compaq Computer Corporation, or Compaq. We have generated a substantial portion of our revenue as a result of our relationships with Compaq. Compaq accounted for approximately 24% of our revenue in 2001 and approximately 32% of our revenue in the first quarter of 2002. We have a license and distribution agreement with Compaq under which Compaq distributes our products to customers directly or through Compaq's distributors and resellers. We also have an agreement with Compaq to develop and market an integrated product combining our server deployment and provisioning technology with a new Compaq line of servers. If either of these agreements were terminated, our business would be harmed. Any deterioration in our relationships with Compaq could harm our business and adversely affect our ability to develop, market and sell our products. On September 3, 2001, Compaq and Hewlett-Packard Company, or HP, announced that they had entered into an agreement to merge Compaq into HP. This merger could disrupt our relationships with Compaq, which would harm our business. The loss of significant revenue from Compaq could negatively impact our results of operations. We expect that we will continue to be dependent on Compaq for a significant portion of our revenue in future periods.


We face strong competitors that have greater market share than we do and pre-existing relationships with our potential customers, and if we are unable to compete effectively, we might not be able to achieve sufficient market penetration to achieve or sustain profitability.

   The market for IT lifecycle management products and services is rapidly evolving and highly competitive, and we expect competition in this market to persist and intensify. We may not have the resources or expertise to compete successfully in the future. Many of our competitors have substantially greater financial, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. If our competitors maintain significant market share, we might not be able to achieve sufficient market penetration to grow our business, and our operating results could be harmed.

   We believe that there is likely to be consolidation in our markets, which could lead to increased price competition and other forms of competition. Established companies may not only develop their own systems management software, but may also acquire or establish cooperative relationships with our current competitors. In addition, we may face competition in the future from large established companies, as well as from emerging companies that have not previously entered the market for IT lifecycle management software or that currently do not have products that directly compete with our products. For example, Microsoft, which has a significantly larger installed base of customers and substantially greater financial, distribution, marketing and technical resources than we do, could decide to expand its existing products and offer new products that are competitive with ours. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully against current or future competitors, and this would impact our revenue adversely and cause our business to suffer.

   In addition, existing and potential competitors could elect to bundle their products with, or incorporate systems management software into, products developed by themselves or others. Developers of software products with which our products must be compatible to operate could change their products so that they will no longer be compatible with our products. If our competitors were to bundle their products in this manner or make their products non-compatible with ours, this could harm our ability to sell our products and could lead to price reductions for our products, which would likely reduce our profit margins.

If we do not expand our distribution channels, we will have to rely more heavily on our direct sales force to develop our business, which could limit our ability to increase revenue and grow our business.


   Our ability to sell our products into new markets and to increase our penetration into existing markets will be impaired if we fail to expand our distribution channels and sales force. Our direct sales force generated approximately 50% of our revenue in each of 1999, 2000 and 2001 and approximately 35% of our revenue in the first quarter of 2002. Our sales strategy requires that we establish multiple indirect marketing channels in the United States and internationally through original equipment manufacturers, or OEMs, VARs, systems integrators and distributors, and that we increase the number of customers licensing our products through these channels. Moreover, our channel partners must market our products effectively and be qualified to provide timely and cost-effective customer support and service, which requires us to provide proper training and technical support. If our channel partners do not effectively market and sell our products or choose to place greater emphasis on products offered by our competitors, our ability to grow our business and sell our products will be negatively affected.


   We are planning to expand our sales efforts worldwide and are investing, and plan to continue to invest, substantial resources toward this expansion. Despite these efforts, we may experience difficulty in recruiting and retaining qualified sales personnel. Because we rely heavily on our sales organizations, any failure to expand these organizations could limit our ability to sell our products.

If our existing customers do not purchase additional licenses or renew annual upgrade protection, our sources of revenue might be limited to new customers and our ability to grow our business might be impaired.


   Historically, we have derived, and expect to continue to derive, a significant portion of our total revenue from existing customers who purchase additional products and renew annual upgrade protection, or AUP. Sales to existing customers represented 30% of our revenue in 1999, 39% of our revenue in 2000, 53% of our revenue in 2001 and 58% of our revenue in the first quarter of 2002. If our customers do not purchase additional products or renew AUP, our ability to increase or maintain revenue levels could be limited. Most of our current customers initially license a limited number of our products for use in a division of their enterprises. We actively market to these customers to have them license additional products from us and increase their use of our products on an enterprise-wide basis. Our customers may not license additional products and may not expand their use of our products throughout their enterprises. In addition, as we deploy new versions of our products or introduce new products, our current customers may not require or desire the functionality of our new products and may not ultimately license these products.


   We also depend on our installed customer base for future revenue from AUP renewal fees. The terms of our standard license arrangements provide for a one-time license fee and a prepayment for one year of AUP. AUP is renewable annually at the option of our customers and there are no minimum payment obligations or obligations to license additional software.

Our product sales cycle for large enterprise-wide sales often lasts in excess of three months and is unpredictable, making it difficult to plan our expenses and forecast our results of operations for any given period.

   Increasingly, we are focusing more of our selling effort on large enterprises. The sales cycle for sales to large businesses is typically significantly longer than the sales cycle to small businesses. We have traditionally focused sales of our products to the workgroups and divisions of a customer, resulting in a sales cycle ranging between 30 and 90 days or even longer. If we do not correctly predict the timing of our sales, the amount of revenue we recognize in that quarter could be negatively impacted, which could negatively affect our operating results.

   In addition, the failure to complete sales, especially large, enterprise-wide sales, in a particular quarter or calendar year could significantly reduce revenue in that quarter, as well as in subsequent quarters over which revenue for the sale would likely be recognized. The sales cycle associated with the purchase of our products is subject to a number of significant risks over which we have little or no control, including:

  .  customers' budgetary constraints and internal acceptance procedures;

  . concerns about the introduction or announcement of our competitors' new products;

  .  announcements by Microsoft relating to Windows; and

  .  potential downturns in the IT market and in economic conditions generally.

Future acquisitions could require significant management attention and prove difficult to integrate with our business, which could distract our management, disrupt our business, dilute stockholder value and adversely affect our operating results.


   We recently acquired and integrated technologies from Compaq, Computing Edge and Tekworks. As part of our strategy, we intend to continue to make investments in complementary companies, products or technologies. If we fail to integrate successfully any future acquisitions, or the technologies associated with such acquisitions, into our company, the revenue and operating results of the combined company could decline. Any integration process will require significant time and resources, and we may not be able to manage the process successfully. If our customers are uncertain about our ability to operate on a combined basis, they could delay or cancel orders for our products. We may not be able successfully to evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. Acquisitions involve a number of difficulties and risks to our business, including the following:


  .  potential adverse effects on our operating results;

  . integration of acquired technologies with our existing products and technologies;

  . integration of management information systems, personnel, research and development and marketing, sales and support operations;

  .  potential loss of key employees from the acquired company; and

  .  diversion of management's attention from other business concerns.

Further, we may have to incur debt or issue equity securities to pay for any future acquisition, either of which could affect the market price of our common stock. The sale of additional equity or convertible debt could result in dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.

If we fail to manage effectively the recent, significant growth in our business, our infrastructure, management and resources might be strained and our ability to manage our business could be diminished.


   Our historical growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. We have grown from 26 employees at December 31, 1998, to 321 employees at March 31, 2002. We currently are implementing new financial and accounting systems in our foreign offices. We also need to expand our other infrastructure systems, including implementing additional management information systems, customer relationship and support systems, and improve our operating and administrative systems and controls. As part of this implementation, we need to train new employees and maintain close coordination among our executive, engineering, accounting, finance, marketing, sales, operations and customer support organizations. In addition, our growth has resulted, and any future growth will result, in increased responsibilities of management personnel. Managing this growth will require substantial resources that we may not have or otherwise be able to obtain.


If we experience delays in developing our products, our ability to deliver product releases in a timely manner and meet customer expectations will be impaired.

   We have experienced delays in developing new versions and updating releases in the past and may experience similar or more significant product delays in the future. To date, none of these delays has materially harmed our business. If we are unable, for technological or other reasons, to develop and introduce new and improved products or enhanced versions of our existing products in a timely manner, our business and operating results could be harmed. Difficulties in product development could delay or prevent the successful introduction, marketing and delivery of new or improved products to our customers, damage our reputation in the marketplace and limit our growth.

If we do not develop and maintain productive relationships with systems integrators, our ability to generate sales leads and increase our revenue sources will be limited.

   We expect to develop and rely on additional relationships with a number of computing and systems integration firms to enhance our sales, support, service and marketing efforts, particularly with respect to the implementation and support of our products, as well as to help generate sales leads and assist in the sales process. Many such firms have similar, and often more established, relationships with our competitors. These systems integrators may not be able to provide the level and quality of service required to meet the needs of our customers. If we are unable to develop and maintain effective relationships with systems integrators, or if they fail to meet the needs of our customers, our business could be harmed.

Errors in our products or product liability claims asserted against us could result in decreases in customers and revenue, unexpected expenses and loss of competitive market share.

   Because our software products are complex, they may contain errors or "bugs" that can be detected at any point in a product's lifecycle. While we continually test our products for errors and work with customers through our customer support services to identify and correct bugs, errors in our products may be found in the future even after our products have been commercially introduced. Detection of any significant errors may result in, among other things, loss of, or delay in, market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased service and warranty costs. In the past, we have discovered errors in our products and have experienced delays in the shipment of our products during the period required to correct these errors. Product errors could harm our business and have a material adverse effect on our results of operations. Moreover, because our products primarily support other systems and applications, such as Windows, any software errors or bugs in the operating systems or applications may result in errors in the performance of our software, and it may be difficult or impossible to determine where the error resides.

   In addition, we may be subject to claims for damages related to product errors in the future. While we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. A material product liability claim could harm our business, result in unexpected expenses and damage our reputation. Our license agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims. Our standard software licenses provide that if our products fail to meet the designated standard, we will correct or replace such products. Our standard license also provides that we shall not be liable for indirect or consequential damages caused by the failure of our products. However, such limitation of liability provisions may not be effective under the laws of certain jurisdictions to the extent local laws treat certain warranty exclusions or similar limitations of liability as unenforceable. Although we have not experienced any product liability claims to date, the sale and support of our products entails the risk of such claims.

Our industry changes rapidly due to evolving technological standards, and our future success will depend on our ability to continue to meet the sophisticated and changing needs of our customers.

   Our future success will depend on our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging technologies, including technologies related to the development of Windows and other operating systems generally. If we do not enhance our products to meet these evolving needs, we may not remain competitive and be able to grow our business.

   We will have to develop and introduce enhancements to our existing products and any new products on a timely basis to keep pace with technological developments, evolving industry standards, changing customer requirements and competitive products that may render existing products and services obsolete. In addition, because our products are dependent upon Windows and other operating systems, we will need to continue to respond to technological advances in these operating systems, including major revisions. Our position in the market for IT lifecycle management software for Windows and other systems and applications could be eroded rapidly by our competitors' product advances. Consequently, the lifecycles of our products are difficult to estimate. We expect that our product development efforts will continue to require substantial investments, and we may lack the necessary resources to make these investments on a timely basis.

We are subject to risks inherent in doing business internationally that could impair our ability to expand into foreign markets.


   Sales to international customers represented approximately 16% of our revenue in 2001 and approximately 26% of our revenue in the first quarter of 2002. Our international revenue is attributable principally to sales to customers in Europe. Our international operations are, and any expanded international operations will be, subject to a variety of risks associated with conducting business internationally that could harm our business, including the following:


  .  longer payment cycles and problems in collecting accounts receivable;

  . seasonal reductions in business activity during the summer months in Europe and certain other parts of the world;

  . increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

  .  limited or unfavorable intellectual property protection;

  .  fluctuations in currency exchange rates;

  . the possible lack of financial and political stability in foreign countries that prevent overseas sales and growth;

  . restrictions against repatriation of earnings from our international operations;

  .  potential adverse tax consequences; and

  .  difficulties in staffing and managing international operations.

Recent unfavorable economic conditions and reductions in IT spending could limit our ability to grow our business.

   Our business and operating results are subject to the effects of changes in general economic conditions. There has been a rapid and severe downturn in the worldwide economy during the past 18 months. We expect this downturn to continue, but are uncertain as to its future severity and duration. This uncertainty has increased because of the potential long-term impact of terrorist attacks, such as the attacks on the United States on September 11, 2001, and the resulting military actions against terrorism. In the future, fears of global recession, war and additional acts of terrorism in the aftermath of the September 11, 2001 attack may continue to impact global economies negatively. We believe that these conditions, as well as the decline in worldwide economic conditions, have led our current and potential customers to reduce their IT spending. If these conditions worsen, demand for our products and services may be reduced as a result of even further reduced spending on IT products such as ours.

We rely heavily on our intellectual property rights, and our inability to protect these rights could impair our competitive advantage, divert management attention, require additional development time and resources or cause us to incur substantial expense to enforce our rights, which could harm our ability to compete and generate revenue.

   Our success is heavily dependent upon protecting our proprietary technology. We rely primarily on a combination of copyright, patent, trade secret and trademark laws, as well as confidentiality procedures and contractual provisions to protect our proprietary rights. These laws, procedures and provisions provide only limited protection. We have been issued three patents and have two patent applications pending. However, our patents may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. In addition, patents may not be issued on our current or future technologies. Despite precautions that we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. In particular, we may provide our licensees with access to proprietary information underlying our licensed applications which they may improperly appropriate. Additionally, our competitors may independently design around patents and other proprietary rights we hold.

   Policing unauthorized use of software is difficult and some foreign laws do not protect our proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention.

If third parties assert that our products or technologies infringe their intellectual property rights, our reputation and ability to license or sell our products could be harmed. In addition, these types of claims could be costly to defend and result in our loss of significant intellectual property rights.

   We expect that software product developers, such as ourselves, will increasingly be subject to infringement claims as the number of products and competitors in the software industry segment grows and the functionality of products in different industry segments overlaps. If third parties assert that our current or future products infringe their proprietary rights, there could be costs associated with defending these claims, whether the claims have merit or not, which could harm our business. Any future claims could harm our relationships with existing customers and may deter future customers from licensing our products. Any such claims, with or without merit, could be time consuming, result in costly litigation, including costs related to any damages we may owe resulting from such litigation, cause product shipment delays or result in loss of intellectual property rights which would require us to obtain licenses which may not be available on acceptable terms or at all.

Failure to host or participate in the SMS user training conference could negatively affect our reputation and eliminate a valuable marketing opportunity.


   In the past, we have hosted a systems management server, or SMS, user conference in which we provide training on and promote the integration between Microsoft's SMS products and our products. We and Microsoft, with assistance from NetIQ and Compaq, hosted a successor conference, called the Microsoft Management Summit, during the week of April 29, 2002. In 2001, our hosting of the SMS user conference generated $1.9 million or 14% of our services revenue and a significant number of product sales. In the event we do not continue to host this conference or we are unable to participate in this conference in the future, our revenue could be reduced and our ability to grow our business and sell our products could be negatively affected.


If we cannot continually attract and retain sufficient and qualified management, technical and other personnel, our ability to manage our business successfully and commercially introduce products could be negatively affected.

   Our future success will also depend on our ability to attract and retain experienced, highly qualified management, technical, research and development, and sales and marketing personnel. The development and sales of our products could be impacted negatively if we do not attract and retain such personnel. Competition for such personnel in the computer software industry is intense, and in the past we have experienced difficulty in recruiting qualified personnel, especially technical and sales personnel. Moreover, we intend to expand the scope of our international operations and these plans will require us to attract experienced management, sales, marketing and customer support personnel for our international offices. We expect competition for qualified personnel to remain intense, and we may not succeed in attracting or retaining such personnel. In addition, new employees generally require substantial training in the use of our products, which will require substantial resources and management attention.

If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted.

   Our future success will depend to a significant extent on the continued service of our executive officers and certain other key employees. Of particular importance to our continued operations are our President and Chief Executive Officer, Greg Butterfield, and our Chief Technology Officer, Dwain Kinghorn. None of our executive officers and key employees are bound by an employment agreement. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with us, our business could be harmed. Searching for replacements for our key personnel could divert management's time and result in increased operating expenses.

Future changes in accounting standards, particularly changes affecting revenue recognition, could cause unexpected revenue fluctuations.

   Future changes in accounting standards, particularly those affecting revenue recognition, could require us to change our accounting policies. These changes could cause deferment of revenue recognized in current periods to subsequent periods or accelerate recognition of deferred revenue to current periods, each of which could cause shortfalls in meeting securities analysts and investors' expectations. Any of these shortfalls could cause a decline in our stock price.

You will be relying on our management's judgment, with which you may disagree, regarding the use of proceeds from this offering. If our management does not use the proceeds in a manner that increases our operating results or market value, our business could suffer.

   We do not have a definite, quantified plan with respect to the use of the net proceeds from this offering and have not committed the substantial majority of these proceeds to any particular purpose, as more fully described in the section entitled "Use of Proceeds." Accordingly, our management will have broad discretion as to the use of the net proceeds from this offering. Investors will be relying on the judgment of our management regarding the application of these proceeds, and we may not be able to invest these proceeds to yield a significant return. We have made only preliminary determinations as to the amount of net proceeds to be used based on our current expectations regarding our financial performance and business needs over a foreseeable future. These expectations may prove to be inaccurate, as our financial performance may differ from our current expectations or our business needs may change as our business and the industry we address evolve. As a result, the proceeds we receive in this offering may be used in a manner significantly different from our current allocation plans.

Our principal stockholders can exercise a controlling influence over our business affairs and may make business decisions with which you disagree and which may adversely affect the value of your investment.


   Our principal stockholders, The Canopy Group, Inc., or Canopy, and two entities affiliated with Technology Crossover Ventures, or TCV, will beneficially own approximately 57% of our common stock after this offering and are likely to be able to exercise control over most matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, which could prevent our stockholders from receiving a premium for their shares. These actions may be taken even if they are opposed by the other stockholders, including those investors who purchase shares of our common stock in this offering.


Provisions in our charter documents, Delaware law and our agreements with Compaq may inhibit potential acquisition bids for Altiris and prevent changes in our management.

   Certain provisions of our charter documents could discourage potential acquisition proposals and could delay or prevent a change in control transaction. In addition, our agreements with Compaq contain provisions which in the event of a change of control allow Compaq to terminate the agreements. These provisions of our charter documents and agreements with Compaq could have the effect of discouraging others from making tender offers for our shares, and as a result, these provisions may prevent the market price of our common stock from reflecting the effects of actual or rumored takeover attempts. These provisions may also prevent changes in our management. See the section entitled "Description of Capital Stock--Antitakeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law," for a more complete description of these provisions.

The market price for our common stock may be volatile, and you may not be able to resell your shares at or above the initial public offering price.

   The initial public offering price of our common stock may vary from the market price of our common stock following this offering. The market price of our common stock may fluctuate in response to various factors, some of which are beyond our control. These factors include the following:

  . changes in market valuations of our competitors or other technology companies;

  .  actual or anticipated fluctuations in our operating results;

  . technological advances or introduction of new products by us or our competitors;

  .  loss of key personnel;

  . sale of significant amounts of our common stock or other securities in the open market; and

  .  intellectual property or litigation developments.

   General economic conditions, such as recession or interest rate or currency rate fluctuations in the United States or abroad, could negatively affect the market price of our common stock. In addition, our operating results may be below the expectations of public market analysts and investors. If this were to occur, the market price of our common stock would likely significantly decrease. Finally, there has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market.

Our stock price may decline significantly because of stock market fluctuations that affect the prices of technology stocks. A decline in our stock price could result in securities class action litigation against us, which could divert management's attention and harm our business.

   The stock markets have experienced significant price and trading volume fluctuations, and the market prices of technology companies in particular have been extremely volatile, and technology companies also often experience trading volume changes in the first days and weeks after the securities are released for public trading. Prior to the offering, there has been no public market for our common stock, and following this offering, the market price for our common stock may experience a substantial decline. Investors may not be able to resell their shares at or above the initial public offering price. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial cost and a diversion of management's attention and resources.

Fluctuations in the value of foreign currencies could result in currency transaction losses.

   As we expand our international operations, we expect that our international business will increasingly be conducted in foreign currencies. Fluctuations in the value of foreign currencies relative to the United States Dollar have caused, and we expect such fluctuation to increasingly cause, currency transaction gains and losses. We cannot predict the effect of exchange rate fluctuations upon future quarterly and annual operating results. We may experience currency losses in the future. To date, we have not adopted a hedging program to protect us from risks associated with foreign currency fluctuations.

Sales of shares of our common stock in the public market following this offering could depress our stock price and make it more difficult for us to sell securities in the future.

   The number of shares of our common stock available for sale in the public market is limited by restrictions under federal securities law and the 180-day lock-up agreements described in "Underwriting." As restrictions on resale end, our stock price could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them. The sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

   Upon completion of this offering, and assuming no exercise of the underwriters' over-allotment option, we will have outstanding 19,795,933 shares of common stock, including 258,064 shares of Class B non-voting common stock. Of these shares, 14,795,933 shares are "restricted shares" subject to restrictions on resale under federal securities laws, and 14,782,496 of these shares are subject to the 180-day lock-up agreements described in "Underwriting." Other than the 5,000,000 shares offered hereby, 13,437 shares will be eligible for immediate sale following completion of this offering. Subject to the lock-up agreements, restricted shares may be sold in the public markets only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. For summaries of federal securities law restrictions under Rule 144 or Rule 701, see "Shares Eligible For Future Sale." The following table indicates approximately when these 14,795,933 restricted shares will be eligible for sale into the public market:


          Eligibility of Restricted Shares for Sale in Public Market


                                   Shares Eligible
Days after Date of this Prospectus    for Sale                           Comment
---------------------------------- --------------- ----------------------------------------------------
   Upon completion of offering....       13,437    shares that become saleable under Rule 144(k).

   180 days.......................    9,034,108    shares that become saleable under Rule 144 or 144(k)
                                                   upon expiration of 180-day lock-up.

   Thereafter.....................    5,748,388    shares held for one year or less.



   Many of the restricted shares that will become eligible for sale 180 days after the date of this prospectus or afterward will be subject to certain volume limitations because they are held by our affiliates. Additionally, of the shares issuable upon exercise of options to purchase our common stock outstanding as of May 2, 2002, approximately 1,668,532 shares, will have vested and be eligible for sale 180 days following the completion of this offering.



   In addition, 180 days following completion of this offering, holders of 5,516,953 shares of our common stock will have rights to require us to register their shares, subject to certain limitations and conditions. For more information on these registration rights, see "Description of Capital Stock--Registration Rights." If holders of these registration rights request that we register their shares, and if the registration is effected, these shares will be freely tradeable without restrictions under the Securities Act. Any sales of shares by these stockholders could have a material adverse effect on the trading price of our common stock.


As a new investor, you will incur immediate and substantial dilution as a result of this offering and future equity issuances.


   The initial public offering price is substantially higher than the pro forma book value per share of our common stock. As a result, investors purchasing common stock in this offering will incur immediate dilution of $7.71 in net tangible book value per share of common stock, assuming an initial public offering price of $11.00 per share. This dilution is due in large part to earlier investors in our company having paid less than the initial public offering price when they purchased their shares. Investors will incur additional dilution upon the exercise of outstanding stock options.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

   These risks and other factors include those listed in the "Risk Factors" section and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "would," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "continue" or the negative of these terms or other comparable terminology. These statements are only predictions, and actual events or results may differ materially.

   We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict accurately or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. We caution you that all such forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including those factors described in the "Risk Factors" section of this prospectus. You should not place undue reliance on our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could harm our business, prospects, operating results and financial condition. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements.

                                USE OF PROCEEDS


   We estimate that the net proceeds from the sale of the 5,000,000 shares of common stock offered by us will be approximately $48.1 million, based on an assumed initial public offering price of $11.00 per share, and after deducting the underwriting commissions and discounts and estimated offering expenses payable by us.



   We expect to use the net proceeds of this offering for working capital and general corporate purposes, including expanding our sales efforts, research and development and international operations. In addition, we may use a portion of the net proceeds to acquire complementary businesses, products or technologies. However, we currently have no commitments, agreements or understandings with respect to any such transactions. Pending such uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our earnings for future growth and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board deems relevant.

                                CAPITALIZATION


   The following table sets forth the current portion of capital lease obligations and our capitalization at March 31, 2002, on the following three bases:


  .  On an actual basis;

  .  On a pro forma basis to give effect to:




    . the sale in May 2002 of 258,064 shares of our Series C non-voting preferred stock at $7.75 per share for net proceeds of $1.9 million;



     . the conversion of all outstanding shares of our Series A and Series B preferred stock into common stock and the conversion of all outstanding shares of our Series C non-voting preferred stock into shares of Class B non-voting common stock upon the completion of this offering; and



     . the increase in the number of authorized shares of common stock and decrease in the number of authorized shares of preferred stock effective upon the completion of this offering.



  . On a pro forma as adjusted basis to reflect the pro forma adjustments, as well as the receipt of the net proceeds from the sale of the 5,000,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, after deducting the underwriting commissions and discounts and estimated offering expenses.



                                                                                      March 31, 2002
                                                                            ----------------------------------
                                                                                                               Pro Forma
                                                                              Actual          Pro Forma       As Adjusted
                                                                            -----------      -----------      -----------
                                                                            (unaudited)      (unaudited)      (unaudited)
                                                                                      (in thousands)
Current portion of capital lease obligations...............................  $    575         $    575         $    575
                                                                             ========         ========         ========
Long-term portion of capital lease obligations.............................  $    817         $    817         $    817
                                                                             --------         --------         --------
Stockholders' equity:
 Preferred stock, $0.0001 par value, 5,044,445 shares authorized (actual),
   5,000,000 shares authorized (pro forma and pro forma as adjusted):
     Series A preferred stock, 2,111,112 shares designated,
       2,111,112 shares outstanding (actual), no shares outstanding (pro
       forma and pro forma as adjusted)....................................    9,500               --               --
     Series B preferred stock, 2,933,333 shares designated,
       2,933,333 shares outstanding (actual), no shares outstanding (pro
       forma and pro forma as adjusted)....................................   21,200               --               --
     Series C preferred stock, 258,064 shares designated (as of May 2,
       2002), no shares outstanding (actual, pro forma and pro forma as
       adjusted)...........................................................       --               --               --
 Common stock, $0.0001 par value, 50,000,000 shares authorized
   (actual), 100,000,000 shares authorized (pro forma and pro forma as adjusted), 9,485,436 shares outstanding (actual), 14,529,881 shares outstanding (pro forma), and 19,529,881 shares outstanding (pro
   forma as adjusted)......................................................         1                1                2
     Class B non-voting common stock, no shares authorized and
       outstanding (actual), 258,064 shares authorized and outstanding
       (pro forma and pro forma as adjusted)...............................        --                1                1
 Additional paid-in capital................................................    14,723           47,357           95,456
 Deferred compensation.....................................................    (4,474)          (4,474)          (4,474)
 Accumulated other comprehensive loss......................................        (7)              (7)              (7)
 Accumulated deficit.......................................................   (25,253)         (25,253)         (25,253)
                                                                             --------         --------         --------
   Total stockholders' equity..............................................    15,690           17,625           65,725
                                                                             --------         --------         --------
     Total capitalization..................................................  $ 16,507         $ 18,442         $ 66,542
                                                                             ========         ========         ========

   The above table does not include additional shares of common stock that may be issued under the plans and arrangements listed below:


  . 3,361,963 shares issuable on exercise of outstanding options under our 1998 Stock Option Plan as of March 31, 2002, at a weighted average exercise price of $2.07 per share;



  . 633,025 shares issuable on exercise of outstanding options under our 2002 Stock Plan as of March 31, 2002, at a weighted average exercise price of $7.50 per share and 48,800 shares issuable on exercise of options granted subsequent to March 31, 2002, at a weighted average exercise price of $10.00 per share; and



  . 998,937 additional shares available for future issuance under our equity incentive plans, as of May 2, 2002.


   You should read the capitalization information above together with the sections of this prospectus entitled "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--Benefit Plans" and "Description of Capital Stock" and our financial statements and related notes found elsewhere in this prospectus.

                                   DILUTION


   Our pro forma net tangible book value at March 31, 2002 would have been $17.1 million, or $1.16 per share, after giving effect to the sale in May 2002 of 258,064 shares of our Series C non-voting preferred stock at $7.75 per share for net proceeds of approximately $1.9 million and the conversion of all outstanding shares of our Series A and Series B preferred stock into common stock and the conversion of all shares of our Series C non-voting preferred stock into Class B non-voting common stock upon the completion of this offering.





   Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the pro forma number of shares of our common stock outstanding. After giving effect to the sale of the 5,000,000 shares of our common stock offered by us at an assumed initial public offering price of $11.00 per share, and after deducting underwriting commissions and discounts and estimated offering expenses, our pro forma as adjusted net tangible book value at March 31, 2002 would have been approximately $65.2 million, or $3.29 per share. This represents an immediate increase in net tangible book value of $2.13 per share to existing stockholders and an immediate dilution of $7.71 per share to new investors purchasing shares of our common stock in this offering.


   The following table illustrates the per share dilution to the new investors:


Assumed initial public offering price per share................................       $11.00
   Pro forma net tangible book value per share as of March 31, 2002............ $1.16
   Increase in net tangible book value per share attributable to this offering.  2.13
                                                                                -----
Pro forma net tangible book value per share as adjusted after offering.........         3.29
                                                                                      ------
Dilution per share to new investors in this offering...........................       $ 7.71
                                                                                      ======



   The following table summarizes, on a pro forma basis as of March 31, 2002, the differences between the existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share, based upon an assumed initial public offering price of $11.00 per share before deducting underwriting commissions and discounts and estimated offering expenses:



                                         Shares Purchased  Total Consideration  Average
                                        -----------------  ------------------  Price Per
                                          Number   Percent   Amount    Percent   Share
                                        ---------- ------- ----------- ------- ---------
Existing stockholders.................. 14,787,945   74.7% $38,135,000   40.9%  $ 2.58
New investors..........................  5,000,000   25.3   55,000,000   59.1   $11.00
                                        ----------  -----  -----------  -----
Total.................................. 19,787,945  100.0% $93,135,000  100.0%  $ 4.71
                                        ==========  =====  ===========  =====



   The preceding discussion and tables assume no exercise of stock options outstanding as of March 31, 2002. As of March 31, 2002, there were 3,994,988 shares issuable on exercise of outstanding options, at a weighted average exercise price of $2.93 per share.

                            SELECTED FINANCIAL DATA


   The selected financial data set forth below are derived from our financial statements and should be read in conjunction with the Financial Statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1999, 2000 and 2001, and the balance sheet data as of December 31, 2000 and 2001, are derived from, and are qualified by reference to, the audited financial statements and related notes included elsewhere in this prospectus. The balance sheet data as of December 31, 1998 and 1999 are derived from audited financial statements not included in this prospectus. The statement of operations data for the years ended December 31, 1997 and 1998 and the balance sheet data as of December 31, 1997 are derived from unaudited financial statements not included in this prospectus. The statement of operations data for the years ended December 31, 1997 and 1998, and the balance sheet data as of December 31, 1997 include the "carved-out" portion of our predecessor's operations related to our business from January 1, 1997 to our incorporation in August 1998. The carved-out historical results presented are not necessarily indicative of what would have actually occurred had we existed as a separate legal entity for all periods presented and any historical results are not necessarily indicative of results that may be expected for any future period. The statement of operations data for the three months ended March 31, 2001 and 2002 and the balance sheet data as of March 31, 2002 are derived from unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the selected financial data for the three months ended March 31, 2001 and 2002 and as of March 31, 2002 have been prepared on the same basis as the audited financial statements and include all adjusting entries, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations for those periods. Results for the three months ended March 31, 2002 are not to be taken as indicative of results to be expected for the year ending December 31, 2002.



                                                                                                            Three Months Ended
                                                                    Year Ended December 31,                      March 31,
                                                      --------------------------------------------------  ----------------------
                                                         1997        1998      1999     2000      2001       2001        2002
                                                      ----------- ----------- -------  -------  --------  ----------- -----------
                                                      (unaudited) (unaudited)                             (unaudited) (unaudited)
                                                                         (in thousands, except per share data)
Statement of Operations Data:
Revenue:
 Software............................................   $  610      $ 1,616   $ 2,985  $ 6,653  $ 20,632    $ 2,628     $ 7,281
 Services............................................       53          246       583    3,377    13,819      3,816       4,281
                                                        ------      -------   -------  -------  --------    -------     -------
   Total revenue.....................................      663        1,862     3,568   10,030    34,451      6,444      11,562
                                                        ------      -------   -------  -------  --------    -------     -------
Cost of revenue:
 Software (inclusive of amortization of acquired
   intellectual property of $0, $0, $0, $207, $3,160,
   $248 and $1,113, respectively, and a write-down of
   acquired intellectual property of $1,677 in the
   2001 year)........................................      164          224       734      920     5,897        451       1,265
 Services............................................       15           41       107      870     3,644      1,770         812
                                                        ------      -------   -------  -------  --------    -------     -------
   Total cost of revenue.............................      179          265       841    1,790     9,541      2,221       2,077
                                                        ------      -------   -------  -------  --------    -------     -------
Gross profit.........................................      484        1,597     2,727    8,240    24,910      4,223       9,485
                                                        ------      -------   -------  -------  --------    -------     -------
Operating expenses:
 Sales and marketing (exclusive of stock-based
   compensation of $0, $0, $0, $932, $618, $128 and
   $300, respectively)...............................      657        2,982     4,835    7,870    17,682      3,908       5,548
 Research and development (exclusive of stock-based
   compensation of $0, $0, $0, $216, $112, $23 and
   $53, respectively)................................      285          926     1,592    3,246     9,733      1,500       3,511
 General and administrative (exclusive of stock-based
   compensation of $0, $0, $9, $497, $374, $79 and
   $184, respectively)...............................      344          581       774    1,528     4,786        962       1,436
 Stock-based compensation............................       --           --         9    1,645     1,104        230         537
 Amortization of intangible assets...................       --           --        --      104       350        108          25
 Write-down of intangible assets.....................       --           --        --       --       788         --          --
                                                        ------      -------   -------  -------  --------    -------     -------
   Total operating expenses..........................    1,286        4,489     7,210   14,393    34,443      6,708      11,057
                                                        ------      -------   -------  -------  --------    -------     -------
Loss from operations.................................     (802)      (2,892)   (4,483)  (6,153)   (9,533)    (2,485)     (1,572)
Other income (expense), net..........................       30          (65)     (404)    (390)     (616)       (86)       (252)
                                                        ------      -------   -------  -------  --------    -------     -------
Loss before income taxes.............................     (772)      (2,957)   (4,887)  (6,543)  (10,149)    (2,571)     (1,824)
Provision for income taxes...........................       --           --        --       --       (62)        --          --
                                                        ------      -------   -------  -------  --------    -------     -------
Net loss.............................................   $ (772)     $(2,957)  $(4,887) $(6,543) $(10,211)   $(2,571)    $(1,824)
                                                        ======      =======   =======  =======  ========    =======     =======

                                                                                                            Three Months Ended
                                                                    Year Ended December 31,                      March 31,
                                                      --------------------------------------------------  ----------------------
                                                         1997        1998      1999     2000      2001       2001        2002
                                                      ----------- ----------- -------  -------  --------  ----------- -----------
                                                      (unaudited) (unaudited)                             (unaudited) (unaudited)
                                                                         (in thousands, except per share data)
Statement of Operations Data (continued):
Net loss.............................................   $ (772)     $(2,957)  $(4,887) $(6,543) $(10,211)   $(2,571)   $ (1,824)
Dividend related to preferred shares.................       --           --        --       --        --         --     (13,200)
                                                        ------      -------   -------  -------  --------    -------    --------
Net loss attributable to common stockholders.........   $ (772)     $(2,957)  $(4,887) $(6,543) $(10,211)   $(2,571)   $(15,024)
                                                        ======      =======   =======  =======  ========    =======    ========
Basic and diluted net loss per common share..........   $(0.10)     $ (0.40)  $ (0.66) $ (0.81) $  (1.14)   $ (0.30)      (1.63)
                                                        ======      =======   =======  =======  ========    =======    ========
Shares used to compute basic and diluted net loss per
 common share........................................    7,385        7,385     7,404    8,093     8,989      8,682       9,211
                                                        ======      =======   =======  =======  ========    =======    ========
Other comprehensive loss:
  Net loss...........................................   $ (772)     $(2,957)  $(4,887) $(6,543) $(10,211)   $(2,571)   $ (1,824)
  Foreign currency translation adjustment............       --           --        --       --        (3)        (7)         (4)
                                                        ------      -------   -------  -------  --------    -------    --------
   Comprehensive loss................................   $ (772)     $(2,957)  $(4,887) $(6,543) $(10,214)   $(2,578)   $ (1,828)
                                                        ======      =======   =======  =======  ========    =======    ========





                                                      As of December 31,                   As of
                                        ----------------------------------------------   March 31,
                                           1997      1998     1999     2000     2001       2002
                                        ----------- -------  -------  -------  -------  -----------
                                        (unaudited)                                     (unaudited)
                                                              (in thousands)
Balance Sheet Data:
Cash and cash equivalents..............    $  --    $   112  $    44  $   629  $ 1,023    $20,719
Working capital (deficit)..............       23       (398)    (187)  (3,218)  (8,071)    12,679
Total assets...........................      203        982    1,294    8,550   12,945     32,542
Long-term debt and capital lease
 obligations, less current portion.....       --      1,675    6,818       11      900        817
Predecessor's equity in carved-out
 operations............................       59         --       --       --       --         --
Total stockholders' equity (deficit)...       --     (1,787)  (6,659)     759   (5,744)    15,690

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our Consolidated Financial Statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements based on current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions, as set forth under "Special Note Regarding Forward-Looking Statements." Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the following discussion and under "Risk Factors," "Business" and elsewhere in this prospectus.

Overview


   Altiris is a leading provider of software products and services that enable organizations to manage IT assets throughout their lifecycles. Our IT lifecycle management solution addresses the challenges of IT deployment and migration, software and operations management, inventory and asset management, and help desk and problem resolution through scalable and integrated software products. We have grown our revenue from $0.7 million in 1997 to $34.5 million in 2001 and from $6.4 million in the first quarter of 2001 to $11.6 million in the first quarter of 2002.


  History and background

   We began operations in 1996 as the software division of KeyLabs, a privately held independent software quality and e-commerce testing company. In August 1998, Altiris, Inc. was spun out as a separate corporation and the stockholders and option holders of KeyLabs were issued shares of our common stock and options to purchase our common stock in proportion to their ownership interest in KeyLabs. As part of this transaction, we purchased certain assets and assumed certain liabilities of the KeyLabs software division in exchange for a $377,000 promissory note. This transaction was accounted for as a reorganization of entities under common control with the assets and liabilities recorded at carry-over basis.


   From inception through 2001, our operations were primarily funded through borrowings and equity investments from Canopy, a principal stockholder. Canopy was also the majority stockholder of KeyLabs. In May 2000, Canopy converted $9.0 million of debt and accrued interest into 2.0 million shares of our Series A preferred stock. Through February 21, 2002, we had a $5.0 million revolving credit facility with Canopy, borrowings under which were convertible into shares of our common stock. In February 2002, we completed a private placement of 2,933,333 shares of our Series B preferred stock convertible into 2,933,333 shares of common stock for net proceeds of $21.2 million. We repaid all outstanding borrowings from Canopy with a portion of the proceeds of the private placement. Additionally, in February 2002 Canopy exercised a warrant to purchase 272,728 shares of our common stock at $5.50 per share for proceeds of $1.5 million. In May 2002, we completed a private placement of 258,064 shares of our Series C non-voting preferred stock for net proceeds of $1.9 million. The Series C non-voting preferred stock is convertible into Class B non-voting common stock at the completion of this offering, and the non-voting common stock will automatically convert into voting common stock in May, 2003.


   Our initial product development was focused on deployment and imaging. In 1999, we released our first migration product. In September 2000, we acquired substantially all of the assets of Computing Edge for total consideration of $3.8 million, which added key components to our software and operations management, and inventory and asset management products. In February 2001, we acquired substantially all of the assets of Tekworks for total consideration of $0.8 million, which included key components of our helpdesk and problem resolution products that we had previously licensed from Tekworks. In March 2001, we acquired Compaq's Carbon Copy technology for total consideration of $3.6 million, which added remote control capability to our products.

  Sources of revenue

   We derive the large majority of our revenue from sales of software licenses. We sell our products through online sales and our direct sales force, as well as through indirect channels, such as distributors, VARs, OEMs and systems integrators. We also derive revenue from sales of annual upgrade protection, or AUP, technical support arrangements, consulting and training services. Generally, we include the first year of AUP with the initial license of our products. After the initial AUP term, the customer can renew AUP on an annual basis.


   The majority of our revenue has been generated in the United States. Revenue from customers outside of the United States accounted for 16% of our total revenue for 2001 and 26% of our total revenue for the first quarter of 2002. We currently have sales people located internationally in Australia, France, Germany, Japan, Singapore, the Netherlands and the United Kingdom.


  Revenue recognition


   We recognize revenue in accordance with Statement of Position 97-2, or SOP 97-2, as modified by SOP 98-9. SOP 97-2, as modified, generally requires revenue earned on software arrangements involving multiple elements such as software products, AUP, technical support, installation and training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on vendor-specific objective evidence, or VSOE. If VSOE of all undelivered elements exists but VSOE does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the license fee is recognized as revenue.


  License revenue


   We license our IT lifecycle management products under perpetual licenses. We recognize revenue from licensing of software products to an end user when persuasive evidence of an arrangement exists and the software product has been delivered to the customer, provided there are no uncertainties surrounding product acceptance, fees are fixed or determinable, and collectibility is probable. For licenses where VSOE for AUP and any other undelivered elements exists, license revenue is recognized upon delivery using the residual method. As a result, license revenue is recognized in the period in which persuasive evidence of an arrangement is obtained assuming all other revenue recognition criteria are met. For licensing of our software to OEMs, revenue is not recognized until the software is sold by the OEM to an end user customer. For licensing of our software through indirect sales channels, revenue is recognized when the software is sold by the reseller, VAR or distributor to an end user customer. We consider all arrangements with payment terms longer than our normal business practice, which do not extend beyond 12 months, not to be fixed or determinable and revenue is recognized when the fee becomes due. If collectibility is not considered probable for reasons other than extended payment terms, revenue is recognized when the fee is collected. Service arrangements are evaluated to determine whether the services are essential to the functionality of the software. Revenue is recognized using contract accounting for arrangements involving customization or modification of the software or where software services are considered essential to the functionality of the software. Revenue from these software arrangements is recognized using the percentage-of-completion method with progress-to-complete measured using labor cost inputs. As of December 31, 2001 and March 31, 2002, we had $8.4 million and $8.8 million of deferred revenue, respectively.


  Services revenue


   We derive services revenue primarily from AUP, technical support arrangements, consulting, training and user training conferences. AUP and technical support revenue is recognized using the straight-line method over the period that the AUP or support is provided. Revenue from training arrangements or seminars and from consulting services is recognized as the services are performed or seminars are held.

  Critical accounting policies

   Our critical accounting policies include the following:

  .  revenue recognition;

  .  allowances for doubtful accounts receivable and product returns;

  .  determination of fair value of options granted to our employees;

  .  impairment of long-lived assets; and

  .  valuation allowances against deferred income tax assets.


   As described above, we recognize revenue in accordance with SOP 97-2, as amended. Revenue recognition in accordance with SOP 97-2 can be complex due to the nature and variability of our sales transactions. To continue recognizing software license revenue in the period in which we obtain persuasive evidence of an arrangement and deliver the software, we must have VSOE for each undelivered element. If we do not continue to maintain VSOE for undelivered elements, we would be required to defer recognizing the software license revenue until the other elements are delivered, which could have a significant negative impact on our revenue. We recognize a portion of our services revenue using the percentage of completion method. Completion is measured based on hours incurred to total estimated hours to complete the project. Also, we are required to estimate the total costs to complete the project. These estimates could change and the impact could be significant. During the year ended December 31, 2001 and the three months ended March 31, 2002, we recognized $0.2 million and $0.5 million, respectively, of contract revenue through an agreement with Compaq under the percentage of completion method and as of December 31, 2001 and March 31, 2002, we had deferred $1.0 million and $0.5 million, respectively, of contract revenue that will be recognized under the percentage of completion method as we complete the work under the contract. Further implementation guidelines relating to SOP 97-2 and related modifications may result in unanticipated changes in our revenue recognition practices and such changes could significantly affect our future revenues and results of operations.



   We offer credit terms on the sale of our products to a significant majority of our customers and require no collateral from these customers. We also provide a 30-day return right. We perform ongoing credit evaluations of our customers' financial condition and maintain an allowance for doubtful accounts receivable based upon our historical collection experience and expected collectibility of all accounts receivable. We also maintain an allowance for estimated returns based on our historical experience. Revenue generated from operations in geographical locations where we do not yet have sufficient historical return experience is not recognized until the return right lapses. As of December 31, 2001 and March 31, 2002, we recorded allowances for doubtful accounts receivable and returns of $0.8 million and $0.6 million, respectively. Our actual bad debts and returns may differ from our estimates and the difference could be significant.



   Stock-based compensation expense consists of the amortization of deferred stock-based compensation resulting from the grant of stock options to employees at exercise prices less than the estimated fair value of the underlying common stock on the grant date. We determined the estimated fair value of our common stock based on several factors including issuances of our preferred stock and our operating performance. We recorded stock-based compensation of $1.6 million and $1.1 million in the years ended December 31, 2000 and 2001 and $0.5 million during the three months ended March 31, 2002. We expect to record amortization of deferred stock-based compensation of approximately $2.1 million for the remainder of 2002 and approximately $1.5 million, $0.7 million and $0.2 million during the years ending December 31, 2003, 2004 and 2005, respectively. Had different assumptions or criteria been used to determine the stock-based compensation related to stock options, materially different amounts of stock-based compensation could have been reported.


   In connection with the acquisitions of the assets of Computing Edge and Tekworks, and the Carbon Copy technology, we recorded $8.0 million of intangible assets consisting of intellectual property, customer lists and assembled workforce. The intangible assets are being amortized over the estimated useful lives ranging from

18 months to 3 years. Amortization of intangible assets was $0.3 million in 2000, $3.5 million in 2001 and $1.1 million in the three months ended March 31, 2002. We evaluate our intangible assets, property and equipment and other long-lived assets for impairment and assess their recoverability when changes in circumstances lead us to believe that any of our long-lived assets may be impaired. We assess recoverability by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount. If an impairment is indicated, the write-down is measured as the difference between the carrying amount and the estimated discounted cash flow value. During the year ended December 31, 2001, we determined that certain of the intangible assets were impaired as a result of competitor product releases and other changes in our operations. As a result, we recorded a $2.5 million impairment write-down of intangible assets based on our estimates of future cash flows. Had different assumptions or criteria been used to evaluate and measure the impairment, the amount of the impairment write-off could have been materially different than the $2.5 million recorded.



   We provided a valuation allowance of $3.9 million and $7.4 million against our entire net deferred tax asset as of December 31, 2000 and 2001. The valuation allowance was recorded given the losses we have incurred through December 31, 2001 and the uncertainties regarding our future operating profitability and taxable income. Had we assumed the net deferred tax asset was fully realizable, a deferred tax benefit of $0.5 million and $3.4 million would have been recorded in 2000 and 2001.


  Losses since inception and limited operating history


   We have incurred significant costs to develop our technology and products, to recruit and train personnel for our engineering, sales, marketing, professional services and administration departments, and to build and promote our brand. As a result, we have incurred significant losses since our inception and had an accumulated deficit of $25.3 million as of March 31, 2002. Because we intend to continue to invest heavily in sales and marketing and research and development, we may continue to incur operating losses for the foreseeable future.


   Our limited operating history makes the prediction of future operating results difficult. We believe that period-to-period comparisons of operating results should not be relied upon to predict future performance. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly companies in rapidly evolving markets. We are subject to the risks of uncertainty of market acceptance and demand for our products and services, competition from larger, more established companies, short product life cycles, our ability to develop and bring to market new products on a timely basis, dependence on key employees, the ability to attract and retain additional qualified personnel and the ability to obtain adequate financing to support growth. In addition, we have been dependent on a limited number of customers for a significant portion of our revenue. We may not be successful in addressing these risks and difficulties.


  Dividends related to convertible preferred stock



   During the three months ended March 31, 2002, we recorded a preferred stock dividend of $13.2 million representing the beneficial conversion feature related to the issuance of 2,933,333 shares of Series B preferred stock. The amount of the beneficial conversion feature was established at the date of issuance based on the difference between the sales or conversion price of $7.50 per share and the estimated fair value of common shares on the date of issuance of $12.00 per share.



   In connection with the issuance of 258,064 shares of Series C non-voting preferred stock in May 2002, we expect to record an additional preferred stock dividend in the second quarter of 2002 representing the beneficial conversion feature. The amount of the dividend will be based on the difference between the sales price of $7.75 per share and the estimated fair value of common shares on the date of issuance.

Historical Results of Operations


   The following table sets forth our historical results of operations expressed as a percentage of total revenue for the years ended December 31, 1999, 2000 and 2001 and the three months ended March 31, 2001 and 2002:



                                                          Percentage of Total Revenue
                                                  ------------------------------------------
                                                         Year Ended            Three Months
                                                        December 31,         Ended March 31,
                                                  -----------------------   ----------------
                                                   1999   2000      2001     2001     2002
                                                  -----  -------   ------   ------   -------
Revenue:
  Software.......................................   84 %      66 %     60 %     41 %      63 %
  Services.......................................   16        34       40       59        37
                                                  ----   -------   ------   ------   -------
     Total revenue...............................  100       100      100      100       100
                                                  ----   -------   ------   ------   -------
Cost of revenue:
  Software.......................................   21         9       17        7        11
  Services.......................................    3         9       11       27         7
                                                  ----   -------   ------   ------   -------
     Total cost of revenue.......................   24        18       28       34        18
                                                  ----   -------   ------   ------   -------
Gross profit.....................................   76        82       72       66        82
                                                  ----   -------   ------   ------   -------
Operating expenses:
  Sales and marketing............................  136        79       52       61        49
  Research and development.......................   44        32       28       23        30
  General and administrative.....................   22        15       14       15        12
  Stock-based compensation.......................   --        16        3        4         5
  Amortization of intangible assets..............   --         1        1        2        --
  Write-down of intangible assets................   --        --        2       --        --
                                                  ----   -------   ------   ------   -------
     Total operating expenses....................  202       143      100      105        96
                                                  ----   -------   ------   ------   -------
Loss from operations............................. (126)      (61)     (28)     (39)      (14)
Other expense, net...............................  (11)       (4)      (2)      (1)       (2)
Provision for income taxes.......................   --        --       --       --        --
                                                  ----   -------   ------   ------   -------
Net loss......................................... (137)%     (65)%    (30)%    (40)%     (16)%
                                                  ====   =======   ======   ======   =======
Dividend related to preferred shares.............   --        --       --       --      (114)%
                                                  ====   =======   ======   ======   =======
Net loss attributable to common stockholders..... (137)%     (65)%    (30)%    (40)%    (130)%
                                                  ====   =======   ======   ======   =======



Comparison of the Three Months Ended March 31, 2001 and 2002



  Revenue



   Our total revenue increased from $6.4 million for the three months ended March 31, 2001 to $11.6 million for the three months ended March 31, 2002, representing growth of 79%. Revenue from customers outside of the United States increased from $0.5 million for the three months ended March 31, 2001 to $3.0 million for the three months ended March 31, 2002, representing growth of 500%. Sales to Compaq accounted for 10% of our total revenue for the three months ended March 31, 2001 and 32% of our total revenue for the three months ended March 31, 2002. Sales to Ingram Micro accounted for 8% of our total revenue for the three months ended March 31, 2001 and 10% of our total revenue for the three months ended March 31, 2002.



   Software. Our software revenue increased from $2.6 million for the three months ended March 31, 2001 to $7.3 million for the three months ended March 31, 2002, representing growth of 177%. The increase was primarily due to the expansion of our product offerings and an increase in purchases of integrated suites of products as compared to lower priced purchases of individual product modules. Additionally, $2.3 million of the increase was due to the impact of the acquisition of Tekworks and the Carbon Copy products. Tekworks and the Carbon Copy products were acquired on February 28, 2001 and March 30, 2001, respectively.



   Services. Services revenue increased from $3.8 million for the three months ended March 31, 2001 to $4.3 million for the three months ended March 31, 2002, representing growth of 12%. The increase was primarily due to $1.2 million of new and renewed AUP associated with the increase in software license revenue and a $0.7 million increase in consulting and training revenue, offset by a decrease of $1.9 million in revenue related to the SMS user conference held in March 2001. The 2002 SMS user conference was held during the week of April 29, 2002.



  Cost of revenue



   Software. Cost of software license revenue consists primarily of our amortization of acquired intellectual property, operations and order fulfillment personnel, royalties, duplication charges and packaging supplies. Our cost of software license revenue increased from $0.5 million for the three months ended March 31, 2001 to $1.3 million for the three months ended March 31, 2002. The increase primarily was attributable to a $0.9 million increase in amortization of intellectual property as a result of our acquisition of Tekworks and the Carbon Copy products at the end of February and March 2001, respectively. Cost of software revenue represented 17% of software revenue for the three months ended March 31, 2001 and 2002. Cost of software revenue as a percentage of software revenue is expected to decrease beginning in the fourth quarter of 2002 as the remaining intangible asset of $0.5 million will be fully amortized.



   Services. Cost of services revenue consists primarily of salaries and related costs for technical support personnel, engineers associated with consulting services, training personnel and the cost of the SMS user conference. Our cost of services revenue decreased from $1.8 million for the three months ended March 31, 2001 to $0.8 million for the three months ended March 31, 2002. The decrease was principally due to our not hosting the SMS user conference in the first quarter of 2002 offset by an increase of $0.4 million in professional service costs associated with the increase in related consulting and training revenue. Cost of services revenue represented 46% of services revenue for the three months ended March 31, 2001 and 19% of services revenue for the three months ended March 31, 2002. Cost of services revenue will increase in the second quarter of 2002 as a result of the costs incurred in connection with the SMS user conference held during the week of April 29, 2002.



  Operating expenses



   Sales and marketing. Sales and marketing expense consists primarily of salaries, sales commissions, bonuses, benefits and related costs of sales and marketing personnel, tradeshow and other marketing activities. Sales and marketing expense increased from $3.9 million for the three months ended March 31, 2001 to $5.5 million for the three months ended March 31, 2002. The increase primarily was due to a $1.1 million increase in salaries and benefits, including commissions, from an increase in our sales and marketing personnel, which increased from 88 employees at March 31, 2001 to 155 employees at March 31, 2002. In addition, $0.5 million of expenses related to increased travel and advertising and expansion of our sales infrastructure and the establishment of additional third-party channel partners. Sales and marketing expense represented 61% of total revenue for the three months ended March 31, 2001 and 48% of total revenue for the three months ended March 31, 2002. The decrease primarily was due to economies of scale resulting from increases in the number and size of sales transactions as well as the allocation of marketing expenses over a substantially larger revenue base. We plan to continue expanding our sales, marketing, and support functions and increasing our relationships with key customers. We expect sales and marketing expenses to increase during 2002 as we increase our sales and marketing efforts.



   Research and development. Research and development expense consists primarily of salaries, bonuses, benefits and related costs of engineering, product strategy and quality assurance personnel. Research and development expense increased from $1.5 million for the three months ended March 31, 2001 to $3.5 million for the three months ended March 31, 2002. The increase was primarily due to $0.6 million of additional expenses resulting from the acquisition of Tekworks and the Carbon Copy products which occurred on February 28, 2001 and March 30, 2001, respectively. The increase also resulted from $2.3 million of expenses associated with the hiring of additional engineering and technical writing personnel, which together with research and development personnel added as a result of the acquisition, resulted in an increase from 69 employees at March 31, 2001 to 129 employees at March 31, 2002. Research and development expense represented 23% of total revenue for the three months ended March 31, 2001 and 30% of total revenue for the three months ended March 31, 2002. The increase primarily was due to the growth in the number of engineering and technical writing personnel. We expect that research and development expense will increase as we invest in additional software products in 2002.



   General and administrative. General and administrative expense consists of salaries, bonuses, benefits and related costs of finance and administrative personnel and outside service expense, including legal and accounting expenses. General and administrative expense increased from $1.0 million for the three months ended March 31, 2001 to $1.4 million for the three months ended March 31, 2002. The increase was primarily due to $0.6 million of additional expenses related to increased staffing necessary to manage and support our growth. General and administrative personnel increased from 15 employees at March 31, 2001 to 37 employees at March 31, 2002. General and administrative expense represented 15% of total revenue for the three months ended March 31, 2001 and 12% of total revenue for the three months ended March 31, 2002. We expect that general and administrative expense will increase due to costs associated with being a public company in 2002.



   Stock-based compensation. Stock-based compensation expense is recorded if an option's exercise price is below the fair market value of the common stock on that measurement date. We recorded deferred stock-based compensation relating to stock option grants to employees of $3.9 million, $1.0 million and $2.7 million during the years ended December 31, 2000 and December 31, 2001 and the three months ended March 31, 2002, respectively. We recognized stock-based compensation expense of $0.2 million for the three months ended March 31, 2001 and $0.5 million for the three months ended March 31, 2002.



   Amortization of intangible assets. Amortization of intangible assets relates to the intangible assets acquired in the Computing Edge acquisition, excluding intellectual property. Amortization of intangible assets decreased from $0.1 million for the three months ended March 31, 2001 to $25,000 for the three months ended March 31, 2002. The decrease was primarily due to a write-down of intangibles during 2001.



   Other expense, net. Other expense, net consists primarily of interest expense. Interest expense increased from $0.1 million for the three months ended March 31, 2001 to $0.3 million for the three months ended March 31, 2002. The increase was primarily due to a write-off of debt discount associated with a convertible note payable that was paid in full in February 2002 and an increase in borrowings during the three months ended March 31, 2002 as compared to the three months ended March 31, 2001.




Comparison of Years Ended December 31, 2000 and 2001

  Revenue


   Our total revenue increased from $10.0 million in 2000 to $34.5 million in 2001, representing growth of 243%. Revenue from customers outside of the United States increased from $1.4 million in 2000 to $5.4 million in 2001, representing growth of 281%. Sales to Compaq accounted for 19% of our total revenue in 2000 and 24% of our total revenue in 2001. Sales to Ingram Micro accounted for 22% of our total revenue in 2000 and 9% of our total revenue in 2001.



   Software. Our software revenue increased from $6.7 million in 2000 to $20.6 million in 2001, representing growth of 210%. The increase consisted of $5.2 million related to price increases and changes in the mix of products from licenses of separate modules to integrated suites, $2.7 million from increases in the number of software licenses sold, as well as a $6.0 million impact from our recent acquisitions. Computing Edge's operations were only included in 2000 for one quarter, but were included for the entire year in 2001. We also acquired Tekworks and the Carbon Copy products in the first quarter of 2001. On a pro forma basis, assuming the Computing Edge and Tekworks acquisitions would have occurred as of January 1, 2000, our software revenue in 2000 would have increased approximately $5.3 million.



   Services. Services revenue increased from $3.4 million in 2000 to $13.8 million in 2001, representing growth of 309%. The increase primarily was due to $5.9 million of new and renewed AUP associated with the increase in software licenses, $1.9 million from the annual SMS user training conference, which was acquired in connection with the Computing Edge acquisition and a $2.6 million increase in consulting and training revenue. On a pro forma basis, assuming the Computing Edge and Tekworks acquisitions would have occurred as of January 1, 2000, our services revenue in 2000 would have increased by approximately $1.0 million.


  Cost of revenue


   Software. Cost of software license revenue increased from $0.9 million in 2000 to $5.9 million in 2001. The increase primarily was due to a write-down of acquired intellectual property of $1.7 million in 2001 and recognizing amortization of the Computing Edge intellectual property for only the fourth quarter in 2000 as compared to a full year in 2001. In addition, the Tekworks and Carbon Copy intellectual property were acquired in the first quarter of 2001. Cost of software revenue represented 14% of software revenue in 2000 and 29% of software revenue in 2001. The increase in cost of software revenue as a percentage of software revenue was due primarily to the write-down and the increase in amortization of intellectual property. Cost of software revenue as a percentage of software revenue is expected to decrease in future periods as the acquired intellectual property will be fully amortized.



   Services. Cost of services revenue increased from $0.9 million in 2000 to $3.6 million in 2001. The increase was attributable to a $1.3 million increase in professional services costs related to the growth in our installed customer base and $1.4 million of costs for the SMS user training conference, which was included for the first time in 2001. Cost of services revenue represented 26% of services revenue in 2000 and 27% of services revenue in 2001.


  Operating expenses


   Sales and marketing. Sales and marketing expense increased from $7.9 million in 2000 to $17.7 million in 2001. The increase primarily was due to $2.2 million of commissions related to increased sales, an increase of $6.2 million of additional salaries and benefits, including commissions, from an increase in our sales and marketing personnel, which increased from 67 employees at the end of 2000 to 106 employees at the end of 2001. In addition, $2.7 million of expenses related to increased travel, advertising and expanding our sales infrastructure and the number of third-party channel partners were incurred. Sales and marketing expense represented 78% of total revenue in 2000 and 52% of total revenue in 2001. The decline primarily was due to economies of scale resulting from increases in the number and size of sales transactions, including follow-on sales to existing customers, as well as the allocation of marketing expenses over a substantially larger revenue base.



   Research and development. Research and development expense increased from $3.2 million in 2000 to $9.7 million in 2001. The increase was primarily due to $4.9 million of additional expenses related to the Computing Edge acquisition being included for an entire year in 2001 versus being included for three months in 2000 and from the Tekworks and Carbon Copy transactions in the first quarter of 2001. The increase also resulted from $1.7 million of expenses associated with the hiring of additional engineering and technical writing personnel, which together with the acquisitions resulted in an increase from 55 employees at the end of 2000 to 123 employees at the end of 2001. Research and development expense represented 32% of total revenue in 2000 and 28% of total revenue in 2001. The decrease primarily was due to the growth in total revenue.

   General and administrative. General and administrative expense increased from $1.5 million in 2000 to $4.8 million in 2001. The increase was primarily due to $1.4 million of additional expenses related to increased staffing necessary to manage and support our growth and $1.6 million increase in legal accounting and professional services. General and administrative personnel increased from 17 employees at the end of 2000 to 32 employees at the end of 2001. Additionally, during 2001, as a result of our increased revenues and accounts receivable, we recorded a provision for doubtful accounts and other allowances of $0.7 million as compared to $0.2 million in 2000. General and administrative expense represented 15% of total revenue in 2000 and 14% of total revenue in 2001. The decrease primarily was due to the growth in total revenue.



   Stock-based compensation. Stock-based compensation expense decreased from $1.6 million in 2000 to $1.1 million in 2001. The decrease was primarily due to lower compensation being recorded in connection with option grants in 2001 as compared to 2000.



   Amortization of intangible assets. Amortization of intangible assets increased from $0.1 million in 2000 to $0.4 million in 2001. The increase was due to recognizing amortization of the Computing Edge intangible assets for the fourth quarter only in 2000 and having a full year of amortization in 2001.



   Write-down of intangible assets. During 2001, we determined that certain of our intangible assets were impaired as a result of a competitor's product release and other changes in our operations. Accordingly, $2.5 million of intangible assets were written off, of which $1.7 million was included as cost of software revenue.


   Other expense, net. Other expense, net consists primarily of interest expense. Interest expense increased from $0.4 million in 2000 to $0.6 million in 2001. The increase resulted from an increase in our borrowings during 2001.


   Income taxes. We incurred net operating losses in 2000 and 2001, and consequently paid insignificant amounts for federal, state or foreign income taxes. As of December 31, 2001, we had $8.5 million of net operating loss carryforwards for United States federal income tax purposes.


Comparison of Years Ended December 31, 1999 and 2000

  Revenue


   Our total revenue increased from $3.6 million in 1999 to $10.0 million in 2000, representing growth of 181%. Revenue from customers outside of North America increased from $0.6 million in 1999 to $1.4 million in 2000, representing growth of 126%. Sales to Compaq accounted for 5% of our total revenue in 1999 and 19% of our total revenue in 2000. Ingram Micro became a distributor of our products in 2000 and accounted for 22% of our total revenue in that year.


   Software. Our software revenue increased from $3.0 million in 1999 to $6.7 million in 2000, representing growth of 123%. The increase primarily consisted of $2.2 million from increases in the number of software licenses sold as well as $1.2 million from recognizing one quarter of revenue from the Computing Edge products in 2000.


   Services. Services revenue increased from $0.6 million in 1999 to $3.4 million in 2000, representing growth of 479%. The increase primarily was due to new and renewed AUP associated with software licenses.


  Cost of revenue


   Software. Our cost of software revenue increased from $0.7 million in 1999 to $0.9 million in 2000, primarily due to $0.2 million of amortization of the Computing Edge intellectual property, which was acquired in the fourth quarter of 2000. Additionally, we experienced a decrease of $0.1 million in outsourced product production costs as a result of moving the function in-house, which was offset by an increase in royalty expense associated with increased revenue. Cost of software revenue represented 25% of software revenue in 1999 and 14% of software revenue in 2000. The decrease primarily was due to the growth in software license revenue.


   Services. Our cost of services revenue increased from $0.1 million in 1999 to $0.9 million in 2000. The increase in dollar amount of cost of services revenue was primarily attributable to the growth in our installed customer base. Cost of services revenue represented 18% of services revenue in 1999 and 26% of services revenue in 2000. The increase was due to the increase in our customer service employees in 2000.

  Operating expenses


   Sales and marketing. Sales and marketing expense increased from $4.8 million in 1999 to $7.9 million in 2000. The increase primarily was due to $2.8 million of additional salaries and benefits, including commissions from an increase in our sales and marketing personnel in connection with expanding our direct, reseller and OEM channels. In addition, travel related expenses increased by $0.3 million. Our personnel in sales and marketing increased from 28 employees at December 31, 1999 to 67 employees at December 31, 2000. Sales and marketing expense represented 136% of total revenue in 1999 and 78% of total revenue in 2000. The decrease primarily was due to growth in our total revenue.



   Research and development. Research and development expense increased from $1.6 million in 1999 to $3.2 million in 2000. The increase was due to $1.2 million of additional expenses related to increases in personnel and $0.4 million related to the acquisition of Computing Edge in September 2000. Our personnel in research and development increased from 18 at December 31, 1999 to 55 at December 31, 2000. Research and development expense represented 45% of total revenue in 1999 and 32% of total revenue in 2000. The decrease primarily was due to growth in our total revenue.


   General and administrative. General and administrative expense increased from $0.8 million in 1999 to $1.5 million in 2000. The increase was due to $0.4 million of additional expenses related to increases in personnel, as well as $0.1 million for increases in legal and accounting expenses. Our personnel in general and administrative positions increased from 8 at December 31, 1999 to 17 at December 31, 2000. General and administrative expense represented 22% of total revenue in 1999 and 15% of total revenue in 2000. The decrease primarily was due to the growth in total revenue.


   Stock-based compensation. Stock-based compensation expense increased from $9,000 in 1999 to $1.6 million in 2000. The increase was due to the granting of more options in 2000 in connection with the increase in personnel.



   Amortization of intangible assets. We had no amortization of intangible assets in 1999 and $0.1 million in 2000 due to the acquisition of Computing Edge in September 2000.


   Other expense, net. Other expense, net consists primarily of interest expense. Interest expense remained constant at $0.4 million in 1999 and 2000.

   Income taxes. We incurred net operating losses in 1999 and 2000, and consequently paid insignificant amounts for federal, state or foreign income taxes.

Quarterly Results of Operations


   The following table sets forth our unaudited quarterly results of operations data for the nine quarters ended March 31, 2002, as well as such data expressed as a percentage of our total revenue for the periods presented. The information in the table below should be read in conjunction with our Financial Statements and the related notes included elsewhere in this prospectus. We have prepared this information on the same basis as the Financial Statements and the information includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. You should not draw any conclusions about our future results from the results of operations for any particular quarter.



                                                                                           Three Months Ended
                                                           ----------------------------------------------------------------
                                                           Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30,
                                                             2000     2000     2000      2000     2001     2001     2001
                                                           -------- -------- --------- -------- -------- -------- ---------
                                                                                (in thousands, except per share amounts)
                                                                                               (unaudited)
Statement of Operations Data:
Revenue:
  Software................................................ $ 1,111  $ 1,317   $ 2,000  $ 2,225  $ 2,628  $ 5,611   $ 5,368
  Service.................................................     404      599       905    1,469    3,816    2,860     3,535
                                                           -------  -------   -------  -------  -------  -------   -------
   Total revenue..........................................   1,515    1,916     2,905    3,694    6,444    8,471     8,903
                                                           -------  -------   -------  -------  -------  -------   -------
Cost of revenue:
  Software(1).............................................     118      171       186      445      451    1,232     2,917
  Services................................................     109      189       223      349    1,770      481       714
                                                           -------  -------   -------  -------  -------  -------   -------
   Total cost of revenue..................................     227      360       409      794    2,221    1,713     3,631
                                                           -------  -------   -------  -------  -------  -------   -------
Gross profit..............................................   1,288    1,556     2,496    2,900    4,223    6,758     5,272
                                                           -------  -------   -------  -------  -------  -------   -------
Operating expenses:
  Sales and marketing.....................................   1,395    1,821     1,951    2,703    3,908    4,224     4,142
  Research and development................................     494      599       863    1,290    1,500    2,584     2,905
  General and administrative..............................     338      306       395      489      962      938     1,063
  Stock-based compensation(2).............................     385      387       389      484      230      237       315
  Amortization of intangible assets.......................      --       --        --      104      108      108       109
  Write-down of intangible assets.........................      --       --        --       --       --       --       788
                                                           -------  -------   -------  -------  -------  -------   -------
   Total operating expenses...............................   2,612    3,113     3,598    5,070    6,708    8,091     9,322
                                                           -------  -------   -------  -------  -------  -------   -------
Loss from operations......................................  (1,324)  (1,557)   (1,102)  (2,170)  (2,485)  (1,333)   (4,050)
Other expense, net........................................    (170)     (96)      (48)     (76)     (86)    (194)     (137)
Provision for income taxes................................      --       --        --       --       --       --       (12)
                                                           -------  -------   -------  -------  -------  -------   -------
Net loss.................................................. $(1,494) $(1,653)  $(1,150) $(2,246) $(2,571) $(1,527)  $(4,199)
                                                           -------  -------   -------  -------  -------  -------   -------
Dividend related to preferred shares...................... $    --  $    --   $    --  $    --  $    --  $    --   $    --
                                                           -------  -------   -------  -------  -------  -------   -------
Net loss attributable to common
 stockholders............................................. $(1,494) $(1,653)  $(1,150) $(2,246) $(2,571) $(1,527)  $(4,199)
                                                           =======  =======   =======  =======  =======  =======   =======
Basic and diluted net loss per common
 share.................................................... $ (0.20) $ (0.21)  $ (0.14) $ (0.26) $ (0.30) $ (0.17)  $ (0.46)
                                                           =======  =======   =======  =======  =======  =======   =======
Basic and diluted weighted average
 common shares outstanding................................   7,630    8,034     8,072    8,625    8,682    9,084     9,093
                                                           =======  =======   =======  =======  =======  =======   =======
--------
(1) Amortization of acquired
    intellectual property included in
    cost of software revenue.............................. $    --  $    --   $    --  $   207  $   248  $   912   $   912
   Write-down of acquired
              intellectual property included in
              cost of software revenue.................... $    --  $    --   $    --  $    --  $    --  $    --   $ 1,677
(2) Stock-based compensation is
    allocable to the following
    operating expenses:
    Sales and marketing................................... $   226  $   219   $   213  $   274  $   128  $   132   $   176
    Research and development..............................      45       50        54       67       23       24        31
    General and administrative............................     114      118       122      143       79       81       108




                                                           Dec. 31, Mar. 31,
                                                             2001     2002
                                                           -------- --------


Statement of Operations Data:
Revenue:
  Software................................................ $ 7,025  $  7,281
  Service.................................................   3,608     4,281
                                                           -------  --------
   Total revenue..........................................  10,633    11,562
                                                           -------  --------
Cost of revenue:
  Software(1).............................................   1,297     1,265
  Services................................................     679       812
                                                           -------  --------
   Total cost of revenue..................................   1,976     2,077
                                                           -------  --------
Gross profit..............................................   8,657     9,485
                                                           -------  --------
Operating expenses:
  Sales and marketing.....................................   5,408     5,548
  Research and development................................   2,744     3,511
  General and administrative..............................   1,823     1,436
  Stock-based compensation(2).............................     322       537
  Amortization of intangible assets.......................      25        25
  Write-down of intangible assets.........................      --        --
                                                           -------  --------
   Total operating expenses...............................  10,322    11,057
                                                           -------  --------
Loss from operations......................................  (1,665)   (1,572)
Other expense, net........................................    (199)     (252)
Provision for income taxes................................     (50)       --
                                                           -------  --------
Net loss.................................................. $(1,914) $ (1,824)
                                                           -------  --------
Dividend related to preferred shares...................... $    --  $(13,200)
                                                           -------  --------
Net loss attributable to common
 stockholders............................................. $(1,914) $(15,024)
                                                           =======  ========
Basic and diluted net loss per common
 share.................................................... $ (0.21) $  (1.63)
                                                           =======  ========
Basic and diluted weighted average
 common shares outstanding................................   9,095     9,211
                                                           =======  ========
--------
(1) Amortization of acquired
    intellectual property included in
    cost of software revenue.............................. $ 1,088  $  1,113
   Write-down of acquired
              intellectual property included in
              cost of software revenue.................... $    --  $     --
(2) Stock-based compensation is
    allocable to the following
    operating expenses:
    Sales and marketing................................... $   182  $    300
    Research and development..............................      34        53
    General and administrative............................     106       184

                                                                    Three Months Ended
                                     -------------------------------------------------------------------------------
                                     Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30, Dec. 31, Mar. 31
                                       2000     2000     2000      2000     2001     2001     2001      2001    2002
                                     -------- -------- --------- -------- -------- -------- --------- -------- -------
                                                                        (unaudited)
Statement of Operations Data as a
 Percentage of Total Revenue:
Revenue:
  Software..........................    73 %     69 %      69 %     60 %     41 %     66 %      60 %     66 %     63 %
  Services..........................    27       31        31       40       59       34        40       34       37
                                       ---      ---       ---      ---      ---      ---       ---      ---      ---
   Total revenue....................   100      100       100      100      100      100       100      100      100
                                       ---      ---       ---      ---      ---      ---       ---      ---      ---
Cost of revenue:
  Software..........................     8        9         6       12        7       15        33       12       11
  Services..........................     7       10         8        9       27        5         8        7        7
                                       ---      ---       ---      ---      ---      ---       ---      ---      ---
   Total cost of revenue............    15       19        14       21       34       20        41       19       18
                                       ---      ---       ---      ---      ---      ---       ---      ---      ---
Gross profit........................    85       81        86       79       66       80        59       81       82
                                       ---      ---       ---      ---      ---      ---       ---      ---      ---
Operating expenses:
  Sales and marketing...............    92       95        67       73       61       50        46       51       49
  Research and development..........    33       31        30       35       23       31        33       26       30
  General and administrative........    22       16        14       13       15       11        12       17       12
  Stock-based compensation..........    25       20        13       13        4        3         4        3        5
  Amortization of intangible assets.    --       --        --        3        2        1         1        0        0
  Write-down of intangible assets...    --       --        --       --       --       --         9       --       --
                                       ---      ---       ---      ---      ---      ---       ---      ---      ---
   Total operating expenses.........   172      162       124      137      105       96       105       97       96
                                       ---      ---       ---      ---      ---      ---       ---      ---      ---
Loss from operations................   (87)     (81)      (38)     (58)     (39)     (16)      (46)     (16)     (14)
Other expense, net..................   (12)      (5)       (2)      (2)      (1)      (2)       (1)      (2)      (2)
Provision for income taxes..........    --       --        --       --       --       --        --       --       --
                                       ---      ---       ---      ---      ---      ---       ---      ---      ---
Net loss............................   (99)%    (86)%     (40)%    (60)%    (40)%    (18)%     (47)%    (18)%    (16)%
                                       ===      ===       ===      ===      ===      ===       ===      ===      ===



   Our total revenue has increased sequentially in each of our last nine quarters. Our software revenue has increased in each of the last nine quarters except for the third quarter of 2001. The decrease in the third quarter of 2001 resulted from larger deferrals related to AUP and other services in connection with two large enterprise sales. Our service revenue increased more in the March 2001 quarter than other quarters due to the fees generated from the annual SMS user training conference. This conference generated revenue of $1.9 million in the quarter and a corresponding increase in cost of services of $1.4 million. The continued growth of services revenue is principally due to increasing AUP revenue and technical service contracts from our increasing base of installed software customers.





   During the fourth quarter of 2000 we began amortizing the intellectual property acquired in the Computing Edge acquisition. The amortization has been classified as a cost of software revenue, which resulted in an increase of approximately $0.2 million, or 6%, in the fourth quarter of 2000. During the third quarter of 2001, we recorded a write-down of acquired intellectual property of $1.7 million.



   Sales and marketing expense has increased in each quarter during the nine quarters in the period ended March 31, 2002, except for the third quarter of 2001. The increases reflect the hiring of additional sales and marketing personnel in connection with the building of our direct, reseller and OEM channels, and higher commissions associated with increased sales. The decrease in the third quarter of 2001 resulted from a decrease in travel expenses and commissions.



   Research and development expense increased each quarter during the nine quarters in the period ended March 31, 2002, except for the fourth quarter of 2001. The increases reflect the hiring of additional engineering and technical writing personnel for new product development. The slight decrease in the fourth quarter of 2001 resulted from lower federal payroll tax expenses for research and development. We expect research and development expenses to continue to increase on a quarterly basis as we continue to expand our development activities.

   General and administrative expense generally increased during the nine quarters in the period ended March 31, 2002 as we increased staffing necessary to manage and support our growth. The quarter to quarter fluctuations are due in part to the timing and use of outside legal and accounting services.



   Beginning with the acquisition of substantially all of the assets of Computing Edge in the fourth quarter of 2000, we have recorded amortization of the acquired intangible assets. Amortization of the acquired intellectual property has been classified as a cost of software revenue. During the third quarter of 2001, we recorded a write-down of intangibles of $2.5 million as a result of competitor product releases and other changes in our operations during the quarter, of which $1.7 million was included in cost of software revenue.


Liquidity and Capital Resources


   Since inception, we have funded the company primarily through borrowings and equity investments. In May 2000, Canopy converted $9.0 million of debt into shares of preferred stock. In May 2000, we also sold shares of preferred stock for $0.5 million. In 2002, we sold shares of preferred stock for net proceeds of $21.2 million in February and $1.9 million in May.



   Our operating activities used $4.8 million and $3.4 million of cash during the years ended December 31, 1999 and 2000, and provided $1.8 million of cash during the year ended December 31, 2001 and $0.7 million during the three months ended March 31, 2002. Net cash provided by operating activities in the first quarter of 2002 consisted primarily of the net loss of $1.8 million, adjusted for $1.4 million of depreciation and amortization, $0.5 million of stock-based compensation and $0.2 million of amortization of debt discount. Changes in operating assets and liabilities provided $0.4 million of cash during the first quarter of 2002. Net cash provided by operating activities in 2001 consisted primarily of the net loss of $10.2 million, adjusted for $4.3 million of depreciation and amortization, a $2.5 million write-down of intangible assets, $1.1 million of stock-based compensation, and a $0.7 million provision for doubtful accounts and other allowances. The adjusted net loss was also offset by a $3.8 million increase in deferred revenue, a $3.1 million increase in accrued expenses and a $0.8 million increase in accounts payable.



   Accounts receivable increased from $3.6 million as of December 31, 2000 to $7.3 million as of December 31, 2001 and decreased to $6.7 million as of March 31, 2002. Accounts receivable have increased at a lower rate than revenues due to efforts to accelerate cash collections. Deferred revenue increased from $4.4 million as of December 31, 2000 to $8.4 million as of December 31, 2001 and to $8.8 million as of March 31, 2002. Deferred revenue has increased at a lower rate than revenue primarily as a result of a significant increase in training and consulting services performed in 2001 and a reduction in AUP as a percentage of related license revenue. The net cash used in operations in 1999 and 2000 was primarily due to the net losses, adjusted for depreciation and amortization and stock-based compensation, as well as changes in accounts receivable, accounts payable, accrued expenses and deferred revenue.



   Investing activities used $0.2 million, $0.4 million, and $2.1 million during the years ended December 31, 1999, 2000 and 2001 and $0.2 million during the three months ended March 31, 2002. Cash used in investing activities was primarily for purchases of property and equipment and also, in 2001, for asset acquisitions.



   Financing activities provided cash of $4.9 million, $4.4 million and $0.7 million during the years ended December 31, 1999, 2000 and 2001, primarily related to net borrowings from our majority stockholder of $5.1 million, $4.0 million and $1.4 million, net borrowings under our accounts receivable financing agreement of $0.1 million in 1999 and $0.5 million from the issuance of preferred stock in 2000. These financing sources of cash were offset by principal payments on notes payable and capital leases of $0.4 million, $0.2 million and $0.6 million. During the three months ended March 31, 2002, financing activities provided $19.2 million of cash consisting primarily of $22.7 million from the issuance of common and preferred shares offset by $3.5 million of repayments of debt and lease obligations.

   As of December 31, 2001, we had a stockholders' deficit of $5.7 million and a working capital deficit of $8.1 million. Included in the working capital deficit is deferred revenue of $7.3 million, which will not require cash to settle but will be recognized as revenue in the future. Also included in the working capital deficit is $3.1 million of borrowings and accrued interest under a convertible note payable to Canopy, net of debt discount of $0.2 million. The borrowings were repaid in full in February 2002 with proceeds from the sale of preferred stock discussed below. The note payable with Canopy was also cancelled.



   In February 2002, we sold 2,933,333 shares of our Series B preferred stock through a private offering for net proceeds of $21.2 million. In February 2002, we used $3.2 million of the proceeds from the sale of Series B preferred stock to repay all amounts owing to Canopy under a convertible promissory note. In addition, in February 2002, we issued 272,728 shares of our common stock to Canopy upon the exercise of an outstanding warrant at $5.50 per share, resulting in proceeds to us of $1.5 million.



   As of March 31, 2002, we had stockholders' equity of $15.7 million and working capital of $12.7 million. Included in working capital is deferred revenue of $8.0 million, which will not require cash to settle but will be recognized as revenue in the future.



   In May 2002, we completed a private placement of 258,064 shares of our Series C non-voting preferred stock for net proceeds of $1.9 million. The Series C non-voting preferred stock is convertible into Class B non-voting common stock at the closing of this offering, and the non-voting common stock will automatically convert into voting common stock in May 2003.



   We believe that our current working capital, together with cash anticipated to be provided by operations, will be sufficient to satisfy our anticipated cash requirements and capital expenditures for at least the next 12 months. Thereafter, we may require additional funds to support our working capital requirements, or for other purposes, and may seek to raise such additional funds through public or private equity financings or from other sources. We may not be able to obtain adequate or favorable financing at that time. Our operating cash flow is subject to the potential impact of rapid technological changes, fluctuations in end-user demands, evolving industry standards and competition.


Contractual Obligations and Commitments


   The following table summarizes our contractual obligations as of March 31, 2002 (in thousands):



                                                 Payments Due by Period
                                           ----------------------------------
                                                  Less than            After
   Contractual Obligations                 Total   1 year   1-3 years 3 years
   -----------------------                 ------ --------- --------- -------
   Short-term debt arrangements........... $   --  $   --    $   --   $   --
   Capital lease obligations..............  1,552     679       873       --
   Long-term note payable.................    339     339        --       --
   Operating leases.......................  6,513   1,526     2,740    2,247
                                           ------  ------    ------   ------
      Total contractual obligations....... $8,404  $2,544    $3,613   $2,247
                                           ======  ======    ======   ======



   As of March 31, 2002, we did not have any other commercial commitments, such as letters of credit, guarantees or repurchase obligations.


Related Party Transactions


   Our operations through 2001 were primarily funded through borrowings and equity investments from Canopy. In May 2000, Canopy converted $9.0 million of debt and accrued interest into 2.0 million shares of our preferred stock. We had a $5.0 million line of credit arrangement with Canopy under which we had borrowed

$3.1 million as of December 31, 2001 that was repaid in full and cancelled in February 2002. Borrowings under the arrangement carried interest at the prime rate as published by The Wall Street Journal. In connection with the $5.0 million line of credit arrangement, we issued warrants to purchase 272,728 shares of common stock at $5.50 per share. This warrant was exercised in February 2002 for proceeds of $1.5 million. Canopy has also guaranteed $1.3 million of our capital lease obligations.


   We participated in a 401(k) retirement plan (the "401(k) Plan") administered by Canopy, which covered all salaried and hourly employees who met certain requirements. We contributed $145,000 in 2000 and $342,000 in 2001 to the 401(k) Plan. In February 2002, we no longer qualified under ERISA guidelines to participate in the 401(k) Plan and have established a comparable 401(k) plan for our employees. In addition, we obtain our insurance coverage through Canopy. During 2000 and 2001, we paid $17,000 and $93,000 to Canopy for insurance premiums.



   We also lease office space, furniture and equipment from Canopy at our headquarters location in Lindon, Utah. We have a five-year lease that started January 1, 2002 and expires December 31, 2006 with monthly payments of $95,000. We believe the terms of these arrangements are at least as favorable as the terms we could obtain from unaffiliated third parties in similar arrangements based on our knowledge of market terms for leases of comparable facilities in our geographic area. Prior to this lease arrangement, we leased office facilities from Canopy on a month to month basis under which we paid
$0.8 million in 2001.


Effect of Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires companies to record derivative financial instruments on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which amended SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133. SFAS No. 138 amends SFAS No. 133 to (a) exclude from the scope of SFAS No. 133 nonfinancial assets that will be delivered in quantities expected to be used or sold by a company over a reasonable period in the normal course of business and for which physical delivery is probable, (b) permit hedging of a benchmark interest rate, (c) allow hedging of foreign-currency-denominated assets and liabilities and (d) allow for limited hedging of net foreign currency exposures. We have no derivative financial and commodity instruments, forward contracts or hedging arrangements in cash and cash equivalents. We adopted these statements on January 1, 2001, which did not have a material impact on our financial position or results of operations.

   In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. We adopted SFAS No. 141 and No. 142 on January 1, 2002, which did not have a material impact on our financial position or results of operations.

   In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation must be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material impact on our financial position or results of operations.

   In August 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001. We adopted SFAS No. 144 on January 1, 2002, which did not have a material impact on our financial position or results of operations.


   In July 2001, the Emerging Issues Task Force, or EITF, reached final consensus on EITF No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products. EITF 00-25 generally requires that consideration, including equity instruments, given to a customer be classified in a vendor's financial statements not as an expense, but as an offset to revenue up to the amount of cumulative revenue recognized or to be recognized. In November 2001, the EITF reached consensus on EITF No. 01-09, Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor's Products. EITF 01-09 clarifies and modifies certain items discussed in EITF 00-25. In accordance with the transition guidance in EITF 00-25, adoption will require the reclassification of financial statements for prior periods presented for comparative purposes. EITF 01-09 will not affect net loss or net loss per share, although reclassification could change the presentation of certain revenue and expense items contained within our financial statements. We are currently assessing the impact EITF 00-25, EITF 01-09, and the accompanying interpretive guidance will have on the classification of our revenue and expenses; however, any impact is not expected to be material. We adopted EITF 00-25 and EITF 01-09 on January 1, 2002, which did not have a material impact on our financial position or results of operations.



   In November 2001, the staff of the FASB issued an announcement, Income Statement Characterization of Reimbursements Received for Out of Pocket Expenses Incurred. This announcement requires companies to characterize reimbursements received for out-of-pocket expenses incurred as revenue in the income statement. This announcement is to be applied in financial reporting periods beginning after December 15, 2001 and comparative financial statements for prior periods are to be reclassified to comply with the guidance in this announcement. We adopted the policies outlined in the announcement on January 1, 2002, which did not have an impact on our results of operations. There were no reimbursements for out of pocket expenses prior to 2002.


Quantitative and Qualitative Disclosures about Market Risk

   We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable, accounts payable and long-term obligations. We consider investments in highly liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents. Our exposure to market risk for changes in interest rates relates primarily to our short-term obligations. Thus, fluctuations in interest rates would not have a material impact on the fair value of these securities.


   Our business is principally transacted in United States Dollars. During the year ended December 31, 2001, approximately 11% of the U.S. dollar value of our invoices and during the first quarter of 2002 approximately 21% of the U.S. dollar value of our invoices were denominated in currencies other than the United States Dollar. Accordingly, we are subject to exposure from adverse movements in foreign currency exchange rates. This exposure is primarily related to local currency denominated revenue and operating expenses in Australia, Germany, the United Kingdom and the Netherlands. We believe that a natural hedge exists in local currencies, as local currency denominated revenue will substantially offset the local currency denominated operating expenses. We will continue to assess our need to hedge currency exposures on an ongoing basis. However, as of March 31, 2002, we had no hedging contracts outstanding.

   At March 31, 2002, we had $20.7 million in cash and cash equivalents. A hypothetical 10% increase or decrease in interest rates would not have a material impact on our results of operations, or the fair market value or cash flows of these instruments.



Changes in Registrant's Certifying Accountant



   The audit committee of our board of directors considers and recommends to the Board the selection of our independent public accountants. On April 5, 2002, our board of directors, in consultation with our audit committee, decided to terminate our relationship with Arthur Andersen LLP, or Andersen, as our independent public accountants, and authorized management, in consultation with our audit committee, to select another public accounting firm to replace Andersen. On April 6, 2002, we engaged KPMG LLP to serve as our independent public accountants for 2002, which engagement was ratified by our Board of Directors on April 23, 2002. KPMG has audited our financial statements for the three years ended December 31, 1999, 2000 and 2001.



   Andersen's reports on our consolidated financial statements for the past two years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.



   During our two most recent fiscal years and through the date of this prospectus, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years.



   We provided Andersen with a copy of the foregoing disclosures. Attached as
Exhibit 16.1 to the Registration Statement is a copy of Andersen's letter, dated May 2, 2002, stating its agreement with such statements.

                                   BUSINESS

Overview

   Altiris is a leading provider of software products and services that enable organizations to manage IT assets throughout their lifecycles. Our IT lifecycle management solution addresses the challenges of IT deployment and migration, software and operations management, inventory and asset management, and help desk and problem resolution through scalable and integrated software products. We have designed our software for use by organizations of all sizes to manage the efficiency and ensure the reliability and availability of complex and distributed IT environments. We believe that the comprehensive functionality of our products, combined with their ease of use, allows an organization to lower its total cost of IT ownership. Our products are used by businesses in a wide variety of industries and computing environments. As of December 31, 2001, we licensed our software products to more than 7,500 customers, including Avaya, BP, British Broadcasting Corporation, DaimlerChrysler, Eli Lilly, Hartford Financial Services and State Farm Mutual Auto Insurance.

Industry Background

   Businesses increasingly rely on IT to gain a competitive advantage in a constantly changing global business environment. In particular, businesses are leveraging IT to increase market share, reduce costs, improve customer satisfaction and enhance overall productivity by enabling customers, business partners and employees to receive a broad range of information and services in a timely manner. As a result, efficiently managing IT assets has become mission-critical to an organization's success.

   The elevated role of IT, combined with rapid advances in underlying technologies, has resulted in a complex IT environment. The complexity is driven in part by the proliferation of distributed computing systems, lack of adopted standards and the heterogeneity of hardware and software assets. A business' IT infrastructure now is required to integrate multiple layers of networks, operating systems, databases, applications and servers and accommodate the rise in remote access over the Internet and extranets.

   As IT infrastructure has become mission-critical to business operations and has increased in technological and operational complexity, it has become more difficult and costly to manage. IT professionals are required to service and support a growing number of on-site and remote users with increasingly unique requirements while maintaining knowledge of advances in hardware, software, system and network technologies. Further, the ongoing need to continuously configure, upgrade, migrate and manage IT assets, and the failure to maintain service levels and infrastructure uptime, can be costly. Indirect costs stemming from downtime, underutilization of IT assets and reduced productivity can be even more costly. According to the Standish Group, an IT market research firm, United States businesses spent $85 billion dollars in 2000 on unscheduled computer system downtime. In addition, the current economic downturn and related IT budget constraints have forced businesses to prioritize spending, resulting in the selection of fewer technology vendors, the deployment of technology initiatives only with compelling return on investment and the use of fewer qualified professionals to manage IT assets.


   In order to align IT resources with these broader competitive objectives and cost constraints, businesses are investing in management software to improve the reliability and availability of IT assets through all phases of an asset's useful life and reduce the large competitive and financial costs of poorly managed IT. This lifecycle management approach focuses on integrating functionality to track and manage IT assets from initial deployment through retirement, including maintenance and upgrade cycles, as well as the capability to continuously diagnose and resolve user problems. IDC estimates the market for systems and storage management software was $13.5 billion in 2001 and projects this market to increase to $23.9 billion in 2005. Our current products address the performance and availability, operations management and problem management segments of this market, which are estimated to grow from $7.8 billion in 2001 to $13.3 billion in 2005.

   Businesses are confronted with the challenge of managing their IT infrastructure using disparate systems management software products from a variety of vendors. The resulting IT environments have created a number of unique implementation and systems management challenges, largely unaddressed by other vendors' offerings.

   Lack of product integration.   Many products are designed to address a
single or limited set of IT management issues. These point products typically do not integrate easily with existing IT investments or management systems and have difficulty scaling to support infrastructure complexity and an increasingly diverse set of user needs.

   Complexity of product and difficulty of deployment. Many products designed to manage IT infrastructure require the adoption of inflexible systems management software. These products are costly, time-consuming to install, difficult to scale or duplicate and do not adequately address the breadth and depth of IT infrastructure management needs. In addition, many products do not address the most immediate and demanding needs of enterprises, such as deploying and migrating software configurations and settings.

   Limited ability to address new technologies. The rapid advancement of hardware and software technologies and the increasing diversity of IT assets have outpaced the ability of many organizations to incorporate easily new technologies into their IT environments. Legacy solutions often are incapable of being extended to address the deployment, management and tracking of new IT assets, while newer products that enable the management of current technologies often do not leverage an enterprise's existing IT management solutions. These challenges have made it difficult for support personnel to cost-effectively deploy new technologies and manage their impact on the overall IT infrastructure.

   We believe that a significant opportunity exists for a comprehensive, integrated and cost-effective IT solution that addresses the business need to manage the efficiency and ensure the reliability and availability of complex IT environments. Such a solution must easily integrate with existing IT investments, track and maintain IT asset productivity and enable problem identification and resolution throughout an asset's lifecycle. This solution must also be able to accommodate rapidly changing IT infrastructures and technologies.

   The Altiris Solution

   Our software products and related services provide a comprehensive solution for managing the complete IT lifecycle. Our solution addresses deployment and migration, software and operations management, inventory and asset management, and help desk and problem resolution which we believe are the critical aspects of IT lifecycle management. Key features of our solution include:

   Comprehensive functionality. Our solution consists of 17 modules that provide comprehensive functionality for managing the critical aspects of the IT lifecycle. These modules enable IT managers to deploy, migrate, and restore software settings on servers, desktop and notebook computers, and mobile devices. Using our modules, IT managers can also track performance and diagnostic metrics of hardware and software and determine what IT assets reside in the enterprise. Finally, our modules facilitate end user problem resolution by providing IT managers with remote access capabilities and allowing them to correct software configuration problems.


   Lower total cost of IT ownership. Our solution automates the manual processes associated with initial deployment, ongoing maintenance, asset management, and migration of software. Our customers can access these capabilities from any Web-browser on a broad range of devices, including desktops, laptops and personal digital assistants, or PDAs. Using our products, customers can increase the productivity of their skilled IT professionals and reduce overall IT costs. In addition, by improving utilization of purchased technology and reducing IT infrastructure downtime, our solution enables our customers to leverage their existing IT assets. As a result, customers can realize a rapid return on their investment in our products and an improved return on their other IT investments.

   Integrated, scalable, Web-based infrastructure. Our multi-tier, Web-based architecture scales to meet the needs of organizations of all sizes, from small businesses to large enterprises. Our modules can be deployed individually on an as-needed basis or as integrated suites to meet our customers' changing IT requirements. By using a common database, our software allows cross product reports and data analysis and provides a foundation for integration and presentation consistency. Our solution requires minimal maintenance and is designed to reduce the cost of managing distributed computing environments.

   Ease of installation and use. Our products are designed to install quickly and easily into our customers' existing IT environments without business disruption. This characteristic enables our customers to minimize their upfront implementation and training costs and quickly realize the benefits of our products. We also offer a variety of services for those customers who wish to customize our products. Further, our products are easy to use because they are based upon widely accepted technologies and employ a consistent, Web-based interface. Our products can be used remotely to maximize flexibility and minimize end user downtime. The combination of ease of installation and use allows our customers to focus on maximizing their return on IT asset investments rather than on implementation and training.

   Built upon Microsoft technology and open standards. Our solution utilizes and builds upon leading Microsoft technology, standards, protocols and application programming interfaces. This enables us to provide compatible products with, and extend the functionality of, Microsoft Windows, the most widely used desktop platform. In addition, our products incorporate open Web-based standards, such as HTTP, XML and FTP, simplifying the customization and implementation of our solution across Windows, UNIX and Linux operating environments.

   Strategy


   Our objective is to be the leading provider of software and related services for managing the complete IT lifecycle. Our strategy includes the following key elements, which will be implemented in a timeframe which reflects actual and anticipated demand for our products and services and market conditions:


   Extend our technology leadership. We intend to leverage our internal development efforts, customer deployments, strategic relationships and acquisitions to extend our technology leadership. In addition, we plan to continue to develop products that utilize current and emerging communications protocols and support a diverse range of computing platforms, including current and future releases of Windows, UNIX, Linux, Java and Microsoft .NET. We intend to continue to offer leading IT lifecycle management products to support hardware that becomes important to our customers.

   Extend our leadership on the Windows platform. Early in our development, we targeted the Windows market because it represented the largest opportunity for our solution. We intend to maintain our position in the dominant Windows market as corporations continue to migrate to Windows 2000 and XP. As Microsoft continues to migrate Windows to additional platforms, such as PDAs, we will continue to extend our management solution to those platforms.

   Expand our strategic relationships with industry leaders. We plan to extend, enhance and develop relationships with leading technology companies, including desktop, server and handheld computer manufacturers as well as systems integrators, VARs and distributors. We currently have formalized strategic relationships with Compaq and Dell and an informal strategic relationship with Microsoft. We believe that these types of relationships will allow us to package and distribute our software products to our partners' customers, increase sales of our products through joint selling and marketing arrangements and increase our insight into future industry needs. We plan to increase the number of relationships we have with VARs, OEMs, systems integrators, distributors and industry leading technology companies to further our sales and marketing efforts.

   Pursue strategic acquisitions. We recently acquired and integrated core technologies from Compaq, Computing Edge and Tekworks. We intend to opportunistically acquire businesses and technologies that will expand and add functionality to our product offerings, augment our distribution channels, expand our market opportunity or broaden our customer base.

   Expand our worldwide presence. We believe that international markets present a substantial growth opportunity for us as the worldwide market for IT lifecycle management products continues to grow. We are currently selling our products in Europe, Australia, Asia and South America and plan to expand our sales, marketing and support functions in those areas by expanding our direct sales force and developing relationships with international resellers, distributors and OEMs.

   Further enhance customer satisfaction. We are committed to providing world-class technical support, training, consulting and professional services and view building long-term customer relationships as a critical component of growing our business. We believe servicing our existing customer base will allow us to more easily up-sell and cross-sell additional products, features and customer service offerings.

Products and Customer Services

  Products

   We develop, market and support software products designed to allow users to deploy and manage mission-critical applications throughout the IT lifecycle on distributed Windows servers, desktop computers, notebook computers and handheld devices, as well as UNIX and Linux systems. The following diagram illustrates the phases of the IT lifecycle that our products are designed to address:

                              [ALTIRIS FLOW CHART]

       DESCRIPTION OF GRAPHICS FOR PRODUCTS AND CUSTOMER SERVICE SECTION

Occupying quadrants comprising the middle third of the page are four squares of equal size. The four squares are superimposed over a faint circular form with an arrow motif that traverses the inside third of each square. The square on the top left of the quadrant contains the caption "HELP DESK AND PROBLEM RESOLUTION
MANAGEMENT." Below this caption are the phrases "Track Tickets," "Remote
Control" and "Problem Diagnosis." The square on the top right of the quadrant contains the caption "DEPLOYMENT & MIGRATION MANAGEMENT." Below this caption are the phrases or words "System Migration," "PC Migration" and "Configuration." The square on the bottom left of the quadrant contains the caption "INVENTORY &
ASSET MANAGEMENT." Below this caption are the phrases or words "Inventory,"
"Asset Tracking" and "Application Metering." The square on the bottom right of the quadrant contains the caption "SOFTWARE & OPERATIONS MANAGEMENT." Below this caption are the phrases or words "Monitor Software," "Software Delivery" and "Notification."


   Our products are licensed to customers as integrated suites or as separate modules, depending on customer requirements. We believe this scaleable approach to IT lifecycle management enables us to meet the needs of organizations of all sizes.

   The following table summarizes our product suites, their functionality and the individual modules included in each suite:

      Suite                      Functionality                          Modules Included
------------------ ----------------------------------------- --------------------------------------
Client Management  Complete solution for Windows desktop     Application Metering, Carbon Copy,
                   and notebook computers and handheld       Deployment Solution, Inventory
                   devices                                   Solution and SW Delivery

Server Management  Complete solution for Windows servers     Carbon Copy, Deployment Solution,
                                                             Inventory Solution, Server Monitor and
                                                             SW Delivery

Asset Management   Complete solution for inventory and asset Application Metering, Asset Control,
                   management                                Contract Management, Inventory
                                                             Solution and TCO Management

Problem Management Complete solution for tracking trouble    Carbon Copy, Helpdesk Solution and
                   tickets, service requests and resolving   Conflict Analysis
                   software configuration problems

   The following table summarizes our product modules and their functionality:

   IT Lifecycle
 Management Phase           Module                                 Functionality
------------------- ----------------------- -----------------------------------------------------------
Deployment and      Deployment Solution     . Deploys Windows servers, desktop and notebook
Migration                                     computers, and handheld devices
Management                                  . Provides network-based cloning, configuration and
                                              deployment of core applications

                    PC Transplant Pro       . Provides, captures and restores Windows PC desktop,
                                              network and application settings and migrates between
                                              versions of the Windows operating system and
                                              applications

                    RapiDeploy              . Provides core imaging and cloning technology used in
                                              Deployment Solution as a utility for custom imaging

Software and        Client Manager          . Delivers Compaq system and driver updates
Operations                                  . Tracks PC health and diagnostics
Management                                  . Predicts drive failure for Compaq desktop and
                                              notebook computers

                    SW Delivery             . Delivers software for Windows computers

                    Server Monitor          . Monitors events, process and performance for
                                              Windows servers

                    UNIX SW Delivery        . Delivers software for UNIX and Linux systems

                    Web Admin for SMS       . Provides a Web-browser interface for Microsoft SMS

Inventory and Asset Application Metering    . Provides application discovery and usage reporting,
Management                                    including ability to restrict usage to a group of
                                              machines or users

                    Asset Control           . Augments hardware, software and user inventory,
                                              defines and tracks other fixed assets, and imports from
                                              Active Directory and record history

                    Contract Management     . Records contracts, tracks service and payment history
                                              and tracks leased equipment

                    Inventory Solution      . Provides hardware, software and user inventory for
                                              Windows systems

                    TCO Management          . Provides total cost of ownership reporting

                    UNIX Inventory Solution . Provides hardware, software and user inventory for
                                              UNIX and Linux systems

Helpdesk and        Carbon Copy             . Provides Web-based remote control and access
Problem Management                            utilities for poorly connected Windows systems,
                                              including systems with mobile users

                    Conflict Analysis       . Detects software configuration conflicts, compares
                                              current configuration to a desired state and detects
                                              changes from last time of service
                                            . Provides independent verification of software rollout
                                              and isolates software configuration problems

                    Helpdesk Solution       . Manages helpdesk services and requests

  Customer Services

   A high level of technical support and customer services is critical to the successful marketing and sale of our products and the development of long-term customer relationships. Our customer services group provides all of our customers with complementary access to our user forum, as well as e-mail support. For customers needing a higher level of support, we provide a range of services that include:

   On-site services. Our on-site professional services include pre-and post-sales consulting services, as well as implementation and integration assistance. Consulting services include planning, design and integration performed by our experienced consultants or software engineers.

   Training and education. We offer product education courses to train our business partners and customers on the implementation and use of our products. Product training is provided at our headquarters, as well as at customer sites and other regional and international locations. Individuals who have received our product education course may also take an authorized exam to qualify for the Altiris Certified Professional and/or Altiris Certified Engineer designation.

   Priority support. We provide additional incident and priority support services. Incident support may be purchased for handling of single questions or issues. Priority support includes e-mail support, priority telephone support and after-hours support services. We also offer assigned engineer support, which provides access to an assigned support contact, and standby engagement support, which is designed for customers with large deployment projects.

   We provide customer services from our headquarters in Lindon, Utah, and our other support offices located in Norwood, Massachusetts; Landau, Germany; and Sydney, Australia. As of December 31, 2001, we had 34 customer services personnel worldwide. We intend to hire additional customer services personnel and establish new support sites to meet our customers' needs.

Customers, Resellers and Case Studies

   As of December 31, 2001, we had licensed our products to more than 7,500 customers in a broad range of industries, including communications, energy, financial/consulting services, healthcare/pharmaceuticals, information technology, insurance and manufacturing/retail. The following customers have purchased more than $100,000 of our software licenses and services during the year ended December 31, 2001:

 Air Products & Chemicals, Inc.           Integrated Device Technology, Inc.
 Avaya Inc.                               INVESCO
 Beverly Enterprises Inc.                  Meijer, Inc.
 BP p.l.c.                                 Nokia Corporation
 British Broadcasting Corporation          Pfizer Inc.
 ChevronTexaco Corporations                Siemens AG
 The Coca-Cola Company                     St. John's Health System
 CNA Financial Corporation                 State Farm Mutual Auto Insurance
 Compaq Computer Corporation               Syngenta AG
 DaimlerChrysler Corporation               Tyson Foods, Inc.
 Eli Lilly & Company                      Wallace Computer Services, Inc.
 Fidelity Investments                      Walt Disney Communications
 Hartford Financial Services Group, Inc.   Wells Fargo Bank, N.A.

   We have over 300 resellers in North America who have registered through our Web site to distribute our products. We also have over 60 international VARs and resellers in over 30 countries that deliver our products and related services. The following resellers have sold more than $100,000 of our software licenses and services during the year ended December 31, 2001:

Adilon Networks Inc.         CorpSoft, Inc.                 Legacy Technologies, LLC
ASAP Software                General Technology Inc.        Micro Systems Engineering
Bluecurrent, Inc.            Getronics NV                   PC Solutions
Cadence Design Systems, Inc. IBM Global Services Consulting SmartStuff Software, Inc.
Codework Limited             IKON Office Solutions, Inc.    Software House International, Inc.
Compaq Computer Corporation  Ingram Micro Inc.


   Compaq accounted for 5%, 19% and 24% of our total revenue in 1999, 2000 and 2001 and 32% of our total revenue in the first quarter of 2002. Ingram Micro accounted for 22% and 9% of our total revenue in 2000 and 2001 and 10% of our total revenue in the first quarter of 2002.


   The following case studies illustrate how some representative customers are using our products to deploy and manage applications through different phases of the IT lifecycle. These case studies do not constitute endorsements by the respective customers of Altiris or our products and services.

PacifiCare Health Systems

   PacifiCare Health Systems is one of the nation's largest health care services companies with operations including health insurance products for employer groups and Medicare beneficiaries, serving approximately 3.6 million members. As part of a company-wide project to revamp and standardize the deployment and maintenance of desktop systems, PacifiCare Health Systems performed a comprehensive review of available desktop management systems and, in December 2001, chose the Altiris Deployment Solution. PacifiCare claims that the Deployment Solution provides it with a comprehensive set of capabilities for managing systems from initial deployment to retirement, with superior price and performance compared to several competing products. Additionally, the Altiris solution complemented PacifiCare's existing Microsoft SMS investment without significant feature or functional overlap. PacifiCare will continue to use the Deployment Solution as a primary component of its ongoing standardization project and expect significant value from reduced cost of ownership of its current and future desktop assets.

Koch Industries

   According to Forbes, Koch Industries Inc. is the second largest privately held company in the United States. Koch companies have IT operations that include over 8,000 individual workstations, approximately 800 of which are laptops, spread across twenty sites and multiple business units worldwide. Koch required an inventory management solution to extend existing inventory tracking and reporting capabilities that is capable of easily integrating with Microsoft SMS 2.0. The solution needed to provide detailed inventory information and satisfy its IT solution pricing, maintenance and upkeep requirements. In August of 2000, Koch Industries chose the Altiris Inventory Solution module over competing products based on price, ease of integration with SMS, low maintenance and upkeep requirements, and detail of inventory data. The Altiris Inventory Solution suite integrated natively with Microsoft SMS and enables Koch companies to perform comprehensive hardware and software inventory for WAN, LAN and mobile clients across various Windows environments. The Altiris suite also provides Koch companies with significant Web reporting capabilities, ranging from comprehensive listings of hardware assets to complete lists of installed software, for presentation in pre-packaged or customized user-designed reports.

CITGO Petroleum

   CITGO Petroleum, a leading manufacturer of petroleum products, leases approximately 4,000 desktop and laptop PCs. Under its Lease Replacement Program, the company is required to replace and re-deploy approximately 1,400 PCs annually into its network and workforce. CITGO required a software solution to cost- effectively automate the expensive, time consuming and error prone task of accurately migrating users' personal settings, and individual files to the newly deployed PCs. CITGO chose the Altiris PC Transplant Pro suite over several competing solutions and is now able to automatically migrate more than 100 of the most common settings, including active desktops, taskbars, wallpaper, icons, mouse and color settings as part of its lease program. CITGO Petroleum claims a 98% to 99% success rate with every migration and a return on its investment in PC Transplant Pro in less than a year after deployment.

Strategic Relationships


   An important element of our strategy is to establish relationships with third parties to assist us in developing, marketing, selling and implementing our products. This approach enhances our ability to expand our product offerings and customer base and to enter new markets, while seeking to increase the number of qualified personnel available to implement and support our products. As of March 31, 2001, we had established the following types of strategic relationships:


   Technology-based relationships. To help ensure that our products are based on industry standards and take advantage of current and emerging technologies, we seek to enter into alliances with leading technology companies. We believe this approach will enable us to focus on our core competencies, reduce the time to market for our new product releases and simplify the task of designing and developing our products.


   For example, we have an agreement with Compaq to develop and market an integrated product combining our server deployment and provisioning technology with a new Compaq line of servers. The first release of this product is scheduled for the first half of 2002. This agreement will continue through December 2005 unless it is either renewed by Compaq for additional 12 month periods up to a total of 4 additional years or terminated upon 30 or 60 days notice for material breach of the agreement depending on the nature of the breach. In addition, Compaq may terminate the agreement if we are acquired by certain competitors of Compaq upon 30 days notice within 6 months after such an acquisition. We expect this agreement to strengthen our position in the server market. Under a separate agreement, Compaq has licensed to us certain of its technology for integration into the Compaq Client Manager module. This license has an initial term that expired in February 2002 but automatically renews for six month periods unless terminated by Compaq upon three months' notice. We are currently engaged in discussions with Compaq to further combine Altiris and Compaq technologies to help extend the functionality and value of Compaq's products.



   We also have an established relationship with Dell, and in May 2002, we entered into an agreement with Dell under which we granted to Dell a nonexclusive license to distribute certain of our software products. In addition, we work with Microsoft to facilitate our ability to build software products that tightly integrate with Microsoft products. We have hosted an annual SMS user conference in which we trained users and promoted the integration between Microsoft's SMS and our products. We and Microsoft jointly hosted a successor conference called the Microsoft Management Summit during the week of April 28, 2002.



   VARs, distributors and OEMs. We have implemented a channel partner program, Altiris Business Partner, to provide sales and technical training, technical support and priority communications to qualified VARs regarding our new products, promotions, pricing and sales tools. The program requires that each such VAR have at least one systems engineer who is certified as an Altiris Certified Engineer. Through this program, we have agreements with more than 50 Altiris Business Partners throughout North America. In addition, we have over 300 resellers in North America who have registered through our Web site to distribute our products. We also have over 60 international VARs and resellers in over 30 countries that deliver our products and related services.

   We also have a license and distribution agreement with Compaq under which Compaq distributes our products to customers directly or through Compaq's distributors and resellers. This license is worldwide and perpetual but may be terminated by Compaq upon 6 months notice or upon 30 days notice in the event of our breach of the agreement.


   Systems integrators. We work with a number of firms providing systems integration services that have selected our products as a component of delivering services to their customers. Bluecurrent, Compaq, CompuCom Systems, Inc., Dell Consulting Services, EDS, GE Capital, Getronics, IBM Global Services and SAIC have used our products in delivering services. We are also pursuing relationships with other systems integrators. These firms complement our internal consulting teams with a substantial network of expertise, as well as the ability to lead large and complex projects.

Technology

   Our Web-based infrastructure is designed to support implementations of our product suites and modules in a wide range of computing environments. Our technology leverages a number of commercially available technologies and includes proprietary technology for Web reports, clients, notifications, directories and communications. The following diagram illustrates our product architecture, which allows individual modules to snap into a set of common services and extend a single Web console, database and agent infrastructure.

Product Architecture

                                [ALTIRIS DIAGRAM]

The diagram consists of multiple text boxes with rounded corners and lines that connect the text boxes to demonstrate relationships. In the center of this diagram is a vertically elongated, rectangular text box. Located within this central text box is the word "Server" in large-print and bold lettering. Underneath the word "Server," is a list comprising "Windows," "NT/2000/XP," "(NFT)," and "Server," all typed in smaller text. Aligned along the right edge of the Server text box and extending from this right edge are four narrow, horizontally-elongated, rectangular text boxes. Each of these text boxes is divided in half with a horizontal line. The top half of the top text box includes the phrase "Deployment Solution." The bottom half of the top text box includes the phrase
"Inventory Solution." The next text box, below the top, includes the phrases "UNIX Inventory" in the top half and "UNIX SW Delivery" in the bottom half. The next text box below that includes the phrase "Compaq
Client Manager" in the top half and "Carbon Copy" in the bottom half. The bottom text box includes the phrases "Helpdesk Solutions" and "Web Admin for SMS." A parenthetical on the right of all four of these text boxes groups these four text boxes extending from the Server text box and labels them with the phrase "Solution." Directly above the Server text box is a substantially square text box with, "Web Console (Handheld)" typed within the text box. A short arrow line extending to the right points to another substantially square text box. Typed within this text box is the phrase "Windows GUI." An arrow line extends from the right side from this Windows GUI text box to a right angle, where the arrow line turns downward and points to the horizontally-elongated text boxes labeled as "Solution." At the top left corner of the Server text box, a double ended arrow line extends diagonally upward to the left from the top left corner and points to a list comprising, "Microsoft SMS,"
"Inventory & SW Delivery." To the left of the central Server text box are four substantially square text boxes aligned vertically, one over the other. A short horizontal line extends from the left of the Server text box to the right edge of each of theses vertically aligned text boxes.
The top text box includes the phrase "Web Reports." The next text below the top text box includes the phrase "Database." The next text box below that includes the phrase "Notification Policies." The bottom text box includes the phrase, "Package Servers." From the left side of the Database text box, an arrow line extends and points to the phrase, printed in italic type, "Export Inventory." From the left side of the Notification Policies Text box, an arrow extends and points to another substantially square text box, which includes the phrase "Notification Help Desk." From the bottom left corner of the Notification Policies, and arrow extends diagonally downward to the left and points to the phrase printed in italics, "SNMP Traps & Tickets." Finally, directly below the Server text box is another square text box with "Client" typed in bold print. A short vertical line connects the Server text box with the Client text box below. Extending to the right from the Client text box is a horizontally elongated text box that is divided into a top half and a bottom half by a line that extends through the middle of the extending text box. In the top half of the text box is the word "Deployment" and in the bottom half of the text box is the word "Inventory." Just to the right of the right end of the elongated text box extending from the Client text box is a list comprising "Windows," "Handhelds," "UNIX/Linux."
   Web console. Our Web console is a Web-browser based user interface. It supports tables, charts, graphs and pivot table views with drill-down capabilities for progressive discovery and context sensitive hyper-links to other functions within the Web console. Secure report views allow the user to limit access to select reports. As individual modules are installed, the Web console is automatically extended with new views, functions, collections, policies and reports. A user-defined collection represents a group of machines and/or users accessing any information available in the database. Policies are used to define standard operations and automate management. Collection-based policies enable administrators to establish different sets of policies for notebook computers and servers, or specific users.

   Common services. Our product architecture includes common services that are utilized by individual modules. Support for Microsoft Active Directory enables modules to discover machines, users, groups and group membership and to link solution policies with policies defined in the Active Directory. Notification policies automate detection and correction of problems, or alert administrators to problems that require manual intervention. A built in alert manager with wireless handheld interface enables workers to share critical status information and for management to track and manage the resolution of problems that require manual intervention. Notification policies include a number of built-in handlers including database logging, SNMP trap forwarding, e-mail and pager support and Web report creation and e-mail distribution.

   Common services provide support for Intel's Wired-for-Management, or WfM, standard including pre-boot execution environment, PXE, and wake on LAN, or WOL, technologies, which enables deployment of WfM-enabled machines directly from the network. Distributed package servers provide replication across a company-wide site hierarchy for system images and application packages. Package servers include support for poorly connected, remote sites and enable efficient source routing of images and packages to mobile users.

   Database. Our extensible database enables us to manage new classes of assets and events without any database programming or maintenance. All extensions and customizations are made available via the Web console and common services to individual modules.

   Agent. Our agent supports real-time systems as well as sometimes-connected mobile users. Our agent uses Web-based protocols for communications and supports bandwidth throttling, checkpoint recovery, delta distribution as well as network block-out. Bandwidth throttling limits network resource usage and preserves bandwidth for business critical operations. Checkpoint recovery permits failed software distributions to restart from the point of interruption, which ensures data is communicated only once from source to destination. Delta distribution saves network bandwidth by forwarding only changes from source to destination. Network block-out prohibits software distribution or all management activity to preserve bandwidth during business hours. For mobile users, our agent will resume communications from the nearest, fastest network resource. For example, a mobile user can begin a software distribution in the California office, shutdown the PC, and resume in the Boston office.

Technology features

   Integration. Our product architecture supports the seamless integration of individual modules. When an additional module is installed, the Web console, common services, database and agent are automatically extended. This model reduces the need for re-training as new modules are introduced. Our product architecture enables partners to develop complementary solutions, such as Compaq Client Manager, that integrates their proprietary technology seamlessly into the solution. Our common services include native integration for inventory and software delivery with Microsoft SMS, and SNMP trap forwarding for integration with existing network management and enterprise management systems.

   Customizable. Our product architecture includes an extensible database. Customers can add new classes of assets and add new attributes to existing assets without database maintenance. All of the extensions and customizations are made available via the Web console and common services to installed modules. Policies and reports are held in XML documents and can easily be customized, exported and imported to other systems. New policies and reports can also be cloned and customized without the use of programming tools.

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

   Scalable. Our common services support a multi-tier site hierarchy that can be configured to meet the needs of organizations of all sizes. Our agent minimizes network traffic which enables more systems to be managed by a single server. Individual modules automatically deploy required components to managed systems. Collection-based policies enable IT administrators to define effective management policies for different systems, applications and departments. Notification policies automate the detection and correction of problems. Inventory can be forwarded up the site hierarchy into a central reporting database, including Microsoft SMS, and historical recording can be used to track changes across the environment.

   Industry standards. We utilize open standards such as TCP/IP, PXE, WOL, SNMP, HTTP, HTTPS, FTP and XML to support communications between Windows, UNIX and Linux systems. Our common services use standard Microsoft technology such as IIS, SQL Server, Active Directory, Microsoft COM object model, Windows Management Instrumentation, or WMI, and Visual Basic for Applications scripting. Our use of widely accepted open standards and Microsoft technology makes our products easy to implement in existing IT environments. As new and emerging standards and technologies develop, we intend to incorporate these standards and features into our product architecture.

Sales and Marketing


   Sales. We sell and market our IT lifecycle management products and services primarily through VARs, distributors, OEMs, systems integrators, online sales and our direct sales force. As of March 31, 2002, we had 121 sales and marketing employees. These sales people are located in major metropolitan areas such as Albuquerque, Atlanta, Austin, Boston, Chicago, Dallas, Detroit, Ft. Lauderdale, Houston, Indianapolis, Los Angeles, Minneapolis, New York, San Diego, San Francisco, Seattle, Toronto and Washington D.C. We also have sales people located in Amsterdam, Dusseldorf, Frankfurt, London, Paris, Sao Paulo, Singapore and Tokyo. We plan to continue to expand our direct sales force in North America, Asia, Europe, and Latin America. We currently target senior executives, especially chief information officers, for our large, enterprise-wide sales and directors or project managers in IT departments for our module sales. Typically, our sales process will include an initial sales presentation, a product demonstration, a product evaluation period and a purchase process.


   Marketing. We have a variety of marketing programs designed to create brand recognition and market awareness for our product offerings. We market our products and services through our Web site, online and magazine advertising, directed advertising in e-mail newsletters and mailings, as well as press tours. In addition, our marketing efforts include active participation at tradeshows, technical conferences and technology seminars, publication of technical and education articles in industry journals, sales training and preparation of competitive analyses. Our customers and strategic partners provide references, and we feature customer recommendations in our advertising and other promotional activities.

Research and Development


   Our research and development organization is responsible for the design, development and release of our products, documentation and product management. We have made substantial investments in research and development. As of March 31, 2002, we had 129 employees in our research and development group, which is organized into sub-groups focused on development, quality assurance, product management, documentation and localizing products for non-English environments. Members from each discipline also form separate product teams that work closely with sales, marketing and customer support to better address market needs and user requirements.


   We maintain a central database for storing and organizing feedback from our customers in order to identify and address their changing system and application management requirements. This feedback database is supplemented by input from an advisory board composed of many of our key customers. When appropriate, we also utilize third parties to expand our capacity and to provide additional technical expertise on a consulting, work-for-hire basis.

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

Competition

   The market for IT lifecycle management software is highly fragmented, rapidly evolving and highly competitive, and we expect competition in this market to persist and intensify. Our key competitors with respect to all phases of IT lifecycle management include Computer Associates, Microsoft, Peregrine Systems and Tivoli (IBM). Our strategy with respect to the offerings of these companies is not to displace them, but instead to add value by developing and marketing software solutions that extend, enhance and complement their solutions. Other competitors with respect to various phases of IT lifecycle management include Intel, Miramar, Network Associates, Novadigm, Novell, On Technology, PowerQuest, Symantec, Tally Systems and Tangram Systems.

   We compete primarily on the following bases:

  .  software functionality;

  .  ease of use and installation;

  .  cost of our products; and

  .  integration with IT lifecycle management products, including Microsoft SMS.

   We may face future competition in the IT lifecycle management market from large, established companies, such as Microsoft, as well as from emerging companies. Barriers to entry in the lifecycle management market are relatively low, new software products are frequently introduced and existing products are continually enhanced. In addition, we believe that there is likely to be consolidation in our markets, which could lead to increased price competition and other forms of competition. Established companies may develop their own competitive products, but may also acquire or establish cooperative relationships with our current or future competitors, including cooperative relationships between larger, established and smaller public and private companies.

   In addition, our ability to sell our products will depend, in part, on the compatibility of our products with other third-party products. Third-party software developers may change their products so that they will no longer be compatible with our products. If our competitors were to bundle their products in this manner or make their products non-compatible with ours, this could harm our ability to sell our products and could lead to price reductions for our products, which could reduce our profit margins. For example, Microsoft may not only develop its own IT lifecycle management solution, but may also acquire or establish cooperative relationships with our competitors.

Intellectual Property and Proprietary Rights


   Our success and ability to compete depend on our continued development and protection of our proprietary software and other technologies. We rely primarily on a combination of patent, copyright, trade secret and trademark laws as well as contractual provisions to establish and protect our intellectual property rights. We currently have three issued patents in the United States and one application pending in the United States, with two patent applications pending under the Patent Cooperation Treaty. Although we believe that our patents are important intellectual property assets that can give us a competitive advantage, we do not believe that any one of our three patents is material to our business as a whole. We will continue to assess appropriate occasions to seek patent and other intellectual property protection for innovative aspects of our technology that we believe provide us a significant competitive advantage.


   We provide our software products to customers pursuant to license agreements that impose restrictions on use. These license agreements are primarily in the form of shrink-wrap or click-wrap licenses, which are not negotiated with or signed by our end user customers and purport to take effect upon downloading, installing or using the software. These measures may afford only limited protection of our intellectual property and proprietary rights associated with our products. We also enter into confidentiality agreements with employees and consultants involved in product development. We routinely require our employees, customers and potential business partners to enter into confidentiality agreements before we disclose any sensitive aspects of our products, technology or business plans. Despite our efforts to protect our proprietary rights through license and confidentiality agreements, unauthorized parties may still attempt to copy or otherwise obtain and use our products and technology. In addition, we intend to expand our operations internationally, and effective patent, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries. If we fail to protect our intellectual property and other proprietary rights, our business could be harmed.


   We currently license software from MasterEye Ltd., or MasterEye, that we distribute under the Altiris Vision brand to our education customers worldwide. This agreement renews automatically annually unless one party gives six months notice to terminate and, if our license agreement is terminated, we must immediately cease distributing and marketing the Altiris Vision product. Our license is terminable upon 60 days notice or upon 30 days notice if a breach of the licensing agreement occurs.



   We have also licensed certain technology from Compaq for integration into our Client Manager module. This license agreement had an initial term that expired in February 2002, which automatically renewed for a six-month period, and which will continue to automatically renew for six-month periods unless terminated by Compaq upon three months notice. We also license other third-party technologies to enhance our products. Failure to license, or the loss of any license of, technologies could result in development or shipment delays until equivalent software is identified, licensed and integrated or developed by us.


   As of the date of this prospectus, we own the following United States trademark registrations: Altiris, Bootworks, PC Transplant, RapidDeploy and RapidInstall. We also own a perpetual license to use the registered trademark, Carbon Copy, which is a registered trademark of Altiris in some foreign jurisdictions. We have several other trademarks and are actively pursuing trademark registrations in several foreign jurisdictions.

Employees


   As of March 31, 2002, we had 321 employees, including 121 in sales and marketing, 34 in customer services and support, 129 in research and development and 37 in general administration. None of our employees is represented by a labor union. We have never experienced a work stoppage and believe our relationship with our employees is good.


Facilities


   Our principal administrative, sales, marketing, customer support and research and development facility is located in our headquarters facility in Lindon, Utah. We currently occupy approximately 47,000 square feet of office space in the Lindon facility under the terms of an operating lease expiring in December 2006. Our current facility should be adequate to meet our needs for at least the next 12 months. We believe that suitable additional facilities will be available as needed on commercially reasonable terms. In addition, we have offices in Australia, France, Germany, Massachusetts, New Mexico, the Netherlands and the United Kingdom.


Legal Proceedings

   On December 23, 1999, we commenced a patent infringement suit against Symantec Corporation, or Symantec, in the United States District Court for the District of Utah requesting compensatory damages and injunctive relief. In its response to our complaint, Symantec denied our claim of infringement and brought a counterclaim against us asserting that our patent is invalid and that we are infringing and diluting Symantec's trademarks.

   In July 2001, the Court conducted a hearing for the purpose of construing or interpreting the claims comprising our patent, and in August 2001, the Court issued an order that narrowly construed these claims. In an effort to facilitate our appeal from the order, we entered into a stipulation with Symantec that, based on the order,

Symantec's products do not infringe our patent. The stipulation also provided that Symantec's counterclaims of trademark infringement and dilution should be dismissed and the remainder of the lawsuit should be stayed. Symantec's only remaining counterclaim requests a judgment that our patent is invalid.


   In November 2001, the Court entered a final judgment based on our stipulation, ruling that Symantec did not infringe our patent and dismissing Symantec's counterclaims for trademark infringement and dilution. We and Symantec have each appealed the Court's ruling to the United States Court of Appeals for the Federal Circuit. We are challenging the Court's narrow interpretation of a variety of terms in the patent's claims. Symantec is challenging the Court's interpretation of one particular limitation found in some of the patent's claims. In any event, although we believe that our patent is an important intellectual property asset, we do not believe that this particular patent is material to our business as a whole. Accordingly, we do not believe that an adverse ruling on appeal or on the remaining pending counterclaim will have a material adverse effect on our results of operations or financial position.




   We are involved in other claims and legal matters arising in the ordinary course of business. In our opinion, the ultimate disposition of these matters will not have a material adverse effect on our results of operations or financial position.

                                  MANAGEMENT


   The following table sets forth certain information with respect to our executive officers, directors and other key employees as of May 2, 2002:



Name                              Age Position
----                              --- --------
Executive Officers and Directors:
Gregory S. Butterfield........... 42  President, Chief Executive Officer and Director
Stephen C. Erickson.............. 45  Vice President, Chief Financial Officer
Dwain A. Kinghorn................ 36  Vice President, Chief Strategy and Technology Officer
Michael R. Samuelian............. 43  Vice President, Sales
Jan E. Newman.................... 42  Vice President, Business Development
Gary B. Filler (1)............... 61  Director
Jay C. Hoag (2).................. 43  Director
Michael J. Levinthal (1)......... 47  Director
Darcy G. Mott (2)................ 49  Director
V. Eric Roach (1)(2)............. 39  Director
Ralph J. Yarro, III.............. 37  Chairman of the Board of Directors

Other Key Employees:
Ron E. Porter.................... 49  Vice President, Customer Services
Tyler M. Smith................... 40  Vice President, Marketing
Robert N. Wellman................ 36  Vice President, Strategic Alliances
Craig H. Christensen............. 45  Vice President, General Counsel and Secretary
Chad S. Latimer.................. 42  Vice President, International Operations

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee


   Gregory S. Butterfield has served as our President and Chief Executive Officer since February 2000 and as a director since May 2000. Prior to joining Altiris, Mr. Butterfield served as Vice President, Sales for Legato Systems, Inc., a backup software company, from July 1999 to February 2000. From June 1996 to July 1999, Mr. Butterfield served as Executive Vice President of Worldwide Sales for Vinca, a fault tolerance and high availability company. From June 1994 to June 1996, Mr. Butterfield was the Regional Director of the Rocky Mountain Region for Novell, Inc., a provider of Internet business solutions. From January 1992 to June 1994, Mr. Butterfield was Vice President of North American Sales for WordPerfect Corporation, a software company. Mr. Butterfield holds a B.S. degree in Finance from Brigham Young University.


   Stephen C. Erickson has served as our Vice President, Chief Financial Officer since August 2000. Before joining Altiris, from May 1996 to August 2000, Mr. Erickson was the Chief Financial Officer and Controller for the Newspaper Agency Corporation, a newspaper publisher. From September 1989 to May 1996, Mr. Erickson was employed as an accountant at Deloitte & Touche LLP and from September 1983 to May 1986 Mr. Erickson was an accountant at Arthur Andersen. Mr. Erickson holds a B.S. degree in Accounting from Brigham Young University.

   Dwain A. Kinghorn has served as our Vice President and Chief Strategy and Technology Officer since October 2000. Mr. Kinghorn was the founder of Computing Edge, a software company, and served as its Chief Executive Officer from May 1994 to September 2000, when Computing Edge was purchased by Altiris. From May 1989 to May 1994, Mr. Kinghorn was employed by Microsoft, a software company, and was one of the original three members of Microsoft's SMS development team. Mr. Kinghorn holds a B.S. degree in Electrical and Computer Engineering from Brigham Young University.

   Michael R. Samuelian has served as our Vice President, Sales since March 2000. Prior to joining Altiris, from September 1999 to March 2000, Mr. Samuelian served as the Director of Strategic Alliances at Legato.

From January 1994 to September 1999, Mr. Samuelian was Director of International Software Sales and later Director of Strategic Alliances at Vinca, a fault tolerance and high availability company.

   Jan E. Newman, one of our founders, served as a director of Altiris since August 1998 until February 2002 and as our Vice President, Business Development since January 2002. From May 2000 to December 2001, Mr. Newman served as Vice President, Business Development for Canopy, a management and resource company. From August 1998 to February 2000, Mr. Newman served as President and Chief Executive Officer of Altiris. From January 1996 to August 1998, Mr. Newman served as President and Chief Executive Officer of KeyLabs, an independent software quality and e-commerce testing company. Mr. Newman holds a B.A. degree in French from Brigham Young University.

   Gary B. Filler has served as a director of Altiris since February 2002. Mr. Filler has served as the Chief Executive Officer and as a director of Net Vision, Inc., a software company, since November 2001. Mr. Filler has served as a board member of Sento Corporation, a software company, since September 1998 and continues to serve as Chairman of the Board. In addition, Mr. Filler served as Acting Chief Financial Officer and Executive Vice President of Sento Corporation from July 1999 to July 2001. From September 1996 to September 1998, Mr. Filler was a business consultant and private investor. Mr. Filler served as Senior Vice President and Chief Financial Officer for Diamond Multimedia Systems, Inc., a manufacturer of graphics boards and modems, from January 1995 to September 1996. From February 1994 until June 1994, he served as Executive Vice President and Chief Financial Officer of ASK Group, Inc., a computer systems company. Mr. Filler was Chairman of the board of Seagate Technology, Inc., a manufacturer and distributor of data storage, retrieval and management products, from September 1991 until October 1992, and was Vice Chairman of the board of Seagate from October 1990 until September 1991. Mr. Filler served as Co-Chairman of the board of Seagate and as director of Seagate Software, Inc., a subsidiary of Seagate from June 1998 until December 2000. Mr. Filler holds a B.S. in Accounting from the University of Utah.


   Jay C. Hoag has served as a director of Altiris, Inc. since February 2002. Mr. Hoag has been the General Partner of Technology Crossover Ventures, a venture capital firm, since June 1995. From 1982 to 1994, Mr. Hoag served in a variety of capacities at Chancellor Capital Management, Inc., which was a venture capital/portfolio management company. Mr. Hoag also serves on the board of directors of eLoyalty Corporation, EXE Technologies, Inc., Expedia, Inc. and several privately held companies. Mr. Hoag holds a B.A. in Economics and Political Science from Northwestern University and an M.B.A. from the University of Michigan.


   Michael J. Levinthal has served as a director of Altiris, Inc. since February 2002. Since January 1983, Mr. Levinthal has been a partner of Mayfield Funds, a venture capital firm. Prior to joining Mayfield, Mr. Levinthal was a Special Limited Partner at New Enterprise Associates, a venture capital firm, from June 1981 to December 1982. In addition, Mr. Levinthal has been a director of Concur Technologies, Inc., a software company, since April 1998 and a director of webMethods, Inc., a provider of integration software to enterprise customers, since September 1998. Mr. Levinthal holds an M.B.A., an M.S. in Industrial Engineering and a B.S. in Engineering from Stanford University.

   Darcy G. Mott has served as a director of Altiris since May 2000. Mr. Mott has served as Vice President, Treasurer and Chief Financial Officer of Canopy, a management and resource company, since May 1999. Prior to joining Canopy, Mr. Mott served as Vice President and Treasurer of Novell, a provider of Internet business solutions, from December 1995 to September 1998 and prior to serving in that position, Mr. Mott served in various other financial management positions for Novell since September 1986. Mr. Mott worked for Arthur Andersen LLP, a global provider of professional services from 1977 to 1986. Mr. Mott has served as a member of the board of directors of Caldera International, Inc., a company that provides Linux-based solutions, since March 2002. Mr. Mott also serves as a member of the board of directors of various privately held companies. Mr. Mott is a certified public accountant and holds a B.S. degree in Accounting from Brigham Young University.

   V. Eric Roach has served as a director of Altiris, Inc. since February 2002. Mr. Roach served as Chief Executive Officer and Chairman of the Board of eLance, a professional services marketplace, from May 2000 to

October 2001, and he is currently a member of the board of directors of eLance. Prior to joining eLance, Mr. Roach served from September 1997 to January 2000 as Executive Vice President and Chief Marketing Officer for the Direct Business division of Morgan Stanley Dean Witter, an investment bank. Prior to joining Morgan Stanley Dean Witter, Mr. Roach founded Lombard Brokerage, a brokerage company, and served as its Chairman and Chief Executive Officer from May 1992 to September 1997.

   Ralph J. Yarro, III has served as the Chairman of the board of directors of Altiris since our incorporation in August 1998. Mr. Yarro has served as a director and as the President and Chief Executive Officer of Canopy, a management and resource company, since February 1996. Mr. Yarro has served as the Chairman of the board of directors of Caldera International, Inc., a company that provides Linux-based solutions, since August 1998. Mr. Yarro has served as a director of MTI, Inc., a mass storage and high availability company, since March 2000. Prior to joining Canopy, Mr. Yarro served as a member of the original team of NFT Management, Inc., a portfolio management company advising the Noorda Family Trust, from March 1995 to February 1996. From August 1993 to March 1995, Mr. Yarro was a member of the Corsair Advance Technology Team at Novell, a provider of Internet business solutions. Mr. Yarro also serves as a member of the board of directors of various privately held companies. Mr. Yarro holds a B.A. degree in Political Science from Brigham Young University.

   Ron E. Porter has served as our Vice President, Customer Services since October 2000 and was our Director of Technical Support from January 2000 to October 2000. Prior to joining Altiris, from May 1988 to December 1999, Mr. Porter worked at Novell, a provider of Internet business solutions, initially as Front Line Support, then as Director of Premium Services and later as Director of Business Development of Novell's Customer Services Americas Support Center. Mr. Porter holds a Computer Programming Certificate from Arizona Technical College.

   Tyler M. Smith has served as our Vice President, Marketing since September 1998. Prior to joining Altiris, from April 1997 to September 1998, Mr. Smith served as Vice President, Marketing at KeyLabs, Inc., an independent software quality and e-commerce testing company, and from April 1987 to April 1997, he served in several management positions at Novell, a provider of Internet business solutions. Mr. Smith holds a B.S. degree and an M.B.A. degree from Brigham Young University.

   Robert N. Wellman has served as our Vice President, Strategic Alliances since March 2000. Prior to joining Altiris, from July 1999 to March 2000, Mr. Wellman was Regional Sales Manager at Legato. From May 1996 to July 1999, Mr. Wellman was Regional Sales Manager at Vinca, a fault tolerance and high availability company. Mr. Wellman holds a B.A. degree in Business Administration and Business Management from Brigham Young University.

   Craig H. Christensen has served as our Vice President, General Counsel and Secretary since September 2000. Prior to joining Altiris, from 1997 to September 2000, Mr. Christensen served as Associate General Counsel for Novell, a provider of Internet business solutions. From June 1994 to 1997, he served as Senior Corporate Counsel for Novell. Mr. Christensen holds a J.D. and a B.A. degree from Brigham Young University.

   Chad S. Latimer has served as our Vice President, International Operations since October 2001 and as our Director of International Sales from March 2000 to October 2001. Prior to joining our company, from December 1998 to March 2001, Mr. Latimer served as Director of International Sales for Vinca, a fault tolerance and high availability company. From November 1997 to December 1998, Mr. Latimer served as Director, Asia Pacific Sales for PowerQuest Corporation, a provider of storage management solutions, and from December 1996 to August 1997, he served as Vice President, Sales for NetVision, a network management company. Mr. Latimer holds a B.A. degree in Humanities from Brigham Young University.

   Executive officers are appointed by our board of directors and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

Classified Board

   Following the completion of this offering, our Amended and Restated Certificate of Incorporation will be amended and restated to provide for a board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the board will be elected to a one-year term, two will be elected to two-year term and three will be elected to a three-year term. Thereafter, directors will be elected for three-year terms.

   Mr. Butterfield and Mr. Filler have been designated Class I directors whose terms expire at the 2003 annual meeting of stockholders. Mr. Levinthal and Mr. Mott have been designated Class II directors whose terms expire at the 2004 annual meeting of stockholders. Mr. Hoag, Mr. Roach and Mr. Yarro have been designated Class III directors whose terms expire at the 2005 annual meeting of stockholders. The authorized number of directors may be changed only by resolution of our board of directors or a majority vote of the stockholders. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management.

Audit Committee

   We have established an audit committee that consists of Mr. Filler (Chairman), Mr. Levinthal and Mr. Roach. The audit committee is responsible for reviewing and monitoring our financial statements and internal accounting procedures, making recommendations to our board of directors regarding the selection of independent auditors, evaluating the scope of the annual audit and quarterly reviews, reviewing audit and quarterly results, consulting with management and our independent auditors prior to presentation of financial statements to stockholders, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs, and performing such other duties as may be requested by our board of directors.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee consists of Mr. Roach (Chairman), Mr. Hoag and Mr. Mott. The Compensation Committee is responsible for reviewing and making recommendations to the board of directors regarding salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans.
Mr. Butterfield, our President, Chief Executive Officer and a member of our board of directors, participates in all discussions and decisions regarding salaries and incentive compensation for all of our employees and consultants, except that he is excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company's board of directors or compensation committee.

Director Compensation

   We grant each non-employee director a nonstatutory stock option under our 2002 Stock Plan to purchase 50,000 shares of common stock, which vests at a rate of 50% per year. We grant an additional option to each non-employee director to purchase 25,000 shares of common stock every two years after the initial grant, which vests at a rate of 50% per year. Each of these options will have an exercise price equal to the fair market value of our common stock on the date of grant and will have a 10-year term. In the event of a change of control, these options will become exercisable as to all of the vested shares under the options plus all shares that would have otherwise vested within one year had the directors continued to serve the Company in that role. Our non-employee directors are paid a quarterly retainer of $1,500 and an additional $1,000 for attending all board meetings each quarter. In addition, committee chairpersons are paid a quarterly retainer of $1,000. We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred by them in attending board and committee meetings. On February 22, 2002, we made an initial option grant to purchase 50,000 shares of common stock to each of our six non-employee directors under our 2002 Stock Plan.

Executive Compensation

   The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered to Altiris in all capacities during the years ended December 31, 2000 and December 31, 2001, by our Chief Executive Officer and our three other most highly compensated executive officers whose salary and bonus for 2001 exceeded $100,000. These executives are referred to as the named executive officers elsewhere in this prospectus.

                          Summary Compensation Table

                                                                               Long Term     All Other
                                                                              Compensation  Compensation
                                                                              ------------ --------------
                                                 Annual
                                              Compensation                     Securities
                                   Fiscal   ----------------   Other Annual    Underlying  Life Insurance
Name and Principal Position         Year     Salary   Bonus  Compensation (1)   Options     Premiums (2)
---------------------------        ------   -------- ------- ---------------- ------------ --------------
Gregory S. Butterfield............  2001    $201,030 $10,000     $    --             --        $1,325
  President and Chief Executive     2000(3)  163,298      --          --        500,000            --
  Officer

Stephen C. Erickson...............  2001     144,238  10,000          --         20,000         1,695
  Vice President, Chief             2000(4)   46,875      --          --        100,000            --
  Financial Officer

Dwain A. Kinghorn.................  2001     171,092  10,000          --         32,500           345
  Vice President, Chief Strategy    2000(5)   41,250      --          --         35,000            --
  and Technology Officer

Michael R. Samuelian..............  2001     108,300  18,000      78,701         10,000         1,435
  Vice President, Sales             2000(6)   75,000      --      40,097        150,000            --

--------
(1) Comprises amounts paid to named executives as commissions.
(2) Dollar amounts represent amounts paid by us on account of life insurance premiums for named executives.
(3) Mr. Butterfield joined Altiris in February 2000 and amounts indicated comprise compensation of such named executive officer in our 2000 fiscal year.
(4) Mr. Erickson joined Altiris in August 2000 and amounts indicated comprise compensation of such named executive officer in our 2000 fiscal year.
(5) Mr. Kinghorn joined Altiris in October 2000 and amounts indicated comprise compensation of such named executive officer in our 2000 fiscal year.
(6) Mr. Samuelian joined Altiris in March 2000 and amounts indicated comprise compensation of such named executive officer in our 2000 fiscal year.

2001 Option Grants

   The following table summarizes the stock options granted to each named executive officer during the year ended December 31, 2001, including the potential realizable value over the 10-year term of the options, which is based on assumed rates of stock appreciation of 5% and 10%, compounded annually and subtracting from that result the aggregate option exercise price. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

   During the year ended December 31, 2001, we granted options to purchase up to an aggregate of 1,024,425 shares to employees. All options were granted under our 1998 Stock Option Plan at exercise prices determined by our board of directors. Options generally vest as to 25% of the shares underlying the option at the end of each one-year period over four years.


   The potential realizable value amounts in the last two columns of the following table represent hypothetical gains that could be achieved for the respective options if exercised at the end of their respective terms. The assumed 5% and 10% annual rates of stock price appreciation are based upon an assumed price per share of $11.00 for each option from the date of grant to the end of the option term in accordance with the rules of the SEC. These estimates do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holder's continued employment through the vesting period.



                                                                          Potential Realizable
                                                                            Value at Assumed
                                                                         Annual Rates of Stock
                                                                         Price Appreciation for
                                          Individual Grants                  Options Terms
                              ------------------------------------------ ----------------------
                              Number of  Percent of
                              Securities   Total
                              Underlying  Options   Exercise
                               Options   Granted to   Price   Expiration
Name                           Granted   Employees  Per Share    Date        5%         10%
----                          ---------- ---------- --------- ----------  --------    --------
Gregory S. Butterfield.......       --       -- %     $  --          --  $     --    $     --
Stephen C. Erickson..........   20,000      1.95       6.00    12/19/11   238,357     450,623
Dwain A. Kinghorn............   20,000      1.95       4.50    03/12/11   268,357     480,623
                                12,500      1.22       6.00    12/19/11   148,973     281,640
Michael R. Samuelian.........   10,000      0.98       6.00    12/19/11   119,178     225,312


Aggregate Option Exercises and Option Values

   The following table sets forth certain information regarding exercised stock options during the year ended December 31, 2001, and unexercised options held as of December 31, 2001, by each of the named executive officers.


   There was no public trading market for our common stock as of December 31, 2001. Accordingly, these values have been calculated on the basis of the initial public offering price of $11.00, less the applicable exercise price per share, multiplied by the number of shares issued or issuable, as the case may be, on the exercise of the option. All options were granted under our 1998 Stock Option Plan.



                                                         Number of Securities
                                                        Underlying Unexercised     Value of Unexercised
                                  Number of Shares            Options at          In-the-Money Options at
                                Acquired on Exercise       December 31, 2001         December 31, 2001
                              ------------------------ ------------------------- -------------------------
Name                          Exercised Value Realized Exercisable Unexercisable Exercisable Unexercisable
----                          --------- -------------- ----------- ------------- ----------- -------------
Gregory S. Butterfield.......    --           --         87,500       262,500     $958,125    $2,874,375
Stephen C. Erickson..........    --           --         25,000        95,000      200,000       700,000
Dwain A. Kinghorn............    --           --          8,750        58,750       70,000       402,500
Michael R. Samuelian.........    --           --         30,000       100,000      328,500     1,035,500

Benefit Plans

1998 Stock Option Plan


   Our 1998 Stock Option Plan was adopted by our board of directors in August 1998. Our 1998 Stock Option Plan provides for the grant of nonstatutory stock options to our employees, directors and consultants. We have reserved an aggregate of 4,197,058 shares of our common stock for issuance under this plan. As of May 2, 2002, 829,958 shares had been issued pursuant to the exercise of options and options to purchase 3,347,788 shares of common stock were outstanding. As a result of the discontinuation of stock option grants under our 1998 Stock Option Plan, we intend to grant options in the future under our 2002 Stock Plan. The 1998 Stock Option Plan provides that in the event of the sale, transfer or other disposition of all or substantially all of our assets, our complete liquidation or dissolution, or a merger or consolidation in which more than 50% of our total combined voting power is transferred to persons different from the persons holding those securities immediately prior to such merger or consolidation, the outstanding options under the plan and all outstanding repurchase rights will terminate except to the extent the options and repurchase rights are assumed by the successor entity. Notwithstanding the foregoing, outstanding options may accelerate as to a portion of unvested shares subject to an option prior to such termination as provided in an optionee's stock option agreement or any amendment to such stock option agreement.


   In February 2002, our board of directors determined to discontinue granting stock options under our 1998 Stock Option Plan and to retire any shares of our common stock reserved for issuance under such plan and not subject to outstanding stock options.

2002 Stock Plan

   Our board of directors adopted and our stockholders approved the 2002 Stock Plan in January 2002. In February 2002, our board of directors amended the 2002 Stock Plan to increase the maximum number of shares reserved for issuance under the plan, and our board also approved certain other amendments to become effective upon the completion of this offering. The amendment to our 2002 Stock Plan is subject to approval by our stockholders. Our 2002 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended, or the Code to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

   Number of Shares of Common Stock Available under the 2002 Stock Plan. We have reserved a total of 1,180,762 shares of our common stock for issuance pursuant to the 2002 Stock Plan. In addition, our 2002 Stock Plan provides for annual increases in the number of shares available for issuance under our 2002 Stock Plan on the first day of each fiscal year, beginning in 2003, equal to the lesser of 3% of the outstanding shares of common stock on the first day of the applicable year, 1,000,000 shares, or a lesser amount as our board may determine.

   Administration of the 2002 Stock Plan. Our board of directors, or a committee appointed by the Board, or with respect to different groups of optionees, different committees appointed by our board, will administer the 2002 Stock Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options and stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and stock purchase rights and the form of consideration payable upon exercise.

   Options. The administrator determines the exercise price of options granted under the 2002 Stock Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code and incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

   No optionee may be granted an option to purchase more than 1,000,000 shares in any year, except in connection with his or her initial service as an employee, an optionee may be granted an additional option to purchase up to 500,000 shares.

   In connection with the termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 3 months. However, an option may never be exercised later than the expiration of its term.

   Stock Purchase Rights. Stock purchase rights, which represent the right to purchase our common stock, may be issued under our 2002 Stock Plan. The administrator determines the purchase price of stock purchase rights granted under our 2002 Stock Plan. Unless the administrator determines otherwise, a restricted stock purchase agreement, which is an agreement between us and an optionee which governs the terms of stock purchase rights, will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

   Transferability of Options and Stock Purchase Rights. Our 2002 Stock Plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option or stock purchase right during his or her lifetime.

   Adjustments upon Change in Control. Our 2002 Stock Plan provides that in the event of our merger with or into another corporation, or a change of control, the successor corporation will assume or substitute each option or stock purchase right. If the successor corporation refuses to assume or substitute for outstanding options and stock purchase rights, the administrator will notify each optionee that, for a period of 15 days from the date of such notice, his or her option will become exercisable as to all vested shares subject to such option, plus all shares that would have otherwise vested within one year after the date of such notice. The option will terminate upon the expiration of the 15-day period.

   Amendment and Termination of our 2002 Stock Plan. Our 2002 Stock Plan will automatically terminate in 2012, unless we terminate it sooner. In addition, the administrator has the authority to amend, suspend or terminate the 2002 Stock Plan provided such amendment does not impair the rights of any optionee.

2002 Employee Stock Purchase Plan

   In February 2002, our board of directors adopted our Employee Stock Purchase Plan, effective upon the completion of this offering. The 2002 Employee Stock Purchase Plan is subject to approval by our stockholders.

   Number of Shares of Common Stock Available under the 2002 Employee Stock Purchase Plan. A total of 500,000 shares of our common stock are reserved for issuance under our 2002 Employee Stock Purchase Plan. In addition, our 2002 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the 2002 Employee Stock Purchase Plan on the first day of each year, beginning in 2003, equal to the lesser of 2% of the outstanding shares of our common stock on the first day of the applicable year, 750,000 shares, or another amount as our board may determine.

   Administration of the 2002 Employee Stock Purchase Plan. Our board of directors or a committee established by our board will administer the 2002 Employee Stock Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the 2002 Employee Stock Purchase Plan and determine eligibility.

   Eligibility to Participate. Our employees and employees of designated subsidiaries are eligible to participate in the 2002 Employee Stock Purchase Plan if they are customarily employed for at least 20 hours per week and more than 5 months in any calendar year. However, an employee may not be granted an option to purchase stock under the 2002 Employee Stock Purchase Plan if:

  . the employee immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

  . if the employee's rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

   Offering Periods and Contributions. Our 2002 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code and contains consecutive, 6-month offering periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before February 1, 2003, and the second offering period which will commence on August 1, 2003. All eligible employees will be automatically enrolled in the first offering period, but payroll deductions and continued participation in the first offering period will not be determined until after the effective date of the Form S-8 registration statement which is intended to register the shares reserved for issuance under the 2002 Employee Stock Purchase Plan.

   Our 2002 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant's base salary, overtime and shift premiums and commissions, but excludes all other compensation. A participant may purchase a maximum of 1,125 shares during the first offering period under the 2002 Employee Stock Purchase Plan and a maximum of 750 shares during each subsequent 6-month offering period, subject to adjustment for stock splits, dividends or other applicable changes in our capital structure.

   Purchase of Shares. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month offering period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of an offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends three months following termination of employment with us (unless specified otherwise by a participant).

   Transferability of Rights. A participant may not transfer rights granted under the 2002 Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the 2002 Employee Stock Purchase Plan.

   Adjustments upon Change in Control. In the event of a change of control, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering periods then in progress will be shortened, and a new exercise date will be set. In such event, the administrator will provide notice of the new exercise date to each optionee at least 10 business days before the new exercise date.

   Amendment and Termination of the 2002 Employee Stock Purchase Plan. The administrator has the authority to amend or terminate our 2002 Employee Stock Purchase Plan, except that, subject to certain exceptions described in the 2002 Employee Stock Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our 2002 Employee Stock Purchase Plan.

Employment Contracts and Change of Control Arrangements

   In August 2000, we entered into a stock option agreement with Stephen C. Erickson under our 1998 Stock Option Plan, pursuant to which we granted to him an option to acquire up to 100,000 shares of our common stock at a per share exercise price of $3.00, which vests over a four-year period. In addition, the stock option agreement provides that in the event of a change in control of our company following the completion of this offering, 50% of the unvested options will become fully vested and exercisable upon the effective time of the change in control. Other than the stock option agreement with Mr. Erickson or as provided generally to all optionees under our 1998 Stock Option Plan and 2002 Stock Plan, we have no employment agreements or change of control arrangements with any named executive officer.

Limitations on Directors' Liability and Indemnification

   Our Amended and Restated Certificate of Incorporation and Bylaws limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

  .  any breach of their duty of loyalty to the corporation or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions; and

  . any transaction from which the director derived an improper personal benefit.

   Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

   In addition and in accordance with Delaware law, our Amended and Restated Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under Delaware law.

   We have entered, or intend to enter, into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Altiris, arising out of such person's services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Since January 1, 2001, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest other than:

  . compensation arrangements, which are described where required under "Management"; and

  .  the transactions described below.


   May 2000 Series A Preferred Stock Financing. In May 2000, we issued 2,000,000 shares of Series A preferred stock to Canopy at a per share price of $4.50, in exchange for the conversion of $9,000,000 of debt, including accrued interest. Upon the closing of this offering, our certificate of incorporation provides that each share of Series A preferred stock will convert automatically into one share of our common stock.


   February 2002 Series B Preferred Stock Financing. In February 2002, we sold 2,570,805 shares of Series B preferred stock to TCV IV, L.P. and 95,862 shares of Series B preferred stock to TCV IV Strategic Partners, at a per share purchase price of $7.50, or an aggregate of approximately $20,000,000. Upon the closing of this offering, our certificate of incorporation provides that each share of Series B preferred stock will convert automatically into one share of our common stock. Jay C. Hoag, a nominated director at the time of that stock purchase and currently one of our directors, is a Managing Member of Technology Crossover Management IV, L.L.C., which is the General Partner of each of the TCV Funds.

   Secured Convertible Promissory Note and Warrant. In January 2001, we issued to Canopy a secured convertible promissory note, which provided for a line of credit up to the principal amount of $5,000,000, and a warrant to purchase 272,728 shares of our common stock at an exercise price per share of $5.50. The performance of our obligations under the note was secured by a general security interest over our assets granted in favor of the holder of the note pursuant to a related security agreement between us and Canopy. On February 22, 2002, we paid our obligations under the secured convertible promissory note in full and the note was cancelled. In connection with such repayment, Canopy exercised its warrant in full to purchase 272,728 shares of our common stock.


   Agreements with Canopy. In 2001, we leased from Canopy office space and related furniture and equipment for our previous corporate headquarters. Total payments made by us under such lease in 2001 were $739,000. In December 2001, we terminated such lease and moved our corporate headquarters to a 47,000 square foot facility that we also lease from Canopy. The lease for our current corporate headquarters provides for monthly rent of $95,000 and expires in December 2006. In addition, we had an agreement with Canopy that enabled our salaried and hourly employees to participate in a 401(k) plan administered by Canopy. Our matching contributions amounted to $145,000 in 2000 and $342,000 in 2001. We have also obtained our insurance coverage through Canopy and have paid Canopy $17,000 in 2000 and $93,000 in 2001 for insurance premiums. In February 2001, Canopy entered into a Limited Corporate Guarantee with Zions Credit Corporation, pursuant to which Canopy agreed to guarantee our obligations, to the extent of up to $300,000, to Zions Credit Corporation under an equipment lease between us and Zions Credit Corporation, dated February 14, 2001. In May 2001, Canopy entered into a Limited Corporate Guarantee with Zions Credit Corporation, pursuant to which Canopy agreed to guarantee our obligations, to the extent of up to $1,000,000 to Zions Credit Corporation under an equipment lease between us and Zions Credit Corporation, dated May 17, 2001. In April 2002, we entered into a Registration and Expenses Agreement pursuant to which we each agreed to pay certain expenses incurred in connection with this offering and to indemnify each other in connection with certain liabilities arising in connection with this offering.


   Indemnification Agreements. We have entered, or intend to enter, into indemnification agreements with our directors and officers, which agreements may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors.

                      PRINCIPAL AND SELLING STOCKHOLDERS


   The following table sets forth information regarding the beneficial ownership of our common stock as of May 2, 2002, by the following individuals or groups:


  . each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock;

  .  each stockholder who is selling shares in this offering;

  .  each of the named executive officers;

  .  each of our directors; and

  .  all directors and executive officers as a group.


   Except as otherwise noted the address for each holder of more than 5% of our common stock is c/o Altiris, Inc., 588 West 400 South, Lindon, Utah 84042. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Percentage ownership is based on 14,795,933 shares of common stock outstanding as of May 2, 2002, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the completion of this offering, and 19,795,933 shares immediately following the completion of this offering. Shares of common stock subject to options, warrants or other rights to acquire stock that are currently exercisable or exercisable within 60 days of May 29, 2002, are treated as outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.



                                                                          Number of Shares    Percentage of
                                                                          Underlying Rights Shares Outstanding
                                                                             Exercisable    ------------------
                                                              Number of   Within 60 Days of  Before    After
Beneficial Owner (Name and Address)                          Shares Owned   May 29, 2002    Offering  Offering
-----------------------------------                          ------------ ----------------- --------  --------
5% Stockholders
Entities affiliated with Technology Crossover Ventures (1)..   4,666,667            --       31.54%    23.57%
  528 Ramona Street
  Palo Alto, California 94301
The Canopy Group, Inc. (2)..................................   6,682,220            --       45.16%    33.76%
  333 South 520 West, Suite 300
  Lindon, Utah 84042

Directors and Named Executive Officers
Gregory S. Butterfield......................................     152,000       175,000        2.18%     1.64%
Stephen C. Erickson (3).....................................       3,000        25,000         *          * %
Dwain A. Kinghorn (4).......................................     622,638        13,750        4.30%     3.21%
Michael R. Samuelian........................................      33,000        60,000         *          * %
Gary B. Filler..............................................          --            --         --        -- %
Jay C. Hoag (5).............................................   4,666,667            --       31.54%    23.57%
Michael J. Levinthal........................................      90,000            --         *          * %
V. Eric Roach (6)...........................................     133,333            --         *          * %
Ralph J. Yarro, III (7).....................................   6,682,220            --       45.16%    33.76%
Darcy G. Mott (8)...........................................   6,682,220            --       45.16%    33.76%
All directors and executive officers as a group (11 persons)  12,634,858       392,500       85.77%    64.53%

Other Stockholders
Moon Shadow, L.P. (9).......................................     280,000            --        1.89%     1.41%

--------
*  less than 1%

(1) Consists of 4,498,909 shares held by TCV IV, L.P. and 167,758 shares held by TCV IV Strategic Partners, L.P., which are collectively referred to as the TCV Funds. Jay C. Hoag and Richard H. Kimball are the Managing Members of Technology Crossover Management IV, L.L.C., which is the General Partner of each of the TCV Funds. Mr. Hoag disclaims beneficial ownership of these shares, except as to his pecuniary interest therein.
(2) The Noorda Family Trust, or NFT, owns a majority of the capital stock of The Canopy Group, Inc., or Canopy. Raymond J. and Lewena Noorda serve as the only trustees of the NFT. Mr. Noorda is also an executive officer of Canopy. Mr. Yarro is the President and Chief Executive Officer of Canopy and holds a significant amount of Canopy's voting stock. Mr. Yarro disclaims beneficial ownership of these shares, except as to his pecuniary interest therein. Mr. Mott is the Chief Financial Officer of Canopy. Mr. Mott disclaims beneficial ownership of these shares, except as to his pecuniary interest therein.
(3) Mr. Erickson's shares include 3,000 shares held by Adventure Learning Software, Inc. Mr. and Mrs. Erickson hold all of the outstanding capital stock of Adventure Learning Software, Inc.
(4) Mr. Kinghorn's shares include 50,000 shares held by Computing Edge Corporation, or CEC, and 568,638 shares held by Computing Edge Limited, or CEL. Mr. Kinghorn is the Chief Executive Officer and holds all of the outstanding capital stock of CEC and he is a director of CEL. Mr. Kinghorn has disclaimed beneficial ownership as to CEL's shares, except as to his pecuniary interest therein.
(5) Mr. Hoag's shares include 4,498,909 shares held by TCV IV, L.P. and 167,758 shares held by TCV IV Strategic Partners, L.P. Mr. Hoag is a Managing Member of Technology Crossover Management IV, L.L.C., which is the General Partner of each of the TCV Funds. Mr. Hoag disclaims beneficial ownership of these shares, except as to his pecuniary interest therein.
(6) All of Mr. Roach's shares are held by The Roach Family Trust, for which he serves as trustee.
(7) Mr. Yarro's shares include 6,682,220 shares held by Canopy. Mr. Yarro disclaims beneficial ownership of these shares, except as to his pecuniary interest therein.
(8) Mr. Mott's shares include 6,682,220 shares held by Canopy. Mr. Mott disclaims beneficial ownership of these shares, except as to his pecuniary interest therein.
(9) James D. Brisk is the General Partner of Moon Shadow, L.P. Mr. Brisk disclaims beneficial ownership of these shares, except as to his pecuniary interest therein.

                         DESCRIPTION OF CAPITAL STOCK


General


   At the closing of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Common Stock


   As of May 2, 2002, assuming the automatic conversion of each outstanding share of preferred stock upon the completion of this offering, there would have been 14,795,933 shares of common stock, including 258,064 shares of Class B non-voting common stock, outstanding which were held of record by 103 stockholders. After this offering, there will be 19,795,933 shares of common stock outstanding, including the Class B non-voting common stock. The Class B non-voting common stock will convert into common stock in May 2003.



   Holders of common stock (other than Class B non-voting common stock) are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. However, holders of Class B non-voting common stock are not entitled to vote for the election of directors or to vote on any other matter. In such event, the holders of the remaining shares will not be able to elect any directors. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, subject to the terms of any existing or future agreements between Altiris and our debtholders. We have never declared or paid cash dividends on our capital stock, expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.


   In the event of liquidation, dissolution or winding up of Altiris, holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of common stock have no preemptive or other subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding on completion of this offering will be, fully paid and nonassessable.

Preferred Stock


   Effective upon the completion of this offering, each outstanding share of Series A preferred stock and Series B preferred stock will be converted into one share of common stock and each outstanding share of Series C non-voting preferred stock will be converted into one share of Class B non-voting common stock. Following such conversion, our Amended and Restated Certificate of Incorporation will be amended and restated to delete all references to the prior series of preferred stock, and 5,000,000 shares of undesignated preferred stock will be authorized.


   Our board of directors will have the authority, without any further vote or action by our stockholders, to issue from time to time the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of Altiris without further action by the stockholders. We have no current plans to issue any shares of preferred stock.

Registration Rights


   After this offering, the holders of an aggregate of 5,516,953 shares of our common stock will be entitled to certain rights with respect to registration of such shares under the Securities Act of 1933, as amended, or the Securities Act. These shares are referred to as registrable securities. Compaq, the holder of 400,000 registrable securities, possesses registration rights under the terms of an Investor Rights Agreement between Altiris and Compaq, dated March 30, 2001. Under the terms of the Investor Rights Agreement, if we propose to register any shares of our capital stock under the Securities Act of 1933, as amended, the holders of the registrable securities are entitled to notice of the registration and have the right to include their registrable securities in the registration. The registration rights are subject to certain conditions and limitations, among them the right of the underwriters to limit the number of shares included in the registration which may reduce the number of shares proposed to be registered in view of market conditions. Compaq has agreed to waive its registration rights with respect to this offering. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate three years following the completion of this offering.



   The holders of 5,116,953 registrable securities possess registration rights under the terms of a First Amended and Restated Investors' Rights Agreement between Altiris and certain holders of our securities, dated May 2, 2002. Under the terms of the Investors' Rights Agreement, if we propose to register any shares of our capital stock under the Securities Act, these holders will be entitled to notice of the registration and have the right to include all or a portion of their registrable shares in the registration. However, the underwriters have the right to limit the number of shares included in any such registration. Beginning 180 days after the completion of this offering, these holders will have the right to require us, on no more than two occasions, to file a registration statement under the Securities Act to register all or any part of the registrable shares held by such holders, subject to certain conditions and limitations. We may in certain circumstances defer these registrations, and the underwriters have the right to limit, and in the case of our initial public offering, to exclude entirely, the number of shares included in these registrations. Further, these holders may require us to register all or any portion of their registrable securities on Form S-3, when such form becomes available to us, subject to certain conditions and limitations.


   All holders of registrable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation.

Anti-takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law

   Upon completion of this offering, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will be amended to contain certain provisions that could make the following more difficult:

  .  acquisition of Altiris by means of a tender offer;

  .  acquisition of Altiris by means of a proxy contest or otherwise; and

  .  the removal of our incumbent officers and directors.

   These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Altiris to first negotiate with our board of directors. We believe that the benefits of increased protection resulting from our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Altiris outweigh the disadvantages of discouraging such proposals because we believe that the negotiation of such proposals could result in an improvement of their terms.

   Stockholder Meetings. Our Amended and Restated Bylaws provide that only the board of directors, the Chairman of the board, the Chief Executive Officer or the President of Altiris may call special meetings of stockholders.

   Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

   Elimination of Stockholder Action By Written Consent. Our charter documents eliminate the right of stockholders to act by written consent without a meeting.

   Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on our classified board of directors, see the section entitled "Management--Board of Directors." This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of Altiris because it generally makes it more difficult for stockholders to replace a majority of the directors.

   Elimination of Cumulative Voting. Our charter documents do not provide for cumulative voting in the election of directors.

   Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Altiris. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Altiris.

   Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed "interested stockholders" of certain Delaware corporations from engaging in a "business combination" with those corporations, including those whose securities are listed for trading on the Nasdaq National Market, for three years following the date that such persons became interested stockholders. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

   The provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Nasdaq National Market Listing

   We have applied to list our common stock on the Nasdaq National Market under the symbol "ATRS."

Transfer Agent

   The Transfer Agent and Registrar for the common stock is Equiserve Trust Company, N.A. The transfer agent's address is c/o Shareholder Services, 150 Royall Street, Canton, MA 02021.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.


   Upon the completion of this offering, we will have 19,795,933 shares of our common stock, including 258,064 shares of Class B non-voting common stock, outstanding. Of the outstanding shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act, may only be sold in compliance with the limitations described below. The remaining shares of our common stock will be deemed "restricted securities" as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which are summarized below. Subject to the lock-up agreements described in "Underwriting" and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:


          Eligibility of Restricted Shares For Sale in Public Market


                                   Shares Eligible
Days after Date of this Prospectus    for Sale                           Comment
---------------------------------- --------------- ----------------------------------------------------
   Upon completion of offering....       13,437    shares that become saleable under Rule 144(k).

   180 days.......................    9,034,108    shares that become saleable under Rule 144 or 144(k)
                                                   upon expiration of 180-day lock-up.

   Thereafter.....................    5,748,388    shares held for one year or less.


   Some of the shares in the table above, including shares held by executive officers and directors, listed as not being saleable until 180 days after the date of this prospectus may become saleable at a sooner date, as described under "Lock-up Agreements" below.

Lock-up Agreements


   Altiris and holders of 14,782,496 shares of our common stock, including each of our officers & directors, have agreed, subject to specified exceptions, that, without the prior written consent of Credit Suisse First Boston Corporation, they will not offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of our common stock or securities convertible into or exercisable for shares of our common stock during the 180-day period following the date of this prospectus. However, Altiris may continue to issue securities and grant options under the terms of our employee stock plans and in connection with an acquisition. Credit Suisse First Boston Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See description of lock-up agreements in "Underwriting."


Rule 144


   In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, including an affiliate of Altiris who has beneficially owned shares for at least one year, is entitled to sell within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock, which will be approximately 197,959 shares immediately after this offering, or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of the sale is filed. In addition, a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. When a person acquires shares from one of our affiliates, that person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Rule 701


   In general, under Rule 701 of the Securities Act, any employee, officer, director, consultant or advisor who purchased shares from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144. However, 615,991 shares issued pursuant to Rule 701 are subject to the lock-up agreements described in "Underwriting" and will only become eligible for sale at the expiration of those agreements.


Stock Options


   As of May 2, 2002, options to purchase a total of 4,029,613 shares of our common stock were outstanding. We intend to file a Form S-8 registration statement under the Securities Act to register all 4,029,613 shares of our common stock subject to outstanding options, and an additional 998,937 shares of our common stock reserved for issuance under our equity incentive plans. Accordingly, shares of our common stock issued under these plans will be eligible for sale in the public markets, subject to applicable vesting restrictions and the lock-up agreements described in "Underwriting."


Registration Rights


   Holders of up to 5,516,953 shares of our outstanding common stock will have rights to participate in any future registration of securities by us. Beginning 180 days following completion of this offering, certain of these holders will have two demand registration rights with respect to their shares of our common stock to require us to register their shares of our common stock under the Securities Act. If the holders of these registrable securities request that we register their shares, and if the registration is effected, these shares would become freely tradable without restriction under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See "Description of Capital Stock--Registration Rights."

 CERTAIN FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF
                                 COMMON STOCK

   The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of our common stock by non-U.S. holders. As used herein, "non-U.S. holder" means any person or entity that holds our common stock, other than:

  .  an individual citizen or resident of the United States;

  . a corporation or partnership created or organized in or under the laws of the U.S., or of any state of the U.S. or the District of Columbia, other than any partnership treated as foreign under U.S. Treasury Regulations;

  . an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source;

  . a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust; or

  .  a trust which has made an election to be treated as a United States person.


   The summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, existing and temporary U.S. Treasury Regulations promulgated thereunder and administrative and judicial interpretations of each, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. We assume in the summary that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally property held for investment). This summary is for general information only. It does not address aspects of U.S. federal taxation other than income and estate taxation. This summary does not discuss all the tax consequences that may be relevant to a non-U.S. holder in light of the holder's particular circumstances, nor does it consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws. In addition, this summary does not address any state, local, or foreign tax considerations that may be relevant to a non-U.S. holder's decision to purchase shares of our common stock.



   PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES, AS WELL AS OTHER U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES AND THE NON-U.S. TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK.


Income Tax

   Dividends

   We do not have a present intention to pay dividends on shares of our common stock. However, if we pay dividends on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will reduce a holder's basis, but not below zero, and then will be treated as a gain from the sale of stock.

   In general, dividends we pay to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate of the gross amount (or a lower rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with such a U.S. trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including Internal Revenue Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the repatriation or deemed repatriation from the U.S. of its "effectively connected earnings and profits," subject to certain adjustments and exceptions. Under applicable Treasury Regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

   Disposition of Our Common Stock

   Generally, non-U.S. holders will not be subject to U.S. federal income tax, or withholding thereof, in respect of gain recognized on a disposition of our common stock unless:


  . the gain is effectively connected with the holder's conduct of a trade or business within the U.S. or if a tax treaty applies, is attributable to a permanent establishment or fixed base of the holder in the U.S.; in any such case gain will be subject to regular graduated U.S. income tax rates, and the branch profits tax described above may also apply if the non-U.S. holder is a corporation;


  . in the case of a non-U.S. holder who is a non-resident alien individual and holds our common stock as a capital asset, the holder is present in the U.S. for 183 or more days in the taxable year of the sale and other conditions are met;

  . we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes and certain other conditions are met; we do not believe we are or have been a United States real property holding corporation and do not expect to become one in the future; or

  . the holder is subject to tax pursuant to U.S. federal income tax provisions applicable to certain U.S. expatriates.

Estate Tax

   If an individual non-U.S. holder owns, or is treated as owning, our common stock at the time of his or her death, such stock would generally be includable in the individual's gross estate for U.S. federal estate tax purposes. In such case, our common stock may be subject to U.S. federal estate tax imposed on the estates of nonresident aliens, in the absence of a contrary provision contained in an applicable estate tax treaty.

Backup Withholding and Information Reporting


   Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder, and the amount of tax that we withheld on those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. This information may also be made available to the tax authorities of any country in which the non-U.S. holder resides or is established.


   Dividends paid on our common stock to a non-U.S. holder will generally be subject to backup withholding tax at a 30% rate if the holder fails to establish an exemption or to furnish other information (which is generally provided by furnishing a properly executed IRS Form W-8BEN or any successor form). Payments of proceeds from the sale of our common stock by a non-U.S. holder made to or through a U.S. office of a broker are generally subject to both information reporting and backup withholding tax unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes entitlement to an exemption (for example, that it is a corporation).

   Payments of proceeds from the sale of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through certain non-U.S. offices, including the non-U.S. offices of a U.S. broker and foreign brokers with certain types of connections to the U.S., are generally subject to information reporting, but not backup withholding, unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes entitlement to an exemption.

   Backup withholding is not an additional tax. A non-U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

   Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, including the availability of an exemption from such requirements and the procedures for obtaining such an exemption.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement, dated       , we have agreed to sell to the underwriters named
below, for whom Credit Suisse First Boston Corporation, Deutsche Bank Securities Inc. and UBS Warburg LLC are acting as representatives, the following respective numbers of shares of common stock:


                                                                  Number
               Underwriter                                       of Shares
               -----------                                       ---------
     Credit Suisse First Boston Corporation.....................
     Deutsche Bank Securities Inc...............................
     UBS Warburg LLC............................................
                                                                 ---------
        Total................................................... 5,000,000
                                                                 =========


   The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.


   The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 750,000 additional outstanding shares of common stock from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover over- allotments of common stock.


   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $      per share. The
underwriters and the selling group members may allow a discount of $      per
share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to brokers/dealers.

   The following table summarizes the discounts and commissions and estimated expenses that we and the selling stockholders will pay.

                                                       Per Share                       Total
                                             ----------------------------- -----------------------------
                                                Without          With         Without          With
                                             Over-allotment Over-allotment Over-allotment Over-allotment
                                             -------------- -------------- -------------- --------------
Underwriting Discounts and Commissions
  paid by us................................       $              $              $              $
Expenses payable by us......................       $              $              $              $
Underwriting Discounts and Commissions
  paid by the selling stockholders..........       $              $              $              $
Expenses payable by the selling stockholders       $              $              $              $

   The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except for up to 1,000,000 shares of common stock we may issue as consideration in connection with an acquisition, the filing of a registration statement on Form S-8 or Form S-8/S-3 under the Securities Act, grants of options to purchase shares of common stock under the plans disclosed in this prospectus and existing on the date of this prospectus and issuances of shares of common stock pursuant to the exercise of employee stock options outstanding on the date of this prospectus.

   Our executive officers and directors, and substantially all holders of our outstanding shares of common stock and holders of our outstanding options to purchase shares of common stock have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.


   The underwriters have reserved for sale at the initial offering price up to 250,000 shares of common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


   We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have applied to list the shares of common stock on The Nasdaq Stock Market's National Market under the symbol "ATRS."

   Prior to the offering, there has been no public market for the common stock. The initial public offering price for the common stock will be determined by negotiation between us and the representatives, and does not reflect the market price for the common stock following the offering. The principal factors considered in determining the initial public offering price will include:

  . the information set forth in this prospectus and otherwise available to the representatives;

  .  market conditions for initial public offerings;

  .  the history of and prospects for the industry in which we will compete;

  .  our past and present operations;

  .  our past and present earnings and current financial position;

  .  the ability of our management;

  .  our prospects for future earnings;

  .  the present state of our development and our current financial condition;

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

  . the general condition of the securities markets at the time of this offering.

   We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after the offering.

   Deutsche Bank Securities Inc., one of the underwriters, acted as placement agent in connection with the sale of our Series B preferred stock in February 2002, for which it received a customary fee.

   In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids, in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by such syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action -- Ontario Purchasers Only

   Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling stockholders in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholders will have no liability. In the case of an action for damages, we and the selling stockholderswill not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

   All of our directors and officers as well as the experts named herein and the selling shareholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   The validity of our common stock offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Salt Lake City, Utah. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell, Menlo Park, California.

                                    EXPERTS




   The consolidated financial statements and schedule of Altiris, Inc. as of December 31, 2000 and 2001, and for each of the years in the three-year period ended December 31, 2001, have been included herein in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                     WHERE TO FIND OTHER ALTIRIS DOCUMENTS

   We have filed a registration statement on Form S-1 with the SEC with respect to the common stock we are offering by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Altiris and the common stock, reference is hereby made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Web site at http://www.sec.gov.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms, our web site and the Web site of the SEC referred to above.

                    INDEX TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENT

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended
  December 31, 2000.................................................................. P-3

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations.......... P-4

                        ALTIRIS, INC. AND SUBSIDIARIES

      Unaudited Pro Forma Condensed Consolidated Statement of Operations

   The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 is based on Altiris, Inc.'s historical consolidated statement of operations for the year ended December 31, 2000 included elsewhere in this prospectus adjusted to give effect to the acquisition of certain assets of Computing Edge Corporation, Computing Edge Australasia Pty Limited and Computing Edge Limited (collectively, "Computing Edge") which was effective September 30, 2000. The accompanying unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the audited consolidated financial statements and related notes of Altiris, Inc. and subsidiaries and the audited combined financial statements of Computing Edge included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statement of operations has been prepared using the purchase method of accounting for the acquisition and reflects the effect of the acquisition as if it had occurred on January 1, 2000.

   The unaudited pro forma condensed consolidated statement of operations included in this prospectus is for illustrative purposes only. Such information does not purport to represent what the Company's results of operations actually would have been had the acquisition in fact occurred when assumed, nor is it indicative of actual or future operating results that may occur.

                        ALTIRIS, INC. AND SUBSIDIARIES

      Unaudited Pro Forma Condensed Consolidated Statement of Operations
                     For The Year Ended December 31, 2000


                                                        Historical
                                               ----------------------------
                                               Altiris, Inc. Computing Edge
                                               ------------- --------------
                                                              Nine Months
                                                Year Ended       Ended
                                               December 31,  September 30,   Pro Forma
                                                   2000           2000      Adjustments      Pro Forma
                                               ------------- -------------- -----------     -----------
Revenue.......................................  $10,030,000    $5,069,000                   $15,099,000
Cost of revenue...............................    1,790,000       814,000   $   623,000 (a)   3,227,000
                                                -----------    ----------   -----------     -----------
Gross profit..................................    8,240,000     4,255,000      (623,000)     11,872,000
                                                -----------    ----------   -----------     -----------
Operating expenses:
 Sales and marketing..........................    7,870,000     1,560,000                     9,430,000
 Research and development.....................    3,246,000       915,000                     4,161,000
 General and administrative...................    1,528,000       501,000                     2,029,000
 Stock-based compensation*....................    1,645,000            --                     1,645,000
 Amortization of intangible assets............      104,000            --       312,000 (a)     416,000
                                                -----------    ----------   -----------     -----------
     Total operating expenses.................   14,393,000     2,976,000       312,000      17,681,000
                                                -----------    ----------   -----------     -----------
Income (loss) from operations.................   (6,153,000)    1,279,000      (935,000)     (5,809,000)
Other income (expense), net...................     (390,000)       19,000                      (371,000)
                                                -----------    ----------   -----------     -----------
Income (loss) before income taxes.............   (6,543,000)    1,298,000      (935,000)     (6,180,000)
Provision for income taxes....................           --            --      (490,000)(b)    (490,000)
                                                -----------    ----------   -----------     -----------
Net income (loss).............................  $(6,543,000)   $1,298,000   $(1,425,000)    $(6,670,000)
                                                ===========    ==========   ===========     ===========
Basic and diluted net loss per common share...  $     (0.81)                                $     (0.79)
                                                ===========                                 ===========
Basic and diluted weighted average common
  shares outstanding..........................    8,093,093                     394,382 (c)   8,487,475
                                                ===========                 ===========     ===========
--------
* Stock-based compensation is allocable to the
  following operating expenses:
   Sales and marketing........................  $   932,000                                 $   932,000
   Research and development...................      216,000                                     216,000
   General and administrative.................      497,000                                     497,000

                        ALTIRIS, INC. AND SUBSIDIARIES

  Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

(1)  Basis of presentation

   The unaudited pro forma condensed consolidated statement of operations is based on adjustments to the historical consolidated statement of operations of Altiris, Inc. and subsidiaries to give effect to the acquisition of Computing Edge described in Note 2 assuming the acquisition was consummated as of January 1, 2000. The unaudited pro forma condensed consolidated statement of operations is not necessarily indicative of the results that would have occurred had the acquisition been consummated as of January 1, 2000 or that might be attained in the future. The pro forma condensed consolidated statement of operations should be read in conjunction with our financial statements and the related notes, the historical combined financial statements of Computing Edge and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

(2)  Acquisition

   On September 30, 2000, the Company purchased certain assets and assumed certain liabilities from Computing Edge Corporation, Computing Edge Australasia Pty Limited and Computing Edge Limited (collectively, "Computing Edge"). The total consideration was $3,790,000 and included 618,638 shares of our common stock valued at $4.50 per share or $2,784,000 and the assumption of $1,006,000 of liabilities. The purchase price was allocated to the acquired assets based on their estimated fair values. The acquired assets included equipment with an estimated fair market value of $50,000 and intangible assets with an estimated fair market value of $3,740,000. The intangible assets included intellectual property valued at $2,480,000, customer list valued at $1,189,000 and assembled workforce valued at $71,000.

(3)  Pro forma adjustments:

   (a) To reflect the additional amortization of intangible assets related to the acquisition assuming the acquisition was effective as of January 1, 2000 using an estimated life of three years for the intangible assets. The Altiris, Inc. historical statement of operations for the year ended December 31, 2000 included amortization for three months. Accordingly, the adjustment reflects an additional nine months of amortization.

   (b) To reflect a provision for income taxes using an estimated effective tax rate of 37.5 percent. The historical combined statement of operations of the Computing Edge entities did not include a tax provision since the entities were non-taxable or did not generate any income subject to income taxes. The pro forma provision for income taxes reflects income tax expense as if the Computing Edge results of operations had been taxed as a C Corporation in the United States.

   (c) Reflects the weighted average shares of common stock issued in connection with the acquisition of Computing Edge assuming the acquisition was effective as of January 1, 2000. The Altiris Inc. historical weighted average common shares outstanding for the year ended December 31, 2000 included the effect of shares issued in the acquisition for three months. Accordingly, the adjustment reflects the weighted average shares for an additional nine months.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                         Page
                                                                         ----
  Altiris, Inc. and Subsidiaries Consolidated Financial Statements
   Report of Independent Auditors.......................................  F-2
   Consolidated Balance Sheets..........................................  F-3
   Consolidated Statements of Operations and Comprehensive Loss.........  F-4
   Consolidated Statements of Stockholders' Equity (Deficit)............  F-5
   Consolidated Statements of Cash Flows................................  F-6
   Notes to Consolidated Financial Statements...........................  F-7

  Computing Edge Corporation, Computing Edge Australasia Pty Limited and
    Computing Edge Limited Combined Financial Statements
   Report of Independent Auditors....................................... F-28
   Combined Balance Sheets.............................................. F-29
   Combined Statements of Income and Comprehensive Income............... F-30
   Combined Statements of Stockholders' Equity.......................... F-31
   Combined Statements of Cash Flows.................................... F-32
   Notes to Combined Financial Statements............................... F-33

                        REPORT OF INDEPENDENT AUDITORS



To The Board of Directors of Altiris, Inc.:



   We have audited the accompanying consolidated balance sheets of Altiris, Inc. (a Delaware Corporation) and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Altiris, Inc. and subsidiaries as of December 31, 2000 and 2001 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.





/s/  KPMG LLP


Salt Lake City, Utah

April 26, 2002, except as to note 12, which is as of May 2, 2002.

                        ALTIRIS, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets


                                                                                            March 31,
                                                                                              2002
                                                                                            Pro Forma
                                                       December 31,                       Stockholders'
                                                --------------------------   March 31,       Equity
                                                    2000          2001         2002         (Note 2)
                                                ------------  ------------  ------------  -------------
                                                                            (unaudited)    (unaudited)
                   ASSETS
Current assets:
 Cash and cash equivalents..................... $    629,000  $  1,023,000  $ 20,719,000
 Accounts receivable, net of allowances of
   $226,000, $750,000 and $566,000,
   respectively................................    3,571,000     7,288,000     6,734,000
 Prepaid expenses and other current assets.....      236,000       330,000       471,000
                                                ------------  ------------  ------------
     Total current assets......................    4,436,000     8,641,000    27,924,000
Property and equipment, net....................      685,000     2,547,000     2,776,000
Intangible assets, net.........................    3,429,000     1,669,000       530,000
Other assets...................................           --        88,000     1,312,000
                                                ------------  ------------  ------------
     Total assets.............................. $  8,550,000  $ 12,945,000  $ 32,542,000
                                                ============  ============  ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
                  (DEFICIT)
Current liabilities:
 Borrowings under financing agreement.......... $    142,000  $    136,000  $         --
 Convertible note payable and accrued
   interest to majority stockholder............    1,852,000     3,064,000            --
 Current portion of capital lease obligations..       67,000       513,000       575,000
 Current portion of note payable...............           --       292,000       339,000
 Accounts payable..............................      672,000     1,489,000     1,107,000
 Accrued salaries and benefits.................      582,000     1,637,000     1,852,000
 Other accrued expenses........................       97,000     2,258,000     3,324,000
 Deferred revenue..............................    4,242,000     7,323,000     8,048,000
                                                ------------  ------------  ------------
     Total current liabilities.................    7,654,000    16,712,000    15,245,000
Capital lease obligations, net of current
 portion.......................................       11,000       827,000       817,000
Note payable, net of current portion...........           --        73,000            --
Deferred revenue non-current...................      126,000     1,077,000       790,000
                                                ------------  ------------  ------------
     Total liabilities.........................    7,791,000    18,689,000    16,852,000
                                                ------------  ------------  ------------
Commitments and contingencies (Notes 4, 9
 and 12)
Stockholders' equity (deficit) (information
 related to March 31, 2002 and pro forma are
 unaudited):
 Preferred stock, $0.0001 par value;
   4,000,000, 5,044,445, 5,044,445 and
   5,044,445 shares authorized, respectively
    Series A convertible preferred stock;
     2,000,000, 2,111,112 and 2,111,112
     shares designated and outstanding at
     December 31, 2000 and 2001 and March
     31, 2002, respectively, none
     outstanding pro forma (liquidation
     preference of $9,500,000 as of
     December 31, 2001 and March 31, 2002).....    9,000,000     9,500,000     9,500,000  $         --
    Series B convertible preferred stock;
     2,000,000 shares designated and
     111,112 shares outstanding at
     December 31, 2000; none designated and
     outstanding at December 31, 2001 and
     pro forma; 2,933,333 shares designated
     and outstanding at March 31, 2002.........      500,000            --    21,200,000            --
 Common stock, $0.0001 par value; 50,000,000
   shares authorized; 8,745,508,
   9,206,958 and 9,485,436 shares
   outstanding at December 31, 2000 and 2001
   and March 31, 2002, respectively, and
   14,529,881 shares outstanding pro forma.....        1,000         1,000         1,000         1,000
 Additional paid-in capital....................    6,793,000    10,454,000    14,723,000    45,423,000
 Deferred compensation.........................   (2,317,000)   (2,267,000)   (4,474,000)   (4,474,000)
 Accumulated other comprehensive loss..........           --        (3,000)       (7,000)       (7,000)
 Accumulated deficit...........................  (13,218,000)  (23,429,000)  (25,253,000)  (25,253,000)
                                                ------------  ------------  ------------  ------------
     Total stockholders' equity (deficit)......      759,000    (5,744,000)   15,690,000  $ 15,690,000
                                                ------------  ------------  ------------  ============
     Total liabilities and stockholders'
       equity (deficit)........................ $  8,550,000  $ 12,945,000  $ 32,542,000
                                                ============  ============  ============


         See accompanying notes to consolidated financial statements.

                        ALTIRIS, INC. AND SUBSIDIARIES


         Consolidated Statements of Operations and Comprehensive Loss



                                                                                                       Three Months
                                                                Year Ended December 31,              Ended March 31,
                                                        --------------------------------------  -------------------------
                                                           1999         2000          2001         2001         2002
                                                        -----------  -----------  ------------  -----------  ------------
                                                                                                (unaudited)  (unaudited)
Revenue:
  Software............................................. $ 2,985,000  $ 6,653,000  $ 20,632,000  $ 2,628,000  $  7,281,000
  Services.............................................     583,000    3,377,000    13,819,000    3,816,000     4,281,000
                                                        -----------  -----------  ------------  -----------  ------------
     Total revenue.....................................   3,568,000   10,030,000    34,451,000    6,444,000    11,562,000
                                                        -----------  -----------  ------------  -----------  ------------
Cost of revenue:
  Software (inclusive of amortization of acquired
   intellectual property of $0, $207,000, $3,160,000,
   $248,000 and $1,113,000, respectively, and a
   write-down of acquired intellectual property of
   $1,677,000 in the 2001 year)........................     734,000      920,000     5,897,000      451,000     1,265,000
  Services.............................................     107,000      870,000     3,644,000    1,770,000       812,000
                                                        -----------  -----------  ------------  -----------  ------------
     Total cost of revenue.............................     841,000    1,790,000     9,541,000    2,221,000     2,077,000
                                                        -----------  -----------  ------------  -----------  ------------
Gross profit...........................................   2,727,000    8,240,000    24,910,000    4,223,000     9,485,000
                                                        -----------  -----------  ------------  -----------  ------------
Operating expenses:
  Sales and marketing (exclusive of stock-based
   compensation of $0, $932,000, $618,000,
   $128,000 and $300,000, respectively)................   4,835,000    7,870,000    17,682,000    3,908,000     5,548,000
  Research and development (exclusive of stock-based
   compensation of $0, $216,000, $112,000, $23,000
   and $53,000, respectively)..........................   1,592,000    3,246,000     9,733,000    1,500,000     3,511,000
  General and administrative (exclusive of stock-based
   compensation of $9,000, $497,000, $374,000,
   $79,000 and $184,000, respectively).................     774,000    1,528,000     4,786,000      962,000     1,436,000
  Stock-based compensation.............................       9,000    1,645,000     1,104,000      230,000       537,000
  Amortization of intangible assets....................          --      104,000       350,000      108,000        25,000
  Write-down of intangible assets......................          --           --       788,000           --            --
                                                        -----------  -----------  ------------  -----------  ------------
     Total operating expenses..........................   7,210,000   14,393,000    34,443,000    6,708,000    11,057,000
                                                        -----------  -----------  ------------  -----------  ------------
Loss from operations...................................  (4,483,000)  (6,153,000)   (9,533,000)  (2,485,000)   (1,572,000)
                                                        -----------  -----------  ------------  -----------  ------------
Other income (expense):
  Interest expense.....................................    (409,000)    (417,000)     (613,000)     (97,000)     (262,000)
  Other income (expense), net..........................       5,000       27,000        (3,000)      11,000        10,000
                                                        -----------  -----------  ------------  -----------  ------------
     Other expense, net................................    (404,000)    (390,000)     (616,000)     (86,000)     (252,000)
                                                        -----------  -----------  ------------  -----------  ------------
Loss before income taxes...............................  (4,887,000)  (6,543,000)  (10,149,000)  (2,571,000)   (1,824,000)
Provision for income taxes.............................          --           --       (62,000)          --            --
                                                        -----------  -----------  ------------  -----------  ------------
Net loss............................................... $(4,887,000) $(6,543,000) $(10,211,000) $(2,571,000) $ (1,824,000)
                                                        ===========  ===========  ============  ===========  ============
Dividend related to preferred shares................... $        --  $        --  $         --  $        --  $(13,200,000)
                                                        ===========  ===========  ============  ===========  ============
Net loss attributable to common stockholders........... $(4,887,000) $(6,543,000) $(10,211,000) $(2,571,000) $(15,024,000)
                                                        ===========  ===========  ============  ===========  ============
Basic and diluted net loss per common share............ $     (0.66) $     (0.81) $      (1.14) $     (0.30) $      (1.63)
                                                        ===========  ===========  ============  ===========  ============
Basic and diluted weighted average common shares
 outstanding...........................................   7,404,487    8,093,093     8,988,956    8,682,303     9,210,675
                                                        ===========  ===========  ============  ===========  ============
Other comprehensive loss:
  Net loss............................................. $(4,887,000) $(6,543,000) $(10,211,000) $(2,571,000) $ (1,824,000)
  Foreign currency translation adjustment..............          --           --        (3,000)      (7,000)       (4,000)
                                                        -----------  -----------  ------------  -----------  ------------
  Comprehensive loss................................... $(4,887,000) $(6,543,000) $(10,214,000) $(2,578,000) $ (1,828,000)
                                                        ===========  ===========  ============  ===========  ============


         See accompanying notes to consolidated financial statements.

                        ALTIRIS, INC. AND SUBSIDIARIES

           Consolidated Statements of Stockholders' Equity (Deficit)



             For The Years Ended December 31, 1999, 2000 and 2001



                                                                                          Accumulated
                                                                                             Other                      Total
                           Preferred Stock      Common Stock    Additional    Deferred     Compre--                 Stockholders'
                        --------------------- -----------------  Paid in      Compen-       hensive   Accumulated      Equity
                         Shares     Amount     Shares    Amount  Capital       sation        Loss       Deficit       (Deficit)
                        --------- ----------- ---------  ------ -----------  -----------  ----------- ------------  -------------
Balance, December 31,
 1998..................        -- $        -- 7,358,425  $1,000 $        --  $        --    $    --   $ (1,788,000) $ (1,787,000)
Issuance of common
 shares upon exercise
 of stock options at
 $0.05 per share.......        --          --   116,500      --       6,000           --         --             --         6,000
Deferred compensation
 related to stock
 option grants.........        --          --        --      --      79,000      (79,000)        --             --            --
Amortization of
 deferred compensation.        --          --        --      --          --        9,000         --             --         9,000
Net loss...............        --          --        --      --          --           --         --     (4,887,000)   (4,887,000)
                        --------- ----------- ---------  ------ -----------  -----------    -------   ------------  ------------
Balance, December 31,
 1999..................        --          -- 7,474,925   1,000      85,000      (70,000)        --     (6,675,000)   (6,659,000)
Issuance of Series A
 preferred shares upon
 conversion of debt at
 $4.50 per share....... 2,000,000   9,000,000        --      --          --           --         --             --     9,000,000
Issuance of Series B
 preferred shares for
 cash at $4.50 per
 share.................   111,112     500,000        --      --          --           --         --             --       500,000
Issuance of common
 shares in the
 acquisition of
 Computing Edge at
 $4.50 per share.......        --          --   618,638      --   2,784,000           --         --             --     2,784,000
Issuance of common
 shares upon exercise
 of stock options at
 $.05 per share........        --          --   651,945      --      32,000           --         --             --        32,000
Deferred compensation
 related to stock
 option grants.........        --          --        --      --   3,892,000   (3,892,000)        --             --            --
Amortization of
 deferred compensation.        --          --        --      --          --    1,645,000         --             --     1,645,000
Net loss...............        --          --        --      --          --           --         --     (6,543,000)   (6,543,000)
                        --------- ----------- ---------  ------ -----------  -----------    -------   ------------  ------------
Balance, December 31,
 2000.................. 2,111,112   9,500,000 8,745,508   1,000   6,793,000   (2,317,000)        --    (13,218,000)      759,000
Issuance of common
 shares in the
 acquisition of
 Tekworks at $5.50 per
 share.................        --          --    22,330      --     123,000           --         --             --       123,000
Issuance of common
 shares in the
 acquisition of the
 Carbon Copy assets at
 $5.50 per share.......        --          --   400,000      --   2,200,000           --         --             --     2,200,000
Issuance of common
 shares upon exercise
 of stock options at
 $.05 per share........        --          --    47,775      --       3,000           --         --             --         3,000
Compensation expense
 related to cashless
 exercises of stock
 options...............        --          --        --      --      71,000           --         --             --        71,000
Deferred compensation
 related to stock
 option grants, net of
 $510,000 of
 terminations..........        --          --        --      --     983,000     (983,000)        --             --            --
Amortization of
 deferred compensation.        --          --        --      --          --    1,033,000         --             --     1,033,000
Issuance of stock
 warrants in
 connection with debt
 agreement.............        --          --        --      --     320,000           --         --             --       320,000
Repurchase and
 retirement of common
 shares at $4.50 per
 share.................        --          --    (8,655)     --     (39,000)          --         --             --       (39,000)
Foreign currency
 translation adjustment        --          --        --      --          --           --     (3,000)            --        (3,000)
Net loss...............        --          --        --      --          --           --         --    (10,211,000)  (10,211,000)
                        --------- ----------- ---------  ------ -----------  -----------    -------   ------------  ------------
Balance, December 31,
 2001.................. 2,111,112   9,500,000 9,206,958   1,000  10,454,000   (2,267,000)    (3,000)   (23,429,000)   (5,744,000)
Issuance of Series B
 preferred shares for
 cash at $7.50 per
 share, net of
 $800,000 of offering
 costs................. 2,933,333  21,200,000        --      --          --           --         --             --    21,200,000
Issuance of common
 shares upon exercise
 of warrants at $5.50
 per share.............        --          --   272,728      --   1,500,000           --         --             --     1,500,000
Issuance of common
 shares upon exercise
 of stock options at
 prices ranging from
 $3.00-$4.50 per share.        --          --     5,750      --      25,000           --         --             --        25,000
Deferred compensation
 related to stock
 option grants, net of
 $41,000 of
 terminations..........        --          --        --      --   2,744,000   (2,744,000)        --             --            --
Amortization of
 deferred compensation.        --          --        --      --          --      537,000         --             --       537,000
Foreign currency
 translation
 adjustments...........        --          --        --      --          --           --     (4,000)            --        (4,000)
Net loss...............        --          --        --      --          --           --         --     (1,824,000)   (1,824,000)
                        --------- ----------- ---------  ------ -----------  -----------    -------   ------------  ------------
Balance, March 31, 2002 5,044,445 $30,700,000 9,485,436  $1,000 $14,723,000  $(4,474,000)   $(7,000)  $(25,253,000) $ 15,690,000
                        ========= =========== =========  ====== ===========  ===========    =======   ============  ============


         See accompanying notes to consolidated financial statements.

                        ALTIRIS, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows




                                                                                                        Three Months Ended
                                                                     Year Ended December 31,                 March 31,
                                                             --------------------------------------  ------------------------
                                                                1999         2000          2001         2001         2002
                                                             -----------  -----------  ------------  -----------  -----------
                                                                                                     (unaudited)  (unaudited)
Cash flows from operating activities:
 Net loss................................................... $(4,887,000) $(6,543,000) $(10,211,000) $(2,571,000) $(1,824,000)
 Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
   Depreciation and amortization............................     130,000      699,000     4,342,000      499,000    1,428,000
   Write-down of intangible assets..........................          --           --     2,465,000           --           --
   Stock-based compensation.................................       9,000    1,645,000     1,104,000      230,000      537,000
   Provision for doubtful accounts and other allowances.....      67,000      223,000       670,000       14,000       20,000
   Amortization of debt discount............................          --           --       186,000       40,000      160,000
   Loss on disposition of property and equipment............       3,000        3,000        38,000           --           --
 Changes in operating assets and liabilities, net of effect
   of acquisitions:
   Accounts receivable......................................    (375,000)  (3,000,000)   (4,385,000)   1,330,000      519,000
   Prepaid expenses and other current assets................     (10,000)    (129,000)      (94,000)    (121,000)    (125,000)
   Other assets.............................................          --           --       (88,000)       4,000   (1,241,000)
   Accounts payable.........................................     109,000      228,000       817,000      994,000     (478,000)
   Accrued salaries and benefits............................       7,000      400,000     1,035,000      198,000      208,000
   Other accrued expenses...................................     (91,000)      24,000     2,047,000    1,139,000    1,070,000
   Deferred revenue.........................................     279,000    3,042,000     3,827,000     (974,000)     438,000
                                                             -----------  -----------  ------------  -----------  -----------
    Net cash provided by (used in) operating activities.....  (4,759,000)  (3,408,000)    1,753,000      782,000      712,000
                                                             -----------  -----------  ------------  -----------  -----------
Cash flows from investing activities:
 Purchase of property and equipment.........................    (196,000)    (424,000)   (1,043,000)    (127,000)    (230,000)
 Proceeds from the sale of equipment........................       2,000        3,000            --           --           --
 Cash paid in asset acquisitions............................          --           --    (1,042,000)  (1,042,000)          --
                                                             -----------  -----------  ------------  -----------  -----------
    Net cash used in investing activities...................    (194,000)    (421,000)   (2,085,000)  (1,169,000)    (230,000)
                                                             -----------  -----------  ------------  -----------  -----------
Cash flows from financing activities:
 Net borrowings (payments) from (to) majority stockholder...   5,142,000    4,036,000     1,372,000      533,000   (3,225,000)
 Net borrowings (payments) under financing agreement........     115,000       26,000        (6,000)     (22,000)    (136,000)
 Principal payment on note payable to affiliate.............    (377,000)          --            --           --           --
 Principal payment on notes payable.........................          --           --      (275,000)    (125,000)     (34,000)
 Principal payments under capital lease obligations.........          --     (180,000)     (323,000)     (32,000)    (134,000)
 Proceeds from the issuance of preferred shares.............          --      500,000            --           --   21,200,000
 Proceeds from the issuance of common shares................       6,000       32,000         3,000        2,000    1,525,000
 Repurchase of common shares................................          --           --       (39,000)     (39,000)          --
                                                             -----------  -----------  ------------  -----------  -----------
    Net cash provided by financing activities...............   4,886,000    4,414,000       732,000      317,000   19,196,000
                                                             -----------  -----------  ------------  -----------  -----------
Net increase (decrease) in cash and cash equivalents........     (67,000)     585,000       400,000      (70,000)  19,678,000
Effect of foreign exchange rates on cash....................          --           --        (6,000)      (4,000)      18,000
Cash and cash equivalents, beginning of period..............     111,000       44,000       629,000      629,000    1,023,000
                                                             -----------  -----------  ------------  -----------  -----------
Cash and cash equivalents, end of period.................... $    44,000  $   629,000  $  1,023,000  $   555,000  $20,719,000
                                                             ===========  ===========  ============  ===========  ===========
Supplemental disclosure of cash flow information:
 Cash paid for interest..................................... $        --  $   698,000  $    401,000  $    62,000  $   168,000
Supplemental disclosure of non-cash investing and financing
 activities:
 Equipment acquired under capital lease arrangements........ $        --  $   258,000  $  1,583,000  $   285,000  $   185,000
 Issuance of 2,000,000 shares of Series A preferred stock
   upon conversion of debt and related accrued interest..... $        --  $ 9,000,000  $         --  $        --  $        --
 Issuance of common shares in connection with asset
   acquisitions:
   Assets acquired.......................................... $        --  $ 3,790,000  $  3,287,000  $ 3,287,000  $        --
   Liabilities assumed...................................... $        --  $ 1,006,000  $    964,000  $   964,000  $        --
   Value of common shares issued............................ $        --  $ 2,784,000  $  2,323,000  $ 2,323,000  $        --
 Dividend related to preferred shares....................... $        --  $        --  $         --  $        --  $13,200,000


         See accompanying notes to consolidated financial statements.

                        ALTIRIS, INC. AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements

(1)  Organization and description of business


   Altiris, Inc. (the "Company") was incorporated in Utah in August 1998 and reincorporated in Delaware in February 2002. The reincorporation into Delaware was effected by way of a merger with a newly formed Delaware subsidiary, and the associated issuance of one share of common stock of the subsidiary for each outstanding share of common stock of the Company. Additionally, the holders of Series A preferred stock of the Company received shares of Series A preferred stock of the subsidiary. All share and per share amounts in the accompanying consolidated financial statements have been adjusted to retroactively reflect the reincorporation. Certain provisions of the Company's amended and restated Certificate of Incorporation and Bylaws could make it more difficult for the Company to be acquired in a tender offer or by means of a proxy contest or otherwise. They also make the removal of incumbent officers and directors more difficult.



   The Company operates in the software industry, which is characterized by intense competition, rapid technological advances and evolving industry standards. Factors that could affect the Company's future operating results and cash flows and cause actual results to vary materially from expectations include, but are not limited to, dependence on an industry that is characterized by rapid technological changes, fluctuations in end-user demands, evolving industry standards, competition and risks associated with foreign currencies. Failure by the Company to anticipate or respond adequately to technological developments in its industry, changes in customer requirements or changes in industry standards could have a material adverse effect on the Company's business and operating results.


   The Company develops and markets Information Technology ("IT") lifecycle management software products that enable IT professionals to better utilize and manage corporate IT resources. The Company markets its software products through original equipment manufacturers ("OEM"), software distributors and directly to end user licensees.


   The Company's operations began as the software division of KeyLabs Corporation ("KeyLabs"). In August 1998, the Company acquired the assets and assumed certain liabilities of KeyLabs' software division. Because KeyLabs and the Company were majority owned by The Canopy Group Inc. ("Canopy"), the acquired assets and assumed liabilities were transferred and recorded at carryover basis. Since inception, the Company has incurred operating losses and, as of December 31, 2001, and March 31, 2002 had an accumulated deficit of $(23,429,000), and $(25,253,000), stockholders' equity (deficit) of
$(5,744,000) and $15,690,000 and working capital (deficit) of $(8,071,000) and
$12,679,000, respectively. The Company's operating losses have been primarily funded through borrowings and equity investments from Canopy. As discussed in
Note 5, during May 2000, $9,000,000 of borrowings and related accrued interest owed to Canopy were converted into shares of Series A preferred stock. In 2001, the Company borrowed an additional $1,372,000 from Canopy, a majority of which was used to fund the 2001 acquisitions discussed in Notes 2 and 3. As of December 31, 2001, the Company had outstanding borrowings and accrued interest from Canopy of $3,064,000, net of debt discount of $160,000.



   During the year ended December 31, 2001, the Company's operating activities generated $1,753,000 of cash. As discussed in Note 6, in February 2002, the Company obtained $21,200,000 of net proceeds from the sale of preferred stock through a private placement and $1,500,000 from Canopy exercising a warrant to purchase shares of common stock. The Company used $3,225,000 of these proceeds to repay the outstanding borrowings and accrued interest due to Canopy. The remaining funding will be used for working capital and general corporate purposes, including expanding the Company's sales and research and development efforts and international operations. Management believes that the funding obtained through the private placement of preferred stock, along with cash provided by operations, will be sufficient to fund the Company's operations for at least the next 12 months.

                        ALTIRIS, INC. AND SUBSIDIARIES

(2)  Significant accounting policies




Unaudited Interim Financial Statements



   The unaudited interim financial statements as of March 31, 2002 and for the three months ended March 31, 2001 and 2002 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein in accordance with generally accepted accounting principles. All financial statement disclosures related to interim financial statements are unaudited.




  Principles of consolidation

   The consolidated financial statements include the financial statements of Altiris, Inc. and its wholly-owned subsidiaries, Altiris Australia Pty Ltd. ("Altiris Australia"), Altiris Computing Edge, Inc., Altiris GmbH, Altiris Services GmbH, Altiris Ltd., and Altiris BV (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

  Use of estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

  Cash and cash equivalents


   Cash and cash equivalents include cash and highly liquid investments with insignificant interest rate risk and with original maturities of three months or less. Cash equivalents were comprised of overnight repurchase agreements and totaled $17,451,457 at March 31, 2002.


  Property and equipment

   Property and equipment are recorded at cost, less accumulated depreciation and amortization. Equipment under capital leases is originally recorded at the present value of the minimum lease payments. Depreciation and amortization are calculated using the straight-line method over the assets' estimated useful lives. Leasehold improvements are amortized over the shorter of the estimated useful life of the improvement or the remaining term of the related lease.

   Expenditures for maintenance and repairs are charged to expense as incurred. Major renewals and betterments that extend the useful lives of existing assets are capitalized and depreciated over their estimated useful lives. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is recognized in the statement of operations.

                        ALTIRIS, INC. AND SUBSIDIARIES

   The estimated useful lives of property and equipment are as follows:

 Computer equipment.................................................   3 years
 Office furniture and equipment..................................... 3-5 years


   Property and equipment consisted of the following:



                                         December 31, December 31,  March 31,
                                             2000         2001        2002
                                         ------------ ------------ -----------
                                                                   (unaudited)
 Computer equipment.....................  $  909,000  $ 3,127,000  $ 3,540,000
 Office equipment.......................     170,000      491,000      595,000
 Furniture and fixtures.................     161,000      256,000      258,000
 Leasehold improvements.................          --       46,000       46,000
                                          ----------  -----------  -----------
                                           1,240,000    3,920,000    4,439,000
 Less accumulated depreciation and
   amortization.........................    (555,000)  (1,373,000)  (1,663,000)
                                          ----------  -----------  -----------
                                          $  685,000  $ 2,547,000  $ 2,776,000
                                          ==========  ===========  ===========


  Intangible assets

   On March 30, 2001, the Company purchased certain intellectual property ("Carbon Copy") valued at $3,489,000, and $77,000 of equipment from Compaq Computer Corporation ("Compaq"). The purchase included $672,000 paid in cash, issuance of 400,000 shares of the Company's common stock valued at $2,200,000, issuance of a $500,000 note payable to be paid in quarterly installments equal to 10 percent of the gross revenue of Carbon Copy sales (discounted value of $432,000 using a 7.5 percent interest rate) and the assumption of $262,000 of liabilities.


   Intangible assets represent the intellectual property, customer lists and assembled workforce acquired in the acquisitions of Computing Edge and Tekworks (see Note 3) and Carbon Copy described above. The intangible assets are being amortized using the straight-line method over estimated useful lives ranging from 18 months to 3 years. Amortization of acquired intellectual property is classified in cost of revenue in the accompanying statements of operations. As of September 30, 2001, management determined that the estimated useful life of 3 years for the Computing Edge intangibles should be revised to 18 months. The effect of this change in estimate is being accounted for prospectively from the date of change. Additionally, as discussed below the Company determined that certain of the intangible assets were impaired and a write-down was recorded.



   Intangible assets consisted of the following:



                                         December 31, December 31,  March 31,
                                             2000         2001        2002
                                         ------------ ------------ -----------
                                                                   (unaudited)
 Intellectual property..................  $2,480,000  $ 6,709,000  $ 6,709,000
 Customer list..........................   1,189,000    1,189,000    1,189,000
 Assembled workforce....................      71,000       71,000           --
                                          ----------  -----------  -----------
                                           3,740,000    7,969,000    7,898,000
 Less accumulated amortization and
   write-downs..........................    (311,000)  (6,300,000)  (7,368,000)
                                          ----------  -----------  -----------
                                          $3,429,000  $ 1,669,000  $   530,000
                                          ==========  ===========  ===========

                        ALTIRIS, INC. AND SUBSIDIARIES

  Capitalized software costs


   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Internally generated capitalizable software development costs have not been material for the years ended December 31, 1999, 2000 and 2001 and for the three months ended March 31, 2002. The Company has charged its software development costs to research and development expense in the accompanying consolidated statements of operations.


  Impairment of long-lived assets


   The Company accounts for long-lived assets pursuant to SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company evaluates its property and equipment, intangible assets and other long-lived assets for impairment and assesses their recoverability based upon anticipated future cash flows. If changes in circumstances lead Company management to believe that any of its long-lived assets may be impaired, the Company will (a) evaluate the extent to which the remaining book value of the asset is recoverable by comparing the future undiscounted cash flows estimated to be associated with the asset to the asset's carrying amount and (b) write-down the carrying amount to market value or discounted cash flow value to the extent necessary. During the year ended December 31, 2001, management determined that certain of its intangible assets were impaired as a result of a competitor's product release and other changes in the Company's operations. Accordingly, $1,677,000 of the Carbon Copy intellectual property and the carrying amount of the Computing Edge customer list of $788,000 were written off. The write-off of intellectual property is classified in cost of software revenue in the accompanying statements of operations. The amount of the write-off was determined by comparing the future estimated discounted cash flows associated with the assets to the assets' carrying amounts. As of December 31, 2001 and March 31, 2002, management did not consider any of the Company's other long-lived assets to be impaired.


  Fair value of financial instruments

   The carrying amounts reported in the accompanying consolidated financial statements for cash and cash equivalents, accounts receivable and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the Company's debt obligations approximate fair value based on current interest rates.

  Translation of foreign currency


   The assets and liabilities of Altiris Australia, whose functional currency is the Australian dollar, have been translated to U.S. Dollars using period-end exchange rates. The assets and liabilities of Altiris GmbH, Altiris Services GmbH, Altiris Ltd. and Altiris BV, whose functional currency is the Euro, have been translated to U.S. dollars using period-end exchange rates. Income and expense items have been translated at the average rate of exchange prevailing during the period. Any adjustment resulting from translating the financial statements of the foreign subsidiaries is reflected as other comprehensive loss which is a component of stockholders' equity (deficit). Foreign currency transaction gains or losses are reported in the accompanying consolidated statements of operations and amounted to an aggregate gain of $4,000 and an aggregate loss of $81,000 for the years ended December 31, 2000 and 2001, respectively. There were no transaction gains or losses during the year ended December 31, 1999.

                        ALTIRIS, INC. AND SUBSIDIARIES

  Revenue recognition


   In October 1997, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 97-02, Software Revenue Recognition, which has been amended by SOP 98-09. SOP 97-02, as modified, generally requires revenue earned on software arrangements involving multiple elements such as software products, annual upgrade protection ("AUP"), technical support, installation and training to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on vendor-specific objective evidence ("VSOE"). If VSOE of all undelivered elements exists but VSOE does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the license fee is recognized as revenue.



   The Company licenses its IT lifecycle management software products under perpetual licenses. The Company recognizes revenue from licensing of software products to an end-user when persuasive evidence of an arrangement exists and the software product has been delivered to the customer, provided there are no uncertainties surrounding product acceptance, fees are fixed or determinable and collectibility is probable. For licenses where VSOE for AUP and any other undelivered elements exist, license revenue is recognized upon delivery using the residual method. As a result, license revenue is recognized in the period in which persuasive evidence of an arrangement is obtained assuming all other revenue recognition criteria are met. For licensing of the Company's software to OEM's, revenue is not recognized until the software is sold by the OEM to an end-user customer. For licensing of the Company's software through indirect sales channels, revenue is recognized when the software is sold by the reseller, value added reseller or distributor to an end-user. Discounts given to resellers and distributors are classified as a reduction of revenue in the accompanying statements of operations. The Company considers all arrangements with payment terms longer than the Company's normal business practice, which do not extend beyond 12 months, not to be fixed or determinable and revenue is recognized when the fee becomes due. If collectibility is not considered probable for reasons other than extended payment terms, revenue is recognized when the fee is collected. Service arrangements are evaluated to determine whether the services are essential to the functionality of the software. Revenue is recognized using contract accounting for arrangements involving customization or modification of the software or where software services are considered essential to the functionality of the software. Revenue from these software arrangements is recognized using the percentage-of-completion method with progress-to-complete measured using labor cost inputs.


   The Company derives services revenue primarily from AUP, technical support arrangements, consulting and training. AUP and technical support revenue is recognized using the straight-line method over the period that the AUP or support is provided. Revenues from training arrangements or seminars and from consulting services is recognized as the services are performed or seminars are held.

   The Company provides a 30-day return right in connection with its software licenses. The Company estimates its product returns based on historical experience and maintains an allowance for estimated returns which has been reflected as a reduction to accounts receivable. Revenue generated from operations in geographical locations for which the Company does not have sufficient historical return experience is not recognized until the return right lapses.

  License and Distribution Agreement

   During the year ended December 31, 2001, the Company entered into a License and Distribution Agreement with an OEM. The Company and the OEM have agreed to develop and market an integrated product combining the Company's server deployment and provisioning technology with a new line of the OEM's servers. The OEM will then be the distributor for the developed product. The OEM agreed to pay the Company $1.2 million for contract

                        ALTIRIS, INC. AND SUBSIDIARIES
research and development and minimum royalties of $800,000. The $800,000 of minimum royalties was prepaid to the Company and deferred as of December 31, 2001 and March 31, 2002. Minimum prepaid royalties of $150,000, $150,000, $200,000 and $300,000 will be recognized as royalties under the agreement during the years ending December 31, 2002, 2003, 2004 and 2005, respectively. Amounts for contract research and development, which are payable as certain phases of the software are delivered and accepted, are accounted for using the percentage-of-completion method. As of December 31, 2001, $200,000 of the $1.2 million for contract research and development had been billed, collected and recognized as revenue. During the three months ended March 31, 2002, an additional $500,000 of contract revenue was billed and recognized as revenue of which $250,000 was paid as of March 31, 2002, and the remaining $250,000 has been paid subsequent to March 31, 2002.



  Unaudited Pro Forma Stockholders' Deficit



   The Company's Board of Directors has authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering (the "IPO"). If the IPO is consummated under the terms presently anticipated, the 2,111,112 and 2,933,333 outstanding shares of convertible Series A and Series B preferred stock, respectively, as of March 31, 2002, will be converted into 5,044,445 shares of common stock upon the closing of the IPO. The effect of the conversion of the preferred stock outstanding at March 31, 2002 has been reflected as unaudited pro forma stockholders' deficit in the accompanying consolidated balance sheets.


  Net loss per common share

   Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss by the sum of the weighted average number of common shares outstanding and the weighted average dilutive common share equivalents then outstanding. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect.


   Common share equivalents consist of shares issuable upon the exercise of stock options and warrants, the conversion of amounts outstanding under a related party convertible note payable and shares issuable upon conversion of preferred stock. During the years ended December 31, 1999, 2000 and 2001 and the three months ended March 31, 2001 and 2002, there were 1,596,000, 4,651,000, 6,257,000, 5,494,000 and 9,039,000 outstanding common share equivalents, respectively, that were not included in the computation of Diluted EPS as their effect would have been anti-dilutive, thereby decreasing the net loss per common share.






  Stock-based compensation

   The Company accounts for its stock-based compensation issued to directors, officers, and employees under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Under APB No. 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair market value of the Company's common stock. The compensation, if any, is amortized to expense over the vesting period. The Company provides pro forma disclosures of net loss as if the fair value based method prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, had been applied in measuring compensation expense (see Note 7).

  Research and development


   All expenditures for research and development are charged to expense as incurred. The Company incurred total research and development expenses of $1,592,000, $3,246,000 and $9,733,000, during the years ended

                        ALTIRIS, INC. AND SUBSIDIARIES

December 31, 1999, 2000 and 2001, respectively. Research and development expenses were $1,500,000 and $3,511,000, during the three months ended March 31, 2001 and 2002, respectively.


  Advertising


   Advertising costs are expensed as incurred. Advertising costs amounted to $1,701,000, $1,286,000 and $1,597,000, during the years ended December 31,
1999, 2000 and 2001, respectively. Advertising costs were $414,000 and $306,000, during the three months ended March 31, 2001 and 2002, respectively.


  Shipping and handling fees

   In accordance with Emerging Issues Task Force ("EITF") 00-10, Accounting for Shipping and Handling Fees and Costs, the Company records shipping and handling fees charged to its customers as revenue with the associated costs incurred reflected as cost of revenue in the accompanying consolidated statements of operations.

  Income taxes

   The Company utilizes the liability method of accounting for income taxes, as set forth in SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and operating loss and tax credit carryforwards. A valuation allowance is provided when it is considered more likely than not that some or all of the deferred tax assets may not be realized.

  Stock split

   In April 2000, the Company amended its articles of incorporation to effect a five-for-one stock split of outstanding common shares. This stock split has been retroactively reflected in the accompanying consolidated financial statements for all periods presented.

  Comprehensive loss

   In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company has reported comprehensive loss and its components in the accompanying consolidated statements of operations.


  Reclassifications



   Certain amounts in prior period financial statements have been reclassified to conform with the current presentation.


  Recently issued accounting pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires companies to record derivative financial instruments on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In June 1999, the FASB issued SFAS

                        ALTIRIS, INC. AND SUBSIDIARIES

No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued Statement No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of FASB Statement No. 133. SFAS No. 138 amends SFAS No. 133 to (a) exclude from the scope of SFAS No. 133 nonfinancial assets that will be delivered in quantities expected to be used or sold by a company over a reasonable period in the normal course of business and for which physical delivery is probable, (b) permit hedging of a benchmark interest rate, (c) allow hedging of foreign-currency-denominated assets and liabilities and (d) allow for limited hedging of net foreign currency exposures. We have no derivative financial and commodity instruments, forward contracts or hedging arrangements in cash and cash equivalents. We adopted these statements on January 1, 2001, which did not have a material impact on our financial condition or results of operations.

   In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives will not be amortized, but will rather be tested at least annually for impairment. We adopted SFAS No. 141 and No. 142 on January 1, 2002, which did not have a material impact on our financial position or results of operations.

   In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. Under SFAS No. 143, the fair value of a liability for an asset retirement obligation must be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material impact on our financial position or results of operations.

   In August 2001, the FASB issued SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement is effective for fiscal years beginning after December 15, 2001. We adopted SFAS No. 144 on January 1, 2002, which did not have a material impact on our financial position or results of operations.


   In July 2001, the EITF reached final consensus on EITF No. 00-25, Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products. EITF 00-25 generally requires that consideration, including equity instruments, given to a customer be classified in a vendor's financial statements not as an expense, but as an offset to revenue up to the amount of cumulative revenue recognized or to be recognized. In November 2001, the EITF reached consensus on EITF No. 01-09, Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor's Products. EITF 01-09 clarifies and modifies certain items discussed in EITF 00-25. In accordance with the transition guidance in EITF 00-25, adoption will require the reclassification of financial statements for prior periods presented for comparative purposes. EITF 01-09 will not affect net loss or net loss per share, although reclassification will change the presentation of certain revenue and expense items contained within our financial statements. The Company is currently assessing the impact EITF 00-25, EITF 01-09, and the accompanying interpretive guidance will have on the classification of its revenue and expenses; however, any impact is not expected to be material. The Company adopted EITF 00-25 and EITF 01-09 on January 1, 2002, which did not have a material impact on its financial position or results of operations.

                        ALTIRIS, INC. AND SUBSIDIARIES

   In November 2001, the FASB issued an announcement, Income Statement Characterization of Reimbursements Received for Out of Pocket Expenses Incurred. This announcement requires companies to characterize reimbursements received for out-of-pocket expenses incurred as revenue in the income statement. This announcement is to be applied for periods beginning after December 15, 2001 and comparative financial statements for prior periods are to be reclassified to comply with the guidance in this announcement. The Company adopted the policies outlined in the announcement on January 1, 2002, which did not have an impact on the Company's results of operations. There were no reimbursements for out of pocket expenses prior to 2002.


(3)  Acquisitions

  Computing Edge


   On September 30, 2000, the Company purchased certain assets and assumed certain liabilities from Computing Edge Corporation, Computing Edge Australasia Pty Limited and Computing Edge Limited (collectively, "Computing Edge"). Computing Edge was a provider of systems and asset management solutions for Windows and UNIX. The Company has accounted for the acquisition using the purchase method of accounting. The total consideration was $3,790,000 and included 618,638 shares of the Company's common stock valued at $2,784,000 and the assumption of $1,006,000 of liabilities. The purchase price was allocated to the acquired assets based on their estimated fair values. The Company acquired fixed assets with an estimated fair market value of $50,000 and intangible assets with an estimated fair market value of $3,740,000. The intangible assets consist of intellectual property, customer list and assembled workforce with original estimated useful lives of three years. As discussed in
Note 2, during the year ended December 31, 2001, the estimated useful lives were revised to 18 months. Computing Edge's results of operations are included in the accompanying consolidated statements of operations from October 1, 2000.


  Tekworks, Inc.


   On February 28, 2001, the Company purchased certain assets and assumed certain liabilities from Tekworks, Inc. ("Tekworks"). Tekworks was a provider of computer software products and intranet-, extranet- and Internet-based computer system administrative tools. The total consideration was $762,000 and included $369,000 paid in cash, $100,000 note payable from the Company to Tekworks due in two equal installments of $50,000 on September 30, 2001 and December 31, 2001, 22,330 shares of the Company's common stock valued at $123,000 and the assumption of $170,000 of liabilities. The purchase price was allocated to the acquired assets based on their estimated fair values. The Company acquired fixed assets with an estimated fair market value of $22,000 and intellectual property with an estimated fair market value of $740,000 and an estimated useful life of 18 months. Tekworks' results of operations are included in the accompanying consolidated statements of operations from March 1, 2001.


   The following unaudited pro forma information for the years ended December 31, 2000 and 2001, presents the results of operations of the Company as if the Computing Edge and Tekworks acquisitions had taken place at January 1, 2000. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of future results or what would have occurred had the acquisitions been made as of January 1, 2000.


                                                     Year Ended   Year Ended
                                                    December 31, December 31,
                                                        2000         2001
                                                    ------------ ------------
                                                    (Unaudited)  (Unaudited)
  Revenue.......................................... $16,314,000  $ 34,654,000
  Net Loss.........................................  (7,414,000)  (10,335,000)
  Basic and diluted net loss per common share......       (0.87)        (1.15)

                        ALTIRIS, INC. AND SUBSIDIARIES

(4)  Leases

  Capital leases

   Certain computer equipment is leased under capital lease arrangements. The following is a summary of assets held under capital leases as of December 31, 2000 and 2001.

                                                          2000        2001
                                                        ---------  ----------
  Computer equipment................................... $ 258,000  $1,678,000
  Less accumulated amortization........................  (174,000)   (366,000)
                                                        ---------  ----------
                                                        $  84,000  $1,312,000
                                                        =========  ==========

   The following is a schedule by year of future minimum lease payments under capital lease obligations together with the present value of the minimum lease payments at December 31, 2001.

  Years Ending December 31
  ------------------------
  2002............................................................ $  619,000
  2003............................................................    609,000
  2004............................................................    285,000
                                                                   ----------
  Total minimum lease payments....................................  1,513,000
  Less amount representing interest...............................   (173,000)
                                                                   ----------
  Present value of minimum lease payments.........................  1,340,000
  Less current portion............................................   (513,000)
                                                                   ----------
                                                                   $  827,000
                                                                   ==========

  Operating leases

   The Company is committed under non-cancelable operating leases involving office facilities and office and computer equipment. Rent expense for non-cancelable operating leases was $285,000, $335,000 and $1,040,000 for the years ended December 31, 1999, 2000 and 2001, respectively. As of December 31, 2001, aggregate future lease commitments are $1,483,000, $1,394,000, $1,341,000, $1,344,000 and $1,227,000 for the years ending December 31, 2002,
2003, 2004, 2005 and 2006, respectively.

(5)  Debt agreements

  Financing agreement


   The Company has entered into an Accounts Receivable Financing Agreement (the "Financing Agreement") with a finance company. Under the Financing Agreement, the finance company has agreed to purchase, with recourse, eligible accounts receivable as selected by the Company up to a maximum credit limit of $700,000. The finance company advances to the Company 80 percent of the face value of the receivables purchased. Borrowings under the Financing Agreement bear interest at prime plus one percent (5.84 percent as of December 31, 2001), a 1.25 percent administration fee on each receivable purchased and a minimum monthly fee of 0.5 percent of the maximum credit limit. Since the receivables are sold with recourse, the Company has accounted for the finance transactions as borrowings. The receivables sold remain on the Company's consolidated balance sheets with no gain or loss recognized and the amounts advanced to the Company are reflected as debt. Borrowings under the Financing Agreement amounted to $142,000 and $136,000 as of December 31, 2000 and 2001, respectively. The Company repaid in full amounts outstanding under, and terminated, this Financing Agreement in March 2002.

                        ALTIRIS, INC. AND SUBSIDIARIES

  Borrowings from Canopy


   In August 1998, the Company entered into a $2,400,000 line-of-credit agreement with Canopy bearing interest at 8 percent per annum, due on demand or if no demand was made on December 31, 2000 and secured by essentially all assets of the Company. On March 18, 1999, the maximum borrowing limit was increased to $8,400,000. As of December 31, 1999, total borrowings and accrued interest due to Canopy totaled $6,818,000. During 2000, Canopy continued to provide funding to the Company and on May 9, 2000, Canopy agreed to convert $9,000,000 of debt and accrued interest into 2,000,000 shares of Series A preferred stock. On June 26, 2000, Canopy and the Company entered into another promissory note arrangement pursuant to which the Company could borrow up to $2,000,000 at 9 percent interest due on demand or if no demand was made on December 31, 2000. The $2,000,000 borrowing limit was subsequently increased to $3,000,000. As of December 31, 2000, total borrowings and accrued interest due to Canopy totaled $1,852,000. Borrowings under the $3,000,000 arrangement were also secured by essentially all assets of the Company. Effective January 1, 2001, the Company entered into a new $5,000,000 convertible note payable bearing interest at the prime rate (4.84 percent as of December 31, 2001), due at the earlier of a $15,000,000 financing transaction or December 31, 2002 and secured by essentially all assets of the Company (the "2001 Note Payable"). The 2001 Note Payable was convertible into common stock at the option of the holder at a conversion rate equal to the fair market value of the Company's common stock at the time of conversion. Borrowings outstanding under the prior arrangement were transferred to the 2001 Note Payable and the prior arrangement was cancelled.



   In connection with the 2001 Note Payable, the Company issued a five-year warrant to purchase 272,728 shares of the Company's common stock at $5.50 per share. This warrant was valued at $1.17 per share or $320,000 in total. The fair value of the warrant was calculated at the date of issuance using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 4.85 percent, dividend yield rate of 0 percent, volatility factor of 20.01 percent and a life of five years. The value of the warrant has been recorded as additional paid-in capital with the corresponding amount recorded as a debt discount. As of December 31, 2001, the remaining debt discount of $160,000 has been netted against the related convertible note payable balance in the accompanying consolidated balance sheet and will be amortized as interest expense over the remaining life of the note. As of December 31, 2001, total borrowings and accrued interest due to Canopy on the 2001 Note Payable amounted to $3,064,000, net of the debt discount. On February 21, 2002, the Company used a portion of the proceeds from the sale of New Series B Preferred (see note 6) to pay in full its borrowings and accrued interest under the 2001 Note Payable to Canopy and the 2001 Note Payable was cancelled. The remaining debt discount was charged to interest expense in the first quarter of 2002 as a result of the cancellation of the 2001 Note Payable.


  Note payable

   At December 31, 2001, the Company had a non-interest bearing note payable to Compaq, which is due in quarterly installments based on revenues generated from Carbon Copy (see Note 2). Any remaining unpaid balance becomes due and payable in March 2003. The note payable is unsecured and interest has been imputed at
7.5 percent.

   The scheduled principal payments under the note payable as of December 31, 2001, are as follows:

                  Years Ending December 31
                  ------------------------
                  2002.............................. $292,000
                  2003..............................   73,000
                                                     --------
                                                     $365,000
                                                     ========

                        ALTIRIS, INC. AND SUBSIDIARIES

(6)  Equity transactions

  Convertible Preferred Stock

   On May 9, 2000, the Company amended its articles of incorporation to authorize 4,000,000 shares of preferred stock, of which 2,000,000 shares were designated Series A Preferred and 2,000,000 shares were designated Series B Preferred. The Series A Preferred and Series B Preferred had priority over common stock with respect to dividend rights and liquidation rights. The holders of Series A Preferred and Series B Preferred were entitled to receive dividends at the rate of $0.45 per share per annum on Series A Preferred and at the rate of $0.70 per share on Series B Preferred when and if declared by the board of directors. The preferred stockholders had the right to one vote for each share of common stock into which such preferred stock would be converted with full voting rights and powers of the common stockholders.


   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of preferred stock was entitled to receive an amount equal to the original purchase price plus declared but unpaid dividends. Upon completion of the preferred distribution, the remaining assets of the Company would be distributed among the holders of preferred and common stock pro rata based on the number of shares of common stock held by each, assuming conversion of all preferred stock. A change in control, as defined, as a result of any reorganization, merger or consolidation, or a sale of substantially all of the Company's assets was deemed to be a liquidation. The holders of preferred stock could convert their shares of preferred stock into common stock on a one for one basis, subject to certain anti-dilution provisions.




   As discussed in Note 5, on May 9, 2000, Canopy agreed to convert $9,000,000 of debt and accrued interest into 2,000,000 shares of Series A Preferred. Additionally, on May 9, 2000, the Company sold 111,112 shares of Series B Preferred for $500,000.


   On May 2, 2001, the Company amended its articles of incorporation to remove the designation of Series B Preferred, to reduce the authorized number of shares of preferred stock to 2,111,112, and to increase the number of shares of preferred stock designated as Series A Preferred to 2,111,112. In connection with this amendment, the previously issued Series B Preferred shares were converted into Series A Preferred shares.





   In February 2002, the Company's stockholders approved an amended and restated Certificate of Incorporation. The amended and restated Certificate of Incorporation increased the authorized shares of preferred stock of the Company by 2,933,333 shares, from 2,111,112 shares to 5,044,445 shares and authorized a series of preferred stock of the Company designated as Series B Preferred Stock (the "New Series B Preferred"). The amended and restated Certificate of Incorporation also amended the terms and rights of the Series A Preferred. The New Series B Preferred is pari passu with the Series A Preferred except as disclosed below. The preferred stockholders are entitled to receive non-cumulative dividends at a rate of 8 percent per annum of the Series A Preferred original purchase price and the New Series B Preferred original purchase price when, as and if declared by the Company's board of directors. After the payment of the preferred dividends, any additional dividends declared or paid are to be paid among the holders of the Series A Preferred, the New Series B Preferred and the common stock then outstanding assuming conversion of all preferred stock. The holders of Series A Preferred and the New Series B Preferred have the right to one vote for each share of common stock into which such preferred stock would be converted with full voting rights and powers of the common stockholders. The holders of New Series B Preferred are entitled to elect one director of the Company. The remaining directors are elected by the preferred and common stockholders, voting together as a single class.



   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the New Series B Preferred will be entitled to receive, prior and in preference to any Series A Preferred and common stock, an amount equal to the New Series B Preferred original purchase price plus declared and unpaid dividends.

                        ALTIRIS, INC. AND SUBSIDIARIES

Upon the completion of the distribution to the New Series B Preferred, the Series A Preferred will be entitled to receive, prior and in preference to any common stock, an amount equal to the Series A Preferred original purchase price plus declared and unpaid dividends. Upon the completion of the distribution to the preferred stockholders, the remaining assets of the Company will be distributed pro rata among the Series A Preferred, the New Series B Preferred, and the common stock (assuming conversion of all preferred stock) until the aggregate distributions to the New Series B Preferred equal two times the New Series B Preferred original purchase price. Thereafter, the remaining assets will be distributed pro rata among the Series A Preferred and common stock. A change in control, as defined, as a result of any reorganization, merger, consolidation, or sale of substantially all of the Company's assets shall be deemed to be a liquidation.



   The holders of Series A Preferred and New Series B Preferred may convert their shares of preferred stock into common stock on a one for one basis, subject to certain anti-dilution provisions. The Series A Preferred and the New Series B Preferred automatically convert into common stock upon the completion of a qualified IPO, as defined.





   On February 21, 2002, the Company sold the 2,933,333 shares of New Series B Preferred to entities affiliated with Technology Crossover Ventures and vSpring Capital through a private offering for aggregate proceeds of $22,000,000. In connection with the offering, the Company incurred offering costs, including legal fees, of $800,000. During the three months ended March 31, 2002, the Company recorded a dividend related to the new Series B Preferred stock in the amount of $13,200,000 representing the value of the beneficial conversion feature. The beneficial conversion feature was calculated based on the difference between the sales price of $7.50 per share and the estimated share value of $12.00 per share for financial reporting purposes based on the estimated price range for the Company's IPO. As the Company has an accumulated deficit, the dividend was recorded as an increase and corresponding decrease in additional paid-in capital. The Company also granted to certain of the holders of the Series A Preferred and the New Series B Preferred certain demand and piggy-back registration rights as defined in an Investors Rights Agreement.





   The Company's board of directors will have the authority, without any further vote or action by the Company's stockholders, to issue from time to time preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof.


  Common Stock

   In September 2000, the Company issued 618,638 shares of its common stock in connection with the Computing Edge acquisition (see Note 3). The common stock issued was recorded at the estimated fair market value as determined by the Company's board of directors of $4.50 per share.

   In February 2001, the Company issued 22,330 shares of its common stock in connection with the Tekworks acquisition (see Note 3). In March 2001, the Company issued 400,000 shares of its common stock in connection with the purchase of Carbon Copy (see Note 2). The common stock issued was recorded at the estimated fair market value as determined by the Company's board of directors of $5.50 per share.

   In connection with the issuance of the 400,000 shares in the purchase of Carbon Copy, the Company granted Compaq certain rights with respect to registration of such shares under the Securities Act of 1933, as amended, or the Securities Act. The registration rights provide that, if the Company proposes to register any shares of its capital stock under the Securities Act of 1933, as amended, Compaq is entitled to notice of the registration and has the right to include its registrable securities in the registration. The registration rights are subject to certain conditions and limitations, among them the right of the underwriters to limit the number of shares included in the

                        ALTIRIS, INC. AND SUBSIDIARIES
registration which may reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by the Company.


   During the years ended December 31, 1999, 2000 and 2001 and the three months ended March 31, 2002, the Company issued 116,500, 651,945, 47,775 and 5,750 shares of its common stock upon the exercise of options.





   As discussed in Note 5, in connection with the 2001 Note Payable the Company granted Canopy a five-year warrant to purchase 272,728 shares of common stock at $5.50 per share. On February 22, 2002, Canopy exercised the warrant and the Company received proceeds of $1,500,000.




   The Company has the right of first refusal in connection with any sale or transfer of shares of common stock by existing stockholders.

(7)  Stock Option Plan


  1998 Stock Plan



   The Company has adopted the 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the granting of non-qualified stock options to purchase shares of the Company's common stock. The 1998 Plan is administered by the board of directors. Under the 1998 Plan, the board of directors could grant up to 4,325,000 options to employees, directors and consultants. Options granted under the 1998 Plan are subject to expiration and vesting terms as determined by the board of directors. In February 2002, the board of directors determined to discontinue granting stock options under the 1998 Plan and to retire any shares of our common stock reserved for issuance under such plan and not subject to outstanding stock options. At that time 4,197,058 options had been granted under the 1998 Plan.



   Under the terms of the 1998 Plan, the options generally expire 10 years after the date of grant or within three months of termination and generally vest as to 25 percent of the shares underlying the options at the end of each one year period over four years and are exercisable as they vest. The 1998 Plan contains certain restrictions and limitations, including the Company's right of first refusal on the transfer or sale of shares issued upon exercise of vested options.


   A summary of option activity under the 1998 Plan for the years ended December 31, 1999, 2000 and 2001 is presented below:


                                        1999                2000                2001
                                 ------------------- ------------------- -------------------
                                            Weighted            Weighted            Weighted
                                            Average             Average             Average
                                            Exercise            Exercise            Exercise
                                  Shares     Price    Shares     Price    Shares     Price
                                 ---------  -------- ---------  -------- ---------  --------
Outstanding at beginning of year 1,509,500   $0.05   1,596,190   $0.05   2,511,350   $0.87
Granted.........................   465,750    0.05   2,001,600    1.04   1,024,425    5.17
Exercised.......................  (116,500)   0.05    (651,945)   0.05     (47,775)   0.05
Forfeited.......................  (262,560)   0.05    (434,495)   0.14     (92,975)   2.99
                                 ---------           ---------           ---------
Outstanding at end of year...... 1,596,190    0.05   2,511,350    0.87   3,395,025    2.09
                                 =========           =========           =========
Weighted average fair value of
  options granted...............             $0.18               $2.23               $2.73



   During the three months ended March 31, 2002, the Company granted options to purchase 636,025 shares at $7.50 per share under the 2002 Plan (see below), issued 5,750 shares of common stock upon exercise of stock

                        ALTIRIS, INC. AND SUBSIDIARIES
options, and 30,312 options were forfeited under the 1998 and 2002 Plans, leaving an outstanding balance of 3,994,988 options as of March 31, 2002.


   The following table summarizes the stock options outstanding as of December 31, 2001:

   Range of      Options   Weighted Average Weighted Average   Options   Weighted Average
Exercise Price Outstanding Contractual Life  Exercise Price  Exercisable  Exercise Price
-------------- ----------- ---------------- ---------------- ----------- ----------------
    $0.05       1,786,650     7.7 years          $0.05         707,025        $0.05
     3.00         620,200     8.7 years           3.00         153,800         3.00
 4.50 to 6.00     988,175     9.5 years           5.20           7,550         5.20
                ---------                        -----         -------        -----
$0.05 to 6.00   3,395,025                        $2.09         868,375        $0.62
                =========                        =====         =======        =====

  Stock-based Compensation


   During the years ended December 31, 1999, 2000 and 2001, the Company granted 465,750, 2,001,600 and 903,225 options with exercise prices below the estimated fair market value on the grant date resulting in $79,000, $3,892,000 and $983,000 in deferred compensation, respectively. In connection with the determination of the estimated offering price range of the Company's common stock in its initial public offering, the Company re-evaluated its prior estimates of fair value of its common stock. As a result, deferred compensation and paid-in capital for the year ended December 31, 2001 were increased by $819,000. The deferred compensation has been recorded as a component of stockholders' equity (deficit) and is being recognized over the vesting period of the underlying stock options, using the accelerated method under FIN 28. Amortization of deferred compensation amounted to $9,000, $1,645,000 and $1,033,000 for the years ended December 31, 1999, 2000 and 2001, respectively. Amortization of deferred compensation amounted to $230,000 and $537,000 for the three months ended March 31, 2000 and 2001, respectively.


   SFAS No. 123 requires pro forma information regarding net loss as if the Company had accounted for its stock options granted under the fair value method prescribed by SFAS No. 123. The fair value of the stock options is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for grants during the years ended December 31, 1999, 2000 and 2001: average risk-free interest rates of 5.74, 6.36 and 4.57 percent, respectively; expected dividend yield of 0 percent; volatility of 0 percent and an expected life of six years. For purposes of the pro forma disclosures, the estimated fair value of the stock options is amortized over the vesting periods of the respective stock options. The following is the pro forma disclosure and the related impact on net loss and net loss per common share for the years ended December 31, 1999, 2000 and 2001:


                                           1999         2000          2001
                                        -----------  -----------  ------------
Net loss attributable to common
  stockholders:
   As reported......................... $(4,887,000) $(6,543,000) $(10,211,000)
   Pro forma........................... $(4,915,000) $(6,750,000) $(10,848,000)
Basic and diluted net loss per common
  share:
   As reported......................... $     (0.66) $     (0.81) $      (1.14)
   Pro forma........................... $     (0.66) $     (0.83) $      (1.21)



2002 Stock Plan



   The Company's board of directors adopted and the Company's stockholders approved the 2002 Stock Plan (the "2002 Plan") in January 2002. The 2002 Plan provides for the granting of incentive stock options to the Company's employees, and for the grant of nonstatutory stock options and stock purchase rights to the Company's employees,

                        ALTIRIS, INC. AND SUBSIDIARIES
directors and consultants. A total of 1,180,762 shares of our common stock are reserved for issuance pursuant to the 2002 Plan. In addition, the 2002 Plan provides for annual increases in the number of shares available on the first day of each year, beginning in 2003, equal to the lesser of 3 percent of the outstanding shares of common stock on the first day of the applicable year, 1,000,000 shares, or another amount as the Company's board of directors may determine. The 2002 Plan is administered by the board of directors or, by committees appointed by the board of directors. The administrator has the power to determine the terms of the options and stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and stock purchase rights and the form of consideration payable upon exercise.



2002 Employee Stock Purchase Plan



   In February 2002, the Company's board of directors adopted the 2002 Employee Stock Purchase Plan (the "ESPP"), effective upon the completion of the IPO. The ESPP is subject to approval by the Company's stockholders. A total of 500,000 shares of common stock are reserved for issuance under the ESPP. In addition, the ESPP provides for annual increases in the number of shares available for issuance on the first day of each year, beginning with 2003, equal to the lesser of 2 percent of the outstanding shares of the Company's common stock on the first day of the applicable year, 750,000 shares, or another amount as the Company's board of directors may determine. The Company's board of directors or a committee established by the board of directors will administer the ESPP and will have authority to interpret the terms of the ESPP and determine eligibility. The Company's employees are eligible to participate in the ESPP if they are customarily employed for at least 20 hours per week and more than 5 months in any calendar year.



   The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, 6-month offering periods. The offering periods generally start on the first trading day on or after February 1 and August 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of the IPO and will most likely end on the last trading day on or before February 1, 2003. All eligible employees will be automatically enrolled in the first offering period.



   Participants can purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant's base salary, overtime and shift premiums and commissions, but excludes all other compensation. A participant may purchase a maximum of 1,125 shares during the first offering period under the ESPP and a maximum of 750 shares during each subsequent six-month offering period. Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each six-month offering period. The price is 85 percent of the lower of the fair market value of the common stock at the beginning of an offering period or at the end of an offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends three months following termination of employment. A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.


(8)  Income Taxes


   The Company had no domestic income tax expense for the years ended December 31, 1999, 2000, and 2001 due to operating losses. The Company's income tax expense of $62,000 for 2001 is attributable to its foreign operations.


   From the Company's inception in August 1998, through January 26, 2000, the Company was a separate taxable entity. During a portion of the 2000 calendar year, the Company was included in a consolidated tax return filed by Canopy. On September 30, 2000, as a result of the Company's issuance of common stock in the

                        ALTIRIS, INC. AND SUBSIDIARIES
acquisition of Computing Edge (see Note 3), the Company could no longer be consolidated with Canopy for income tax reporting purposes and it became a separate taxable entity again. During the period that the Company was included in the consolidated income tax return filed by Canopy, the Company generated a $1.5 million operating loss that was utilized by Canopy. From inception through December 31, 2001, the Company has generated stand alone net operating losses ("NOL") for federal income tax reporting purposes of $8,523,000, which will expire beginning in 2013.


   The Internal Revenue Code contains provisions that reduce or limit the availability and utilization of NOL carryforwards if certain changes in ownership have taken place or will take place. As of December 31, 2001, changes in stock ownership have not been sufficient to result in a reduction or limitation of the Company's NOL carryforwards.

   Future new issuance's of stock by the Company and/or sales of stock by existing stockholders may result in a future ownership change depending upon the number of shares sold and various other factors. If a future ownership change occurs, the Company's NOL carryforwards, arising prior to the ownership change date, will be limited to utilization of an annual amount not to exceed the value of the Company on the ownership change date multiplied by the Federal long-term tax exempt rate (the rate is fixed monthly and was 4.74 percent as of December 31, 2001). If the annual limited amount is unutilized in any particular year, it remains available on a cumulative basis through the expiration date of the applicable NOL carryforwards. The significant components of the Company's deferred tax assets (liabilities) as of December 31, 2000 and 2001 are as follows:


                                                       2000         2001
                                                    -----------  -----------
  NOL carryforwards................................ $ 2,988,000  $ 3,179,000
  Accrued vacation.................................      89,000      252,000
  Allowance for bad debt...........................      42,000      116,000
  Depreciation and amortization....................     168,000    2,219,000
  Deferred revenue.................................      19,000      402,000
  Accrued sales tax................................          --       75,000
  Sales return reserve.............................          --       75,000
  Stock-based compensation.........................     617,000    1,045,000
  Other accrued liabilities........................          --       89,000
                                                    -----------  -----------
  Net deferred tax assets..........................   3,923,000    7,452,000
  Valuation allowance..............................  (3,923,000)  (7,452,000)
                                                    -----------  -----------
                                                    $        --  $        --
                                                    ===========  ===========


   A valuation allowance for the total net deferred tax assets has been recorded due to the uncertainty of realization of the assets based upon the limited operating history of the Company and the lack of profitability to date.

(9)  Commitments and Contingencies

  Legal matters

   On December 23, 1999, the Company commenced a patent infringement suit against a defendant in the United States District Court for the District of Utah requesting compensatory damages and injunctive relief. In its response to the Company's complaint, the defendant denied the claim of infringement and brought a counterclaim against the Company asserting that the patent is invalid and that the Company is infringing and diluting the defendant's trademarks. In July 2001, the Court conducted a hearing for the purpose of construing or interpreting the claims comprising the Company's patent, and in August 2001, the Court issued an order that

                        ALTIRIS, INC. AND SUBSIDIARIES
narrowly construed the claims. In an effort to facilitate the Company's appeal from the order, the Company entered into a stipulation with the defendant that, based on the order, the defendant's products do not infringe the Company's patent. The stipulation also provided that the defendant's counterclaims of trademark infringement and dilution should be dismissed and the remainder of the lawsuit should be stayed. The defendant's only remaining counterclaim requests a judgment that the Company's patent is invalid. In November 2001, the Court entered a final judgment based on the stipulation, and the Company and the defendant have each appealed the Court's ruling to the United States Court of Appeals for the Federal Circuit. Because of the uncertainties of litigation, there is no assurance the Company will ultimately prevail. In the opinion of management, the ultimate disposition of this matter will not have a material adverse effect on the Company's results of operations or financial position.

   The Company is involved in other claims and legal matters arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

  Concentration of credit risk and significant customers


   The Company offers credit terms on the sale of its software products to certain customers. The Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of all accounts receivable. As of and for the years ended December 31, 1999, 2000 and 2001 and the three months ended March 31, 2002, customers that accounted for more than ten percent of total revenue and/or accounts receivable balances are as follows:



   Compaq--Revenue of 5%, 19% and 24% in 1999, 2000 and 2001, respectively, and 32% in the three months ended March 31, 2002.



   Ingram Micro--Revenue of 0%, 22% and 9% in 1999, 2000 and 2001, respectively, and 10% in the three months ended March 31, 2002.



   Compaq--Accounts receivable of 18%, 6% and 24% as of December 31, 1999, 2000, and 2001, respectively, and 24% as of March 31, 2002.



   Ingram Micro--Accounts receivable of 0%, 8% and 7% as of December 31, 1999, 2000 and 2001, respectively, and 14% as of March 31, 2002.


(10)  Related Party Transactions


   As discussed in Note 5, the Company has certain debt arrangements with Canopy. Canopy has guaranteed $1,300,000 of the Company's capital lease obligations. During the years ended December 31, 2000 and 2001, the Company participated in a 401(k) retirement plan (the "401(k) Plan") administrated by Canopy, which covered all salaried and hourly employees who met certain requirements. The Company contributed $145,000 and $342,000 to the 401(k) Plan for the years ended December 31, 2000 and 2001, respectively. In February 2002, the Company no longer qualified under ERISA guidelines to participate in the 401(k) Plan; as a result, the Company is in the process of establishing a comparable 401(k) plan for its employees. The Company has also obtained its insurance coverage through Canopy. The premiums amounted to $0, $17,000 and $93,000 for the years ended December 31, 1999, 2000 and 2001, respectively.



   During the year ended December 31, 2001, the Company leased from Canopy office space and related furniture and office equipment totaling $739,000. In December 2001, the Company terminated the previous lease

                        ALTIRIS, INC. AND SUBSIDIARIES
and moved its corporate headquarters to a new facility that is also leased from Canopy. The lease for the Company's current corporate headquarters provides for monthly rent of $95,000 and expires in December 2006. During the years ended December 31, 1999 and 2000, the Company incurred rent expense of $157,000 and $238,000, respectively, to KeyLabs.



   The Company believes that the terms of these related party arrangements are at least as favorable as the terms that could be obtained from an unaffiliated third-party in similar arrangements based on our knowledge of market terms for leases of comparable facilities in our geographic area.


(11)  Segment, Geographic and Customer Information

   Effective January 1, 1999, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for public enterprises to report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company operates as one segment, the development and marketing of IT lifecycle management software products and services.


   Revenue from customers located outside the United States accounted for 17 percent, 14 percent and 16 percent of total revenue during the years ended December 31, 1999, 2000 and 2001, respectively, and 26 percent of total revenue during the three months ended March 31, 2002. The majority of international sales have been made in Europe and Canada. There were no significant long-lived assets held outside the United States.


   The following table presents revenue by geographic areas:


                                                                             Three Months Ended
                                             Year Ended December 31,              March 31,
                                        ---------------------------------- -----------------------
                                           1999       2000        2001        2001        2002
                                        ---------- ----------- ----------- ----------- -----------
                                                                           (unaudited) (unaudited)
Domestic operations:
   Domestic customers.................. $2,946,000 $ 8,626,000 $29,098,000 $5,910,000  $ 8,555,000
   International customers.............    622,000   1,386,000   1,453,000    462,000      565,000
                                        ---------- ----------- ----------- ----------  -----------
       Total...........................  3,568,000  10,012,000  30,551,000  6,372,000    9,120,000

International operations:
   Europe customers....................         --          --   3,308,000          0    2,155,000
   Other customers.....................         --      18,000     592,000     72,000      287,000
                                        ---------- ----------- ----------- ----------  -----------
       Total...........................         --      18,000   3,900,000     72,000    2,442,000
                                        ---------- ----------- ----------- ----------  -----------
       Consolidated revenue............ $3,568,000 $10,030,000 $34,451,000 $6,444,000  $11,562,000
                                        ========== =========== =========== ==========  ===========





(12)  Subsequent Events







   On May 2, 2002, the Company's stockholders approved an amended and restated Certificate of Incorporation to increase the authorized shares of preferred stock of the Company by 258,064, authorize a series of preferred stock of the Company designated as Series C non-voting preferred stock (the "Series C Preferred"), and authorize a new class of common stock of the Company designated as Class B non-voting common stock (the "Class B Stock"). The Class B Stock is identical to the Company's common stock except that the Class B

                        ALTIRIS, INC. AND SUBSIDIARIES

Stock shall not be entitled to any voting rights. The amended and restated Certificate of Incorporation also amended the terms and rights of the Series A Preferred and the New Series B Preferred. Except as disclosed below, the Series C Preferred will be treated pari passu with the Series A Preferred and the New Series B Preferred. The holders of the Company's preferred stock are entitled to receive non-cumulative dividends at a rate of 8 percent per annum of the Series A Preferred original purchase price, the New Series B Preferred original purchase price and the Series C Preferred original purchase price payable when, as and if declared by the Company's board of directors. Any additional dividends the Company declares or pays shall be declared or paid among the holders of the Series A Preferred, the New Series B Preferred and the Series C Preferred and common stock. The holders of the Series A Preferred and the New Series B Preferred have the right to one vote for each share of common stock into which such preferred stock would be converted with full voting rights and powers of the holders of the Company's common stock. The holders of the New Series B Preferred are entitled to elect one director of the Company, and the holders of the Company's preferred stock and common stock (other than the Class B Stock), voting together as a single class, are entitled to elect all remaining directors. Holders of the Series C Preferred and Class B Stock are not entitled to vote for the election of directors or to vote on any other matter.



   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the New Series B Preferred and the Series C Preferred, on a pari passu basis, shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred or common stock, an amount equal to the New Series B Preferred original purchase price and the Series C Preferred original purchase price, plus declared but unpaid dividends. Upon the completion of this distribution to the New Series B Preferred and Series C Preferred, the holders of the Series A Preferred will be entitled to receive, prior and in preference to the holders of the Company's common stock, an amount equal to the Series A Preferred original purchase price, plus declared but unpaid dividends. Upon the completion of these distributions to the holders of the Company's preferred stock, the remaining assets of the Company will be distributed pro rata among the holders of the Series A Preferred, the New Series B Preferred, the Series C Preferred and the common stock (including Class B Non-Voting Common Stock) until the aggregate distributions with respect to the New Series B Preferred equals two times the New Series B original purchase price and with respect to the Series C Preferred equals two times the Series C Preferred original purchase price. Thereafter, the remaining assets of the Company will be distributed pro rata among the holders of Series A Preferred and common stock. A reorganization, merger, consolidation or sale of all or substantially all of the Company's assets shall be deemed to be a liquidation of the Company, unless the Company's stockholders immediately prior to such acquisition or sale will, immediately after such acquisition or sale hold at least 50 percent of the voting power of the surviving or acquiring entity in substantially the same proportions as their ownership of the voting power of the capital stock of the Company immediately prior to such acquisition or sale.



   The holders of the Series A Preferred and the New Series B Preferred may convert their shares of preferred stock into common stock on a one-for-one basis, subject to certain antidilution provisions, and the holders of Series C Preferred may convert their shares of preferred stock into Class B Stock on a one-for-one basis. The preferred stock automatically converts into common stock or Class B Stock (with respect to the Series C Preferred) upon the completion of a qualified public offering as defined. All outstanding shares of Class B Common will automatically convert into common stock on May 2, 2003.



   On May 2, 2002, the Company sold 258,064 shares of Series C Preferred to Dell Ventures L.P. for net proceeds of $1.9 million. The Company expects to record a dividend in the second quarter for the beneficial conversion feature related to these shares of Series C Preferred. The beneficial conversion feature will be calculated based on the difference between the sales price of the Series C Preferred of $7.75 per share and the deemed fair market value of such shares on the date of issuance. The Company completed this private placement

                        ALTIRIS, INC. AND SUBSIDIARIES
in connection with a software licensing arrangement with Dell Computer Corporation. The Company does not expect to recognize any revenue contemporaneously with the closing of this private placement under the licensing arrangement with Dell.



   Effective upon the completion of the Company's IPO, each outstanding share of Series A Preferred and New Series B Preferred will be converted into one share of common stock, and each outstanding share of Series C Preferred will be converted into one share of Class B Stock. Following such conversion, the Company's amended and restated Certificate of Incorporation will be amended and restated to delete all references to the Series A Preferred, the New Series B Preferred and the Series C Preferred, and 5,000,000 shares of undesignated preferred stock of the Company will be authorized. The Company's board of directors will have the authority, without any further vote or action by the Company's stockholders, to issue from time to time preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof. The authorized shares of common stock of the Company will also be increased to 100,000,000 shares. As discussed above, all outstanding shares of Class B Common will automatically convert into common stock on May 2, 2003.

                        REPORT OF INDEPENDENT AUDITORS



To The Board of Directors of Altiris, Inc.:



   We have audited the accompanying combined balance sheets of Computing Edge Corporation, Computing Edge Australasia Pty Limited and Computing Edge Limited as of December 31, 1999 and September 30, 2000, and the related combined statements of income and comprehensive income, stockholders' equity and cash flows for the year ended December 31, 1999 and for the nine months ended September 30, 2000. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.



   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Computing Edge Corporation, Computing Edge Australasia Pty Limited and Computing Edge Limited as of December 31, 1999 and September 30, 2000 and the results of their operations and their cash flows for the year ended December 31, 1999 and for the nine months ended September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.



KPMG LLP


Salt Lake City, Utah

April 17, 2002

    COMPUTING EDGE CORPORATION, COMPUTING EDGE AUSTRALASIA PTY LIMITED AND
                            COMPUTING EDGE LIMITED

                            Combined Balance Sheets


                                                                               December 31, September 30,
                                                                                   1999         2000
                                                                               ------------ -------------
                                    ASSETS
Current assets:
 Cash and cash equivalents....................................................  $  480,000   $  216,000
 Marketable securities........................................................     162,000      421,000
 Accounts receivable, net of allowance for doubtful accounts of $6,000 and $0,
   respectively...............................................................     571,000    1,556,000
 Receivables from affiliates..................................................     240,000      762,000
 Prepaid expenses and other current assets....................................       3,000       21,000
                                                                                ----------   ----------
       Total current assets...................................................   1,456,000    2,976,000
Property and equipment, net...................................................     300,000      240,000
                                                                                ----------   ----------
       Total assets...........................................................  $1,756,000   $3,216,000
                                                                                ==========   ==========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Note payable to stockholder..................................................  $   10,000   $       --
 Accounts payable.............................................................     122,000      168,000
 Payables to affiliates.......................................................     321,000      257,000
 Accrued expenses.............................................................     170,000      258,000
 Deferred revenue.............................................................     567,000    1,008,000
                                                                                ----------   ----------
       Total current liabilities..............................................   1,190,000    1,691,000

Commitments and contingencies
Stockholders' equity..........................................................     566,000    1,525,000
                                                                                ----------   ----------
       Total liabilities and stockholders' equity.............................  $1,756,000   $3,216,000
                                                                                ==========   ==========



           See accompanying notes to combined financial statements.

    COMPUTING EDGE CORPORATION, COMPUTING EDGE AUSTRALASIA PTY LIMITED AND
                            COMPUTING EDGE LIMITED


            Combined Statements of Income and Comprehensive Income



                                                              Nine Months
                                                 Year Ended      Ended
                                                December 31, September 30,
                                                    1999         2000
                                                ------------ -------------
      Revenue:
       Software................................  $2,070,000   $3,449,000
       Services................................   1,189,000    1,620,000
                                                 ----------   ----------
             Total revenue.....................   3,259,000    5,069,000
                                                 ----------   ----------
      Cost of revenue:
       Software................................       4,000        9,000
       Services................................     383,000      805,000
                                                 ----------   ----------
             Total cost of revenue.............     387,000      814,000
                                                 ----------   ----------
      Gross profit.............................   2,872,000    4,255,000
                                                 ----------   ----------
      Operating expenses:
       Sales and marketing.....................   1,085,000    1,560,000
       General and administrative..............   1,141,000      915,000
       Research and development................     552,000      501,000
                                                 ----------   ----------
             Total operating expenses..........   2,778,000    2,976,000
                                                 ----------   ----------
      Income from operations...................      94,000    1,279,000
                                                 ----------   ----------
      Other income:
       Interest income.........................          --        4,000
       Other income, net.......................      22,000       15,000
                                                 ----------   ----------
             Other income, net.................      22,000       19,000
                                                 ----------   ----------
      Income before income taxes...............     116,000    1,298,000
      Provision for income taxes (Note 3)......          --           --
                                                 ----------   ----------
      Net income...............................  $  116,000   $1,298,000
                                                 ==========   ==========
      Other comprehensive income:
       Net income..............................  $  116,000   $1,298,000
       Foreign currency translation adjustment.          --        4,000
                                                 ----------   ----------
       Comprehensive income....................  $  116,000   $1,302,000
                                                 ==========   ==========
      Unaudited pro forma information (Note 3):
       Income before income taxes..............  $  116,000   $1,298,000
       Provision for income taxes..............     (50,000)    (490,000)
                                                 ----------   ----------
       Net income..............................  $   66,000   $  808,000
                                                 ==========   ==========


           See accompanying notes to combined financial statements.

    COMPUTING EDGE CORPORATION, COMPUTING EDGE AUSTRALASIA PTY LIMITED AND
                            COMPUTING EDGE LIMITED

                  Combined Statements of Stockholders' Equity
                   For The Year Ended December 31, 1999 and
                 For The Nine Months Ended September 30, 2000

                                                  Accumulated
                                                     Other                     Total
                                         Common  Comprehensive  Retained   Stockholders'
                                         Stock      Income      Earnings      Equity
                                         ------- ------------- ----------  -------------
Balance, December 31, 1998.............. $10,000    $   --     $  440,000   $  450,000
  Net income............................      --        --        116,000      116,000
                                         -------    ------     ----------   ----------
Balance, December 31, 1999..............  10,000        --        556,000      566,000
  Net income............................      --        --      1,298,000    1,298,000
  Distributions.........................      --        --       (343,000)    (343,000)
  Foreign currency translation
   adjustment...........................      --     4,000             --        4,000
                                         -------    ------     ----------   ----------
Balance, September 30, 2000............. $10,000    $4,000     $1,511,000   $1,525,000
                                         =======    ======     ==========   ==========




           See accompanying notes to combined financial statements.

    COMPUTING EDGE CORPORATION, COMPUTING EDGE AUSTRALASIA PTY LIMITED AND
                            COMPUTING EDGE LIMITED

                       Combined Statements of Cash Flows



                                                                                                 Nine Months
                                                                                    Year Ended      Ended
                                                                                   December 31, September 30,
                                                                                       1999         2000
                                                                                   ------------ -------------
Cash flows from operating activities:
 Net income.......................................................................  $ 116,000    $1,298,000
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation...................................................................     69,000        90,000
   Changes in operating assets and liabilities:
     Marketable securities........................................................    497,000      (259,000)
     Accounts receivable..........................................................    316,000      (979,000)
     Receivables from affiliates..................................................   (240,000)     (522,000)
     Prepaid expenses and other current assets....................................      1,000       (26,000)
     Accounts payable.............................................................    (48,000)       55,000
     Payables to affiliates.......................................................   (626,000)      (11,000)
     Accrued expenses.............................................................    164,000        88,000
     Deferred revenue.............................................................    116,000       440,000
                                                                                    ---------    ----------
       Net cash provided by operating activities..................................    365,000       174,000
                                                                                    ---------    ----------
Cash flows from investing activities:
 Purchase of property and equipment...............................................   (296,000)      (53,000)
                                                                                    ---------    ----------
Cash flows from financing activities:
 Distribution to stockholders.....................................................         --      (343,000)
 Borrowing from (repayment to) stockholder........................................     10,000       (10,000)
                                                                                    ---------    ----------
       Net cash provided by (used in) financing activities........................     10,000      (353,000)
                                                                                    ---------    ----------
Net increase (decrease) in cash and cash equivalents..............................     79,000      (232,000)
Effect of foreign exchange rates on cash..........................................     21,000       (32,000)
Cash and cash equivalents, beginning of period....................................    380,000       480,000
                                                                                    ---------    ----------
Cash and cash equivalents, end of period..........................................  $ 480,000    $  216,000
                                                                                    =========    ==========


           See accompanying notes to combined financial statements.

    COMPUTING EDGE CORPORATION, COMPUTING EDGE AUSTRALASIA PTY LIMITED AND
                            COMPUTING EDGE LIMITED

                    Notes to Combined Financial Statements

(1)  Organization, Basis of Presentation and Description of Business

   Computing Edge Corporation ("CEC", a Washington corporation,) Computing Edge Australasia Pty Limited ("CEA", an Australian corporation) and Computing Edge Limited ("CEL", an Ireland corporation) (collectively, the "Company") were incorporated on April 25, 1994, March 5, 1998 and February 17, 1999, respectively.

   CEC is wholly owned by an individual who also is a director of CEL. CEA is wholly owned by an individual who is a director of CEL. CEA was originally incorporated to perform contract research and development for CEC. After the formation of CEL, CEC and CEA sold certain technology to CEL. CEA continued to perform contract research and development for CEL and CEC became a world-wide distributor for CEL.


   In September 2000, CEC, CEA and CEL sold certain of their assets and transferred certain liabilities to Altiris Computing Edge, Inc., a wholly owned subsidiary of Altiris, Inc. ("Altiris") in exchange for 618,638 shares of common stock of Altiris. The acquired assets and assumed liabilities included substantially all of the ongoing business of the Company. The accompanying combined financial statements of the Company have been prepared to present the historical results of the Company's combined operations, after elimination of intercompany balances and transactions. The accompanying financial statements have been presented on a combined basis as a result of the affiliations between CEC, CEA and CEL and because of the volume and nature of transactions among the entities.


   The Company is a provider of systems and asset management solutions for Windows and UNIX. The Company markets its software products to original equipment manufacturers ("OEM"), computer resellers, educational institutions, training organizations, small-to-medium sized businesses and network departments in large enterprises.

   The Company operates in the software industry, which is characterized by intense competition, rapid technological advances and evolving industry standards. Factors that could affect the Company's future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on an industry that is characterized by rapid technological changes, fluctuations in end-user demands, evolving industry standards, competition, and risks associated with foreign currencies. Failure by the Company to anticipate or respond adequately to technological developments in its industry, changes in customer or supplier requirements or changes in industry standards could have a material adverse effect on the Company's business and operating results.

(2)  Significant Accounting Policies

  Use of estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

  Cash and cash equivalents


   Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less.

      COMPUTING EDGE CORPORATION, COMPUTING EDGE AUSTRALASIA PTY LIMITED
                          AND COMPUTING EDGE LIMITED

              Notes to Combined Financial Statements--(Continued)


  Capitalized software costs

   In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, development costs incurred in the research and development of new software products to be sold, leased or otherwise marketed are expensed as incurred until technological feasibility in the form of a working model has been established. Internally generated capitalizable software development costs have not been material for the year ended December 31, 1999 and for the nine months ended September 30, 2000. The Company has charged its software development costs to research and development expense in the accompanying combined statements of income.

  Property and equipment

   Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the assets estimated useful lives as follows:

     Computer equipment.........................................   3 years
     Office furniture and equipment............................. 3-5 years

   Expenditures for routine maintenance and repairs are charged to expense as incurred. Major renewals and betterments that extend the useful lives of the respective assets are capitalized and depreciated over their estimated useful lives. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recognized.

   As of December 31, 1999 and September 30, 2000, property and equipment consisted of the following:

                                                 December 31, September 30,
                                                     1999         2000
                                                 ------------ -------------
     Computer equipment.........................   $277,000     $ 302,000
     Office equipment...........................     44,000        44,000
     Furniture and fixtures.....................     62,000        58,000
                                                   --------     ---------
                                                    383,000       404,000
     Less accumulated depreciation..............    (83,000)     (164,000)
                                                   --------     ---------
                                                   $300,000     $ 240,000
                                                   ========     =========

  Marketable securities

   The Company's investments in marketable securities consist of mutual funds and are classified as trading securities. Trading securities are recorded at fair value determined by the most recently traded prices with the associated unrealized and realized gains or losses included in the determination of net income. These gains or losses are included as a component of other income, net in the accompanying statements of income. The cost of investments sold is determined on the specific identification or first-in, first-out method. The cost, unrealized gains and fair market value for marketable securities as of December 31, 1999 and September 30, 2000 were as follows:

                                                        Unrealized  Market
                                                 Cost     Gains     Value
                                               -------- ---------- --------
     December 31, 1999........................ $147,000  $15,000   $162,000
     September 30, 2000....................... $409,000  $12,000   $421,000

      COMPUTING EDGE CORPORATION, COMPUTING EDGE AUSTRALASIA PTY LIMITED
                          AND COMPUTING EDGE LIMITED

              Notes to Combined Financial Statements--(Continued)


  Impairment of long-lived assets

   The Company accounts for long-lived assets pursuant to SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The Company evaluates its property and equipment, and other long-term assets for impairment and assesses their recoverability based upon anticipated future cash flows. If facts and circumstances indicate that the cost of an asset may be impaired, the Company will (a) evaluate the extent to which that cost is recoverable by comparing the future undiscounted cash flows estimated to be associated with the asset to the asset's carrying amount and
(b) write-down the carrying amount to market value or discounted cash flow value to the extent necessary. As of December 31, 1999 and September 30, 2000, management does not consider any of the Company's long-lived assets to be impaired.

  Fair value of financial instruments

   The carrying amounts reported in the accompanying combined financial statements for cash, accounts receivable and accounts payable approximate fair values because of the immediate or short-term maturities of these financial instruments.

  Translation of foreign currency


   The assets and liabilities of CEA, whose functional currency is the Australian dollar, have been translated to U.S. dollars using period-end exchange rates. Income and expense items have been translated at the average rate of exchange prevailing during the period. Any adjustment resulting from translating the financial statements of the foreign entity is reflected as other comprehensive income, which is a component of stockholders' equity. Foreign currency transaction gains or losses are reported in the accompanying combined statements of operations. CEL's functional currency is the U.S. dollar; accordingly, there are no related translation adjustments.


  Revenue recognition

   In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 97-02, Software Revenue Recognition, which has been amended by SOP 98-09. These statements set forth accounting principles generally accepted in the United States for recognizing revenue on software transactions. SOP 98-09 requires recognition of revenue using the "residual method" when certain criteria are met.


   The Company derives revenue from software licenses sold directly to end users and through indirect sales channels and from related services. Services revenue includes contracts for software maintenance and technical support, consulting, conferences and training. In software arrangements that include rights to multiple software products and/or services, the Company allocates the revenue among the elements based on vendor-specific objective evidence of fair value for each element. Revenue allocated to undelivered elements is deferred and recognized when all revenue recognition criteria are met.


   The Company recognizes revenue from licensing of software products to an end-user when evidence of an arrangement exists and upon delivery of the software product to the customer, unless the fee is not fixed or determinable, or collectibility is not considered probable. For licensing of the Company's software through indirect sales channels, revenue is recognized when the software is sold by the reseller, value-added reseller or distributor to an end-user customer. The Company considers all arrangements with payment terms beyond its normal business practice (which does not include extending payments beyond twelve months) not to be fixed or determinable and revenue is recognized when the fee becomes due. If collectibility is not considered probable for reasons other than extended payment terms, revenue is recognized when the fee is collected.

      COMPUTING EDGE CORPORATION, COMPUTING EDGE AUSTRALASIA PTY LIMITED
                          AND COMPUTING EDGE LIMITED

              Notes to Combined Financial Statements--(Continued)


   Maintenance and technical support revenue is recognized using the straight-line method over the period that the maintenance and support are provided. Other service arrangements are evaluated to determine whether those services are essential to the functionality of the elements of the arrangement. When services are considered essential, revenue allocable to the software is recognized as the services are performed, assuming all other criteria for revenue recognition have been met.


   Revenue from conferences and training offered by the Company are recognized as the services are performed or conferences are held.


  Research and development

   All expenditures for research and development are charged to expense as incurred. The Company incurred total research and development expenses of $552,000 and $501,000 during the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

  Advertising

   Advertising costs are expensed as incurred. Advertising costs amounted to $129,000 and $155,000 during the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively.

(3)  Income Taxes

   The stockholder of CEC has elected for federal and state income tax purposes to include CEC's taxable income in his personal taxable income (an S Corporation election). Accordingly, CEC has not recorded any income tax provision or related income tax accounts in its historical financial statements. CEC's policy is to make distributions to its stockholder in amounts at least equal to the stockholder's income taxes attributable to the taxable earnings of CEC. These distributions are recorded when declared and made. CEA and CEL did not have any income subject to foreign income taxes during the year ended December 31, 1999 and the nine months ended September 30, 2000.


   As discussed in Note 1, Altiris acquired the business of the Company in September 2000. To provide information about the continuing impact of the acquisition, an unaudited pro forma income tax provision has been presented in the accompanying statements of income and comprehensive income to show what the income tax affect may have been on the historical financial statements if the transaction had been consummated at January 1, 1999. The pro forma provision for income taxes reflects income tax expense for the periods as if CEC had been taxed as a C corporation and reflects an estimated United States provision for the results of operations of CEA and CEL. The pro forma provision for income taxes has been calculated using an estimated effective tax rate of 37.5 percent.


(4)  Stockholders' Equity

  Computing Edge Corporation

   CEC has 1,000,000 shares of common stock authorized, of which 50,000 shares were outstanding as of December 31, 1999 and September 30, 2000.

      COMPUTING EDGE CORPORATION, COMPUTING EDGE AUSTRALASIA PTY LIMITED
                          AND COMPUTING EDGE LIMITED

              Notes to Combined Financial Statements--(Continued)


  Computing Edge Australasia Pty Limited

   CEA has 1,000,000 shares authorized. The shares may be divided into different classes and may bear such preference, guarantee, privileges and rights as determined in conformity with CEA's articles. As of December 31, 1999 and September 30, 2000, 10 ordinary shares were issued and outstanding.

  Computing Edge Limited

   CEL has 100,000,002 authorized shares consisting of 80,000,002 ordinary shares of US$1.00 each and 20,000,000 preferred shares of US$1.00 each. The directors of CEL are authorized to issue the ordinary and preferred shares on such terms and with such rights (including rights to convert shares into shares of another class or series) or restrictions as the directors agree at the time of issuance. As of December 31, 1999 and September 30, 2000, two ordinary shares were issued and outstanding.

(5)  Commitments and Contingencies

   The Company, from time to time, is involved in claims and legal actions arising in the ordinary course of business. In the opinion of management, as of December 31, 1999 and September 30, 2000, there were no matters, the resolution of which, would result in a material adverse effect on the Company's combined financial position, results of operations or liquidity.

(6)  Affiliate Transactions

   CEC borrowed $10,000 from its Chief Executive Officer and sole stockholder during December 1999 which was repaid in January 2000.

   CEC has certain payables due to an affiliate for royalties associated with distribution of CEL products. As of December 31, 1999 and September 30, 2000, payables due to this affiliate were $321,000 and $187,000, respectively.

   During the year ended December 31, 1999 and the nine months ended September 30, 2000, CEC sold software products through a distributor owned by its sole stockholder amounting to $1,527,000 and $1,129,000, respectively. Revenues from these sales is recognized when the software is sold to an end-user customer. The receivables due to the Company from this affiliate as of December 31, 1999 and September 30, 2000 were $240,000 and $762,000, respectively. CEC also had a payable due to this affiliate of $70,000 as of September 30, 2000.

   Management of the Company believes that the terms of these affiliate transactions are at least as favorable as the terms that could be obtained from an unaffiliated third party in similar transactions.

(7)  Concentrations of Credit Risk

   The majority of the Company's customers are located throughout the United States. One customer accounted for approximately 46 and 22 percent of the Company's revenue during the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively, and approximately 46 and 29 percent of the Company's accounts receivable as of December 31, 1999 and September 30, 2000, respectively. No other customer accounted for more than 10 percent of the Company's revenue in either period.

                        REPORT OF INDEPENDENT AUDITORS

                        ON FINANCIAL STATEMENT SCHEDULE


To the Board of Directors of Altiris, Inc.:



   We have audited in accordance with auditing standards generally accepted in the United States of America, the consolidated financial statements of Altiris, Inc. and subsidiaries included in this registration statement and have issued our report thereon dated April 26, 2002 except as to note 12, which is as of May 2, 2002. Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. Schedule II--Valuation and Qualifying Accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



KPMG LLP


Salt Lake City, Utah

April 26, 2002

                        ALTIRIS, INC. AND SUBSIDIARIES

                Schedule II--Valuation and Qualifying Accounts
             For The Years Ended December 31, 1999, 2000 and 2001

                                                     Balance at Charged to                Balance at
                                                     Beginning  Costs and                   End of
              Description                            of Period   Expenses  Deductions (a)   Period
              -----------                            ---------- ---------- -------------- ----------
Allowance for doubtful accounts and product returns:
   Year ended December 31, 1999.....................  $ 21,000   $ 67,000     $ 21,000     $ 67,000
   Year ended December 31, 2000.....................    67,000    223,000       64,000      226,000
   Year ended December 31, 2001.....................   226,000    670,000      146,000      750,000

--------
(a) Represents write-offs of uncollectable accounts receivable.

                       Description of Inside Back Cover

   Along the top of the page is the phrase "Web-Based Systems Management." Immediately beneath this text is the following phrase: "Web Console
(greater than) Web Reporting (greater than) Single, Integrated Solution." The page contains five pictures, shown in clockwise order, (1) a desktop computer,
(2) the faces of a woman and a man wearing telephone headsets with the following phrases beneath the two faces: "Help Desk" and "Identify and resolve system problems," (3) a computer monitor, computer keyboard and telephone labeled "Asset Management" and "Track and manage enterprise assets," (4) a computer server labeled "Server Management" and "Deploy, manage and monitor enterprise servers," and (5) a laptop computer, desktop computer and personal digital assistant labeled "Client Management" and "Hands-free deployment and management of mobile, desktop & handheld." The Altiris logo is located at the bottom right of the page.

                       Description of outside back cover

The Altiris logo is located on the outside back cover.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Altiris in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.


     SEC registration fee....................................... $    6,440
     NASD filing fee............................................      8,000
     Nasdaq National Market listing fee.........................      1,000
     Printing and engraving costs...............................    150,000
     Legal fees and expenses....................................  1,000,000
     Accounting fees and expenses...............................  1,000,000
     Directors and Officers insurance...........................    750,000
     Transfer Agent and Registrar fees..........................      5,000
     Miscellaneous expenses.....................................    129,560
                                                                 ----------
        Total................................................... $3,050,000
                                                                 ==========


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

   Article VIII of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

   Article VI of our Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Altiris if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Altiris, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

   We have entered, or intend to enter, into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Amended and Restated Bylaws, and intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

   During the last three years, we have issued unregistered securities to a limited number of persons, as described below. When we have relied on Regulation D, Rule 506 thereof or Section 4(2) of the Securities Act, the investors in unregistered securities have been accredited investors.

   1.  On August 3, 1998, we issued to Canopy a secured convertible promissory note in the principal amount of up to $2,400,000, which amount was increased by $6,000,000 on March 18, 1999. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

   2. On May 9, 2000, we issued 2,000,000 shares of Series A preferred stock to Canopy at a per share price of $4.50, or an aggregate of $9,000,000. This issuance was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof on the basis that the transaction did not involve a public offering.

   3. On May 25, 2000, we issued 111,112 shares of Series A preferred stock to Angel Partners, Inc., at a per share purchase price of $4.50, or an aggregate of $500,004. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

   4. On June 26, 2000, we issued to Canopy a secured promissory note in the principal amount of up to $2,000,000. This issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transaction did not involve a public offering.

   5. On September 25, 2000, we issued 50,000 shares of common stock to Computing Edge Corporation in connection with our acquisition of substantially all of the assets of Computing Edge Corporation. These shares were valued at $4.50 per share. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   6. On September 25, 2000, we issued 10,000 shares of common stock to Computing Edge Australasia Pty Limited in connection with our acquisition of substantially all of the assets of Computing Edge Australasia Pty Limited. These shares were valued at $4.50 per share. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   7. On September 25, 2000, we issued 558,638 shares of common stock to Computing Edge Limited in connection with our acquisition of substantially all of the assets of Computing Edge Limited. These shares were valued at $4.50 per share. These issuances were exempt from registration under the Securities Act pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   8.  On January 1, 2001, we issued to Canopy a secured convertible promissory note in the principal amount of up to $5,000,000 and a warrant to purchase 272,728 shares of common stock at a per share exercise price of $5.50. These issuances were exempt from registration under the Securities Act pursuant to
Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   9. On February 28, 2001, we issued 22,330 shares of common stock to Tekworks, Inc. in connection with our purchase of substantially all of the assets of Tekworks, Inc. These shares were valued at $5.50 per share. This issuance was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   10. On March 30, 2001, we issued 400,000 shares of common stock to Compaq as partial consideration for the purchase of certain assets of Compaq related to Compaq's Carbon Copy business. These shares were valued at $5.50 per share. This issuance was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   11. On February 21, 2002, we issued an aggregate of 2,933,333 shares of our Series B preferred stock to TCV IV, L.P., TCV IV Strategic Partners, L.P. and vSpring SBIC, L.P. at a per share price of $7.50, for net proceeds of approximately $21,400,000. These issuances were exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act.


   12. On May 2, 2002, we issued an aggregate of 258,064 shares of our Series C non-voting preferred stock to Dell Ventures L.P. at a per share price of $7.75, for net proceeds of approximately $1,900,000. This issuance was exempt from registration under Rule 506 of Regulation D promulgated under the Securities Act.



   13. Since August 1998, we have granted stock options under our 1998 Stock Option Plan and our 2002 Stock Plan an aggregate of 5,696,100 shares of common stock at a weighed average exercise price of $2.23, or an aggregate of $12,725,825. These transactions were exempt from registration under the Securities Act pursuant to Rule 701 or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

   14. Since August 1998, options to purchase 829,958 shares issued under our 1998 Stock Option Plan and 2002 Stock Plan were exercised with a weighted average exercise price of approximately $0.11 a share, or an aggregate of $88,588. These transactions were exempt from registration under the Securities Act pursuant to Rule 701 or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.


   None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits


 Exhibit
 Number                                          Description of Document
 ------                                          -----------------------
 1.1       Form of Underwriting Agreement

 3.1A**    Amended and Restated Certificate of Incorporation of Altiris, Inc. currently in effect

 3.1B**    Form of Amended and Restated Certificate of Incorporation of Altiris, Inc. to be in effect after the completion of the offering made under this Registration Statement

 3.2A*     Bylaws of Altiris, Inc. currently in effect

 3.2B**    Form of Amended and Restated Bylaws of Altiris, Inc. to be in effect after the closing of the offering made under this Registration Statement

 4.1*      Specimen Common Stock Certificate

 4.2A*     Investor Rights Agreement, dated March 30, 2001, between Compaq Computer Corporation and
           Altiris, Inc.

 4.2B**    First Amended and Restated Investors' Rights Agreement, dated as of May 2, 2002, between
           Altiris, Inc. and the Investors (as defined therein)

 4.2C**    Registration and Expenses Agreement, dated as of April 26, 2002, among Altiris, Inc., The Canopy
           Group, Inc. and Moon Shadow L.P.

 5.1**     Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**     Form of Indemnification Agreement between Altiris and each of its directors and officers

10.2A*     1998 Stock Option Plan

10.2B*     Form of Option Agreement under the 1998 Stock Option Plan

10.3A*     2002 Stock Plan

10.3B*     Form of Option Agreement under the 2002 Stock Plan

10.4A*     2002 Employee Stock Purchase Plan

10.4B*     Form of Subscription Agreement under the 2002 Employee Stock Purchase Plan

10.5A**+   License and Distribution Agreement, dated August 21, 2001, by and between Altiris, Inc. and
           Compaq Computer Corporation

10.5B**+   License and Distribution Agreement, dated November 12, 1999, by and between Altiris, Inc. and
           Compaq Computer Corporation

10.5C*+++  Amendment No. 1 to License and Distribution Agreement, dated November 12, 1999, between
           Altiris, Inc. and Compaq Computer Corporation, dated April 20, 2000

10.5D**+++ Amendment No. 1 to License and Distribution Agreement, dated November 12, 1999, between
           Altiris, Inc. and Compaq Computer Corporation, dated August 11, 2000

Exhibit
Number                                      Description of Document
------                                      -----------------------
10.5E*  Amendment No. 2 to License and Distribution Agreement, dated November 12, 1999, and Amendment
        No. 1, dated April 20, 2000, each by and between Altiris, Inc. and Compaq Computer Corporation

10.5F+  Amendment No. 3 to License and Distribution Agreement, dated November 12, 1999, and Amendments
        No. 1 and No. 2, between Altiris, Inc. and Compaq Computer Corporation, dated December 1, 2001

10.6*   Lease Agreement, dated December 31, 2001, between Canopy Properties, Inc. and Altiris, Inc.

16.1    Letter from Arthur Andersen LLP, dated May 2, 2002

21.1*   List of subsidiaries

23.1**  Consent of Independent Auditors

23.3*   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1*   Power of Attorney (see Page II-6)



--------


*  Previously filed.
** Re-filed with this amendment.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. The omitted information has been filed separately with the SEC.


++ Although Exhibit 10.5C and 10.5D are each titled Amendment No. 1 to License and Distribution Agreement, they are separate exhibits.


   (b) Financial Statement Schedules

   Schedule II--Valuation and Qualifying Accounts for the Years Ended December 31, 1999, 2000 and 2001.

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

   The undersigned hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by Altiris for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Altiris pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Altiris of expenses incurred or paid by a director, officer, or controlling person of Altiris in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, Altiris, Inc. has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lindon, State of Utah, on the 6th day of May, 2002.


                                          Altiris, Inc.


                                                /s/  STEPHEN C. ERICKSON

                                          BY: _______________________________

                                                    Stephen C. Erickson


                                             Vice President and Chief Financial
                                                          Officer



   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person on behalf of the Registrant on May 6, 2002:



               Signature                                          Title
               ---------                                          -----

   /s/  GREGORY S. BUTTERFIELD    *          President, Chief Executive Officer and Director
----------------------------------------       (Principal Executive Officer)
        Gregory S. Butterfield

       /s/  STEPHEN C. ERICKSON              Vice President and Chief Financial Officer
----------------------------------------       (Principal Financial and Accounting Officer)
          Stephen C. Erickson

          /s/  GARY B. FILLER*               Director
----------------------------------------
            Gary B. Filler

       /s/  MICHAEL J. LEVINTHAL*            Director
----------------------------------------
         Michael J. Levinthal

           /s/  JAY C. HOAG*                 Director
----------------------------------------
              Jay C. Hoag

          /s/  DARCY G. MOTT*                Director
----------------------------------------
             Darcy G. Mott

          /s/  V. ERIC ROACH*                Director
----------------------------------------
             V. Eric Roach

       /s/  RALPH J. YARRO, III*             Director
----------------------------------------
          Ralph J. Yarro, III

*BY:       /S/       STEPHEN C. ERICKSON
    ------------------------------------
          Stephen C. Erickson
           Attorney-in-Fact

                                 EXHIBIT INDEX


 Exhibit
 Number                                          Description of Document
 ------                                          -----------------------
 1.1       Form of Underwriting Agreement

 3.1A**    Amended and Restated Certificate of Incorporation of Altiris, Inc. currently in effect

 3.1B**    Form of Amended and Restated Certificate of Incorporation of Altiris, Inc. to be in effect after the completion of the offering made under this Registration Statement

 3.2A*     Bylaws of Altiris, Inc. currently in effect

 3.2B**    Form of Amended and Restated Bylaws of Altiris, Inc. to be in effect after the closing of the offering made under this Registration Statement

 4.1*      Specimen Common Stock Certificate

 4.2A*     Investor Rights Agreement, dated March 30, 2001, between Compaq Computer Corporation and
           Altiris, Inc.

 4.2B**    First Amended and Restated Investors' Rights Agreement, dated as of May 2, 2002, between
           Altiris, Inc. and the Investors (as defined therein)

 4.2C**    Registration and Expenses Agreement, dated as of August 26, 2002, among Altiris, Inc., The
           Canopy Group, Inc. and Moon Shadow L.P.

 5.1**     Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**     Form of Indemnification Agreement between Altiris and each of its directors and officers

10.2A*     1998 Stock Option Plan

10.2B*     Form of Option Agreement under the 1998 Stock Option Plan

10.3A*     2002 Stock Plan

10.3B*     Form of Option Agreement under the 2002 Stock Plan

10.4A*     2002 Employee Stock Purchase Plan

10.4B*     Form of Subscription Agreement under the 2002 Employee Stock Purchase Plan

10.5A**+   License and Distribution Agreement, dated August 21, 2001, by and between Altiris, Inc. and
           Compaq Computer Corporation

10.5B**+   License and Distribution Agreement, dated November 12, 1999, by and between Altiris, Inc. and
           Compaq Computer Corporation

10.5C**+++ Amendment No. 1 to License and Distribution Agreement, dated November 12, 1999, between
           Altiris, Inc. and Compaq Computer Corporation, dated April 20, 2000

10.5D**+++ Amendment No. 1 to License and Distribution Agreement, dated November 12, 1999, between
           Altiris, Inc. and Compaq Computer Corporation, dated August 11, 2000

10.5E*     Amendment No. 2 to License and Distribution Agreement, dated November 12, 1999, and
           Amendment No. 1, dated April 20, 2000, each by and between Altiris, Inc. and Compaq Computer
           Corporation

10.5F+     Amendment No. 3 to License and Distribution Agreement, dated November 12, 1999, and
           Amendments No. 1 and No. 2, between Altiris, Inc. and Compaq Computer Corporation, dated
           December 1, 2001

10.6*      Lease Agreement, dated December 31, 2001, between Canopy Properties, Inc. and Altiris, Inc.

16.1       Letter from Arthur Andersen LLP, dated May 2, 2002

21.1*      List of subsidiaries

23.1**     Consent of Independent Auditors

23.3*      Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

Exhibit
Number       Description of Document
------       -----------------------
 24.1*  Power of Attorney (see Page II-6)



--------


*  Previously filed.
** Re-filed with this amendment.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. This exhibit omits the information subject to this confidentiality request. The omitted information has been filed separately with the SEC.


++ Although Exhibit 10.5C and 10.5D are each titled Amendment No. 1 to License and Distribution Agreement, they are separate exhibits.